   As filed with the Securities and Exchange Commission on October 12, 2000
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                              -------------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                              -------------------
                            CAPTURA SOFTWARE, INC.
            (Exact name of Registrant as specified in its charter)
                              -------------------

             Delaware                     7372                     33-0639777
   (State or other jurisdiction    (Primary Standard            (I.R.S. Employer
       of incorporation or             Industrial             Identification No.)
          organization)           Classification Code
                                         Number)

                             6710 108th Avenue NE
                          Kirkland, Washington 98033
                                (425) 803-6000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                              -------------------
                                  Dan Vetras
                     President and Chief Executive Officer
                            Captura Software, Inc.
                             6710 108th Avenue NE
                          Kirkland, Washington 98033
                                (425) 803-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------

                                  Copies to:

      Patrick J. Schultheis                               Tracy K. Edmonson
        Robert F. Kornegay                                   Keith Benson
          Mark A. Callon                                   Gabriel G. Gregg
         Julia L. Harris                                   Latham & Watkins
 Wilson Sonsini Goodrich & Rosati                       505 Montgomery Street
     Professional Corporation                                 Suite 1900
       5300 Carillon Point                          San Francisco, California 94111
    Kirkland, Washington 98033                              (415) 391-0600
         (425) 576-5800

                              -------------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              -------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
                                                           Proposed Maximum
                 Title of Each Class of                        Aggregate        Amount of
               Securities to be Registered                 Offering Price(1) Registration Fee
---------------------------------------------------------------------------------------------
Common Stock, $0.001 par value..........................      $70,000,000        $18,480
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of computing the registration fee in accordance with Rule 457(o).

                              -------------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by US federal securities law to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the registration statement filed with the SEC relating to these securities + +has been declared effective by the SEC. This prospectus is not an offer to +
+sell these securities, and we are not soliciting offers to buy these          +
+securities in any jurisdiction where the offer or sale of these securities    +
+would not be permitted or legal.                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

Prospectus (Not Complete)
Issued October 12, 2000

                                       Shares

                        [LOGO OF CAPTURA SOFTWARE, INC.]

                                  Common Stock

                                --------------

  Captura Software, Inc. is offering shares of its common stock in an initial public offering. No public market currently exists for our common stock. We
anticipate that the initial public offering price will be between $    and $
per share. After the offering, the market price for our common stock may be outside of this range.

                                --------------

  We have applied to have our common stock listed for quotation on the Nasdaq National Market under the symbol "CPTR."

                                --------------

  Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 7.

                                --------------

                                                                 Per Share Total
                                                                 --------- -----
Offering Price..................................................   $       $
Discounts and Commissions to Underwriters.......................
Offering Proceeds to Captura Software, Inc. ....................

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Captura Software, Inc. has granted the underwriters a 30-day option to
purchase up to an additional      shares of its common stock to cover over-
allotments. The underwriters can exercise this right at any time within 30 days after the offering. Banc of America Securities LLC expects to deliver the
shares of common stock to investors on   , 2000.

Banc of America Securities LLC

                U.S. Bancorp Piper Jaffray

                                      Wit SoundView

                                                        Pacific Crest Securities

                                --------------

                                        , 2000

Outside Front Gate
------------------

There are four large headings in bold letters and all caps running down the left side of the page:

LEADING
DRIVING
INNOVATING
SOLVING

To the right of the first heading (LEADING), is text in smaller print that reads: "Captura is a leading global provider of Web-based payment processing solutions for Global 2000 companies."

To the right of the second heading (DRIVING), is text in smaller print that reads: "We are driven to make our customers more profitable and productive through reduced transaction processing costs, less employee and manager time spent on these issues, minimal paper flow and the generation of powerful business intelligence to make better, faster and more effective business decisions."

To the right of the third heading (INNOVATING), is text in smaller print that reads: "Captura's technology bridges the "last mile" of B2B payment processing, using a transaction processing engine that supports a wide range of transaction types (purchase, travel and entertainment and fleet) that are supported by multiple transaction processing vehicles."

To the right of the fourth heading (SOLVING), is text in smaller print that reads: "Captura solves a significant problem for global companies who have not had a single, integrated solution to their corporate financial systems, and have been manually processing a wide array of procurement transactions in a non-integrated way lacking the ability to capture important data and trends."

The text in the "INNOVATING" and "SOLVING" paragraphs is arced around a circle that is placed in the center-right of the page. Inside the circle is a picture of a bridge with a missing middle panel.

Under the circle on the right-hand side of the page is a company logo that reads: "Captura"

Under the logo is bold, italicized text that reads: "Captura's proven automated payment processing infrastructure lets companies and their employees focus on what they do best... grow their business and leave the transaction processing to us."

Inside Cover
------------

The page is landscape oriented with a black band running across the top of the page.

Inside the band is white text that begins with the company logo "Captura". To the right of the logo is italicized text that reads: "Our solution automates the capturing and processing of a company's financial transactions throughout the life cycle.

Under the band there are five graphic sprockets across the page from left to right. Inside each sprocket is a word in bold text. The words, from left to right, are: Capture, Validate, Reconcile, Integrate, and Analyze.

In between each sprocket is a column line dividing bulleted text that appears underneath each sprocket.

Under the sprocket containing the word "Capture" is the following bulleted text:

     .  Capture financial transactions from multiple sources
        -  Corporate Cards
        -  Single Solution Cards
        -  p-cards
        -  Paper Forms
        -  Manual Entry

     .  Aggregate all transactions in one common format and location


Under the sprocket containing the word "Validate" is the following bulleted text:

     . Ensure that all of the necessary financial information is accurate . Verify and compare information against existing ERP systems
     .  Request supplemental information from user alerts

Under the sprocket containing the word "Reconcile" is the following bulleted text:

     .  Combine purchase information with supplemental receipts
     . Compare orders with invoices; identify and handle discrepancies . Ensure adherence to company policies
     .  Route for approval when required


Under the sprocket containing the word "Integrate" is the following bulleted text:

     . Provide to ERP financials complete transactions for accurate cost accounting

     . Provide payment detail with information needed to reimburse the employee or supplier electronically

Under the sprocket containing the word "Analyze" is the following bulleted text:

     . Provide a consolidated transaction repository with complete historical buyer information
     .  Determine purchasing behavior patterns
     .  Compare booked vs. actual and purchased vs. received data

At the bottom of the page is a gray band with words in each sprocket column. From left to right, the words are: Transactions, Rules, Workflow, Data Integration, and Business Intelligence.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or any sale of the common stock.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   7
Special Note Regarding Forward-Looking Statements........................  18
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Corporate Information....................................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Selected Consolidated Financial Data.....................................  21
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  22
Business.................................................................  31
Management...............................................................  42
Certain Transactions.....................................................  52
Principal Stockholders...................................................  55
Description of Capital Stock.............................................  58
Shares Eligible for Future Sale..........................................  63
Underwriting.............................................................  65
Legal Matters............................................................  68
Experts..................................................................  68
Where You Can Find Additional Information................................  68
Index to Consolidated Financial Statements............................... F-1

                               PROSPECTUS SUMMARY

    This prospectus contains forward-looking statements that involve risk and uncertainties. Our actual results could differ materially from the results anticipated in those forward-looking statements as a result of the factors described under the heading "Risk Factors" and elsewhere in this prospectus.

    We are a leading provider of automated payment processing solutions for Global 2000 companies. Our technology platform automates the preparation, approval and processing of procurement, travel, entertainment and fleet transactions. At the core of our platform is a powerful rules-based engine that can be customized to ensure full compliance with a client's purchasing policies and that results in appropriate processing and treatment of transactions, regardless of complexity or source. Our software solution is designed to allow companies to create and modify business rules rapidly and easily, enabling companies to respond quickly to changes in corporate policies, workflow practices and user preferences. In addition, our software offers advanced reporting and analytic tools to enable our clients to make better-informed business decisions. We deliver our solution to our clients over the Internet primarily from facilities hosted by third-party providers.

    Historically, the processing of corporate procurement transactions has been characterized by complex business rules, detailed forms, manual data entry, multiple approvals, and manual reviews and audits. To date, organizations seeking to automate their payment processes have relied largely upon internally developed solutions or the limited functionality of enterprise applications, such as enterprise resource planning, or ERP, and supply-chain management software. More recently, organizations have begun to deploy procurement applications as a means of streamlining and improving the efficiency of the procurement process. These traditional solutions typically address only the front-end procurement process, such as supplier aggregation, cataloging, and requisitioning and lack the ability to effectively automate the order processing, authorization, validation, payment and reconciliation functions.

    Key benefits of our solution include:

    Compelling Value Proposition. Our solution eliminates the need for our clients to employ manual processes that are inefficient, error-prone, and time-intensive and that limit consolidated transactional reporting and analysis.

    Robust, Flexible Rules Engine. Our automated payment processing engine, developed to incorporate established best practices, allows our clients to set and enforce business rules while maintaining the flexibility to easily modify these rules to meet specific business or country requirements.

    Extensive Transactional Data Capturing Capability. Our solution supports a broad range of transaction types, including procurement, travel, entertainment and fleet, with full support for line-item detail.

    Seamless Transaction Support. Our solution has been designed to integrate with existing ERP and enterprise applications and supports a comprehensive selection of transaction sources, including corporate credit cards, procurement cards, also known as p-cards, and one-card solutions. Our solution supports both employee-paid or company-paid cards.

    Enhanced Decision-Making Capability. By capturing extensive data from company transactions, we believe our solution enables companies to negotiate more effectively with their suppliers.

    Hosted Application Services Advantages. Delivery of our solution in a third-party hosted environment provides our clients with scalable automated payment processing services that are easy to implement and quick to deploy globally.

    Support for a Broad Range of Web-Enabled Devices. Our ultra-thin HTML interface allows for full accessibility and functionability via a variety of Web-based devices.

    We currently have 50 clients, including Aetna, Booz-Allen & Hamilton, Citibank N.A./General Motors, Compaq, Ericsson UK, Ford, Hercules, MasterCard, Merrill Lynch and Shell Oil.

                                  The Offering

 Common stock offered................................                shares
 Common stock to be outstanding after this offering..                shares
 Use of proceeds..................................... We intend to use the offering proceeds for
                                                      working capital and
                                                      general corporate
                                                      purposes, including sales
                                                      and marketing, product
                                                      development and other
                                                      corporate expenses.
 Proposed Nasdaq National Market symbol.............. CPTR

    Unless otherwise indicated, all information in this prospectus reflects the number of shares of common stock outstanding on June 30, 2000, assuming:

  . the conversion of all outstanding shares of preferred stock into shares of common stock effective upon the closing of this offering, excluding the issuance of 2,218,567 shares of Series E preferred stock issued in September 2000, which will also convert into shares of common stock effective upon the closing of the offering;

  . the issuance of 65,595 shares upon the exercise of outstanding warrants that would otherwise terminate upon the closing of this offering; and

  .   no exercise of the underwriters' over-allotment option to purchase up
      to          additional shares.

    The number of shares of our common stock to be outstanding after this offering excludes:

  . 3,058,724 shares issuable upon exercise of options outstanding as of June 30, 2000 at a weighted average exercise price of $5.54 per share;

  . 3,762,948 shares issuable upon exercise of warrants that are expected to remain outstanding after this offering at a weighted average exercise price of $8.06 per share;

  . 1,523,854 shares available for future grant under our 1997 stock option plan;

  . 200,000 shares of common stock available for future issuance under our 2000 director stock option plan; and

  . 500,000 shares of common stock available for future issuance under our 2000 employee stock purchase plan.

                      Summary Consolidated Financial Data
                       (in thousands, except share data)

    The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                Six Months Ended
                                      Year Ended December 31,                       June 30,
                          ---------------------------------------------------  --------------------
                           1995      1996       1997       1998       1999       1999       2000
                          -------  ---------  ---------  ---------  ---------  ---------  ---------
Consolidated Statements
  of Operations Data:
Revenues:
 License and services...  $    --  $      13  $   1,408  $   2,093  $   3,968  $   1,778  $   1,837
 Subscription...........       --         --         --         --        262         89        369
                          -------  ---------  ---------  ---------  ---------  ---------  ---------
  Total revenues........       --         13      1,408      2,093      4,230      1,867      2,206
Gross profit............       --         13        431         69      1,133        310        468
Operating loss..........     (797)    (2,177)    (3,621)   (12,154)   (15,215)    (7,027)   (10,899)
Net loss................     (799)    (2,236)    (3,761)   (12,345)   (15,265)    (7,019)   (10,665)
Net loss applicable to
  common stockholders...     (799)    (2,236)    (3,949)   (12,261)   (18,801)    (9,095)   (12,927)
Basic and diluted net
  loss per share........  $ (1.52) $   (1.64) $   (2.51) $   (7.00) $  (10.44) $   (5.10) $   (5.08)
Weighted average number
  of shares used for
  basic and diluted per
  share amounts.........  525,285  1,363,989  1,573,092  1,751,754  1,799,979  1,782,102  2,544,755

    The pro forma column of the table below gives effect to the:

  . conversion of all outstanding shares of our preferred stock into shares of our common stock upon the closing of this offering, excluding the issuance of 2,218,567 shares of Series E preferred stock in September 2000, which converts into common stock upon the closing of this offering; and

  . issuance of 65,595 shares upon the assumed exercise of outstanding warrants that would otherwise terminate upon the closing of this offering.

    The pro forma as adjusted column also reflects the:

  .   sale in this offering of          shares of common stock, based on an
      assumed initial public offering price of $       per share and the
      application of the net proceeds therefrom.

                                                    As of June 30, 2000
                                               -------------------------------
                                                                    Pro Forma
                                                Actual   Pro Forma As Adjusted
                                               --------  --------- -----------
Consolidated Balance Sheet Data:
Cash and cash equivalents..................... $ 11,991   $11,991
Working capital...............................   10,112    10,112
Total assets..................................   19,309    19,309
Mandatorily redeemable convertible preferred
  stock.......................................   55,664        --
Mandatorily redeemable convertible preferred
  stock warrants..............................    5,280        --
Total stockholders' equity (deficit)..........  (48,381)   12,563

                                  RISK FACTORS

    An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed if any of the following risks occur. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. Additional risks not presently known to us, or that may be currently considered by us to be immaterial, may also impair our business operations.

                         Risks Related to Our Business

We have lost money in the past and expect to continue to experience operating losses for the foreseeable future. We cannot predict our future operating results with any significant degree of accuracy and cannot assure you that we will ever become profitable.

    If we do not become profitable, or if market analysts or investors do not believe that we can become profitable in the near future, the trading price of our common stock could decline, and you could lose all of your investment. We have never had a profitable quarter, and prediction of our future operating results is difficult, if not impossible. If we do not achieve or sustain profitability in the future, we may be unable to continue our operations. We incurred operating losses of $797,000 in 1995, $2.2 million in 1996, $3.6 million in 1997, $12.2 million in 1998, $15.2 million in 1999, and $10.9 million for the six months ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of $51.2 million. We cannot assure you that our revenues will grow or that we will achieve or maintain profitability in the future. In any event, we currently expect to experience operating losses for the foreseeable future. In addition, we expect that our product development, sales and marketing and administrative expenses will increase significantly in the future. Accordingly, in order to achieve and maintain profitability, we will need to significantly increase our revenues.

We have recently expanded the functionality and scope of our automated payment processing solution, which could result in an adverse effect on our business and results of operations if our expanded solution does not achieve customer acceptance or if we are not successful in selling or implementing our solution.

    Beginning in the first quarter of 2000, we expanded the functionality of our automated payment processing solution, which we call Captura Expense, to include management of corporate expenses other than travel and entertainment expenses. We now offer a solution that addresses, in addition to travel and entertainment, expenses related to corporate automobile and truck fleets, procurement and telephone calls. To date, only General Motors has completed a more comprehensive implementation of our automated payment processing solution. General Motors is currently deploying Captura Expense, through an agreement with Citicorp, to manage corporate expenditures through a single charge card carried by certain General Motors employees based in North America. Because we have a limited history marketing and selling Captura Expense in its more comprehensive implementation, we cannot assure you that it will achieve market acceptance. In addition, our implementation at General Motors included significant marketing and sales efforts by Citicorp as the corporate charge card provider. In the General Motors implementation, we act as a sub-contractor to Citicorp and do not have a direct contractual relationship with General Motors. In addition, we are continuing to develop the business rules associated with non-travel expenses and increase the functionality of the product to cover a broader array of expense types. We may encounter technical difficulties, delays, and unforeseen expenses as we continue our product development and technological integration efforts.

The market for automated payment processing solutions is newly emerging. If this market does not grow as we anticipate, our revenues and client bookings could decline.

    If automated payment processing services fail to gain widespread acceptance, our client bookings, revenues and results of operations will be harmed. Companies have historically performed the processes addressed by automated payment processing services internally. Accordingly, our future success will depend on the willingness of companies to adopt third-party applications like Captura Expense. In addition, companies that have already invested substantial resources in developing their own internal methods of dealing with these expense management issues may be reluctant to adopt a new strategy. Even if companies decide to purchase automated payment processing services, they may still choose to manage significant aspects of their payment processing internally.

Since late 1999, we have focused on providing our solution under a hosted subscription-based model rather than a traditional software license model. We may not be successful in developing, marketing and selling our solution in this manner, which would cause our revenues or client bookings to decline.

    In late 1999, we began to market Captura Expense as a subscription-based service. In light of this model and our on-going efforts to expand Captura Expense as a comprehensive automated payment processing solution, our historical business differs from our existing business and from our business as we expect it to evolve in the future. As a result, it may be difficult for you to accurately evaluate our prospects or to compare our results of operations with those of other software companies, including our competitors. We have relatively limited experience selling our solution under this subscription model, and our efforts to develop this business will require substantial management time and attention. Current license clients and prospective clients may not accept our subscription fee structure. In addition, many companies may be reluctant to use subscription services for their operations and prefer to purchase enterprise licenses and manage these functions internally. These companies may not consider subscription services for these functions in the near future, if at all. We have experienced reluctance from some prospective clients, particularly European clients, to purchase our solution on a subscription basis; in these cases, we have agreed to sell our solution on a license basis. If companies determine that our subscription solution does not provide adequate security, or is otherwise inadequate, or if for any other reason companies fail to accept our solution on a subscription basis, our business and operating results would be seriously harmed.

The strategic shift away from a software license revenue model to a subscription revenue model could have an adverse effect on our operating results and rates of revenue growth.

    Our recent shift in focus toward a subscription revenue model could have an adverse effect on our operating results and rates of revenue growth, particularly relative to software companies operating under a traditional license model. As a result, the subscription revenue model is potentially less profitable for us. Historically, we sold our solution on a perpetual license basis in exchange for an up-front license fee. In addition, our license clients typically purchase continuing maintenance services from us on an annual basis. Under the subscription revenue model, however, we will generally recognize revenue, and receive payment, ratably over the term of the client's subscription. As a result, our rates of revenue growth and operating profits, if any, may be less than those of comparable companies operating under the license model. In addition, the subscription revenue model could have an adverse effect on our cashflows and financial condition relative to those of comparable companies under the license model. If the subscription revenue model proves less attractive than a license model, financially or otherwise, it may be very difficult for us to change or refocus our business strategies quickly. If our implementation of the subscription revenue model is not successful, or if market analysts or investors do not believe that the model is attractive relative to traditional license models, our business and our stock price could decline dramatically.

    In order to achieve profitability under the subscription revenue model, we will be required to accurately predict our future expenses over the term of our subscription contracts. We expect the typical term of our subscriptions to be three years. The price of our services is fixed at the time of signing for the term of the subscription. If we experience unanticipated increases in the costs associated with servicing our subscription clients, as a result of inflation, inaccurate internal cost projections, or other factors, our operating results could be substantially harmed.

    We believe that predicting our future revenues will be difficult for market analysts, investors and our company. In particular, we do not believe that our client bookings in any specific period or over multiple periods are a reliable indicator of our future revenues or operating results. We do not have a substantial operating history with respect to our subscription model and cannot predict what percentage, if any, of contractual subscription commitments will actually result in recognized revenues. Some of our subscription contracts contain cancellation provisions, and as a result, we may recognize substantially less revenue than the aggregate value of those contracts over their terms. Clients who enter subscription contracts without cancellation provisions may nevertheless seek to terminate their contracts with us, and we may be unwilling, for business or other reasons, to sue our clients to enforce the contract terms. In addition, we will generally not be able to recognize subscription revenue under a contract until our solution has been implemented, and the implementation cycle for our solution can be long and unpredictable. In particular, we may experience problems integrating our solution with a client's existing systems or business practices, which could substantially delay the implementation or result in a cancellation or attempted cancellation of the subscription agreement.

Our revenues, client bookings and operating results are subject to significant quarterly fluctuations that may cause our stock price to decline.

  We have experienced, and expect to continue to experience, fluctuations in our client bookings, revenues and operating results on both an annual and quarterly basis. It is possible that in some future quarter our revenues, client bookings, or operating results may not meet the expectations of market analysts and investors and, as a result, the price of our common stock may fall. Historically, most software companies operating under a license model have tended to recognize their revenues during the last weeks or days of a given quarter, as customers timed their negotiations at quarter-end in an effort to improve their ability to negotiate more favorable pricing terms. Based on our subscription model, we do not expect our quarter-to-quarter revenues to be as dependent in future quarters on the completion of one or more large licensing contracts. Nevertheless, we believe market analysts will closely scrutinize our client bookings during a particular quarter in an effort to project our revenues and operating results in future periods. Accordingly, we anticipate our clients will have similar incentives to defer signing with us until the last weeks or days of a quarter. If, in a particular quarter, our revenues or our client bookings are less than market analysts or investors estimate, our stock price could decline dramatically. In addition, a shortfall in revenues in a particular period could result in our operating results being impaired, and a shortfall in client bookings could result in future revenues and operating results being impaired.

    Fluctuations in our revenues, client bookings and current or future operating results may be affected by one or more of the following:

  . our ability to retain existing clients and attract new clients at a steady rate;

  .   cancellations of existing subscription and license agreements;

  . the timing, size, and contractual terms of sales of our solution, including a delay in the timing of one or more large subscriptions;

  . an inability of our resellers or channel partners to sell our products and services;

  . the announcement and introduction of new applications and application enhancements by us or our competitors;

  . the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure;

  .   changes in our pricing policies or our competitors' pricing policies;

  .   governmental regulation;

  .   our mix of domestic and international sales; and

  .   customer budgeting cycles and changes in those budgeting cycles.

    In an effort to broaden our product offering and increase our revenues, we expect to incur significant sales and marketing, research and development, and general and administrative expenses in future periods. These current expense estimates are based, in large part, on our expectations of future revenue. Many of these expenses are fixed and cannot be quickly changed. If our revenues fall below our expectations and we are not able to quickly reduce our spending in response, our business, operating results and financial condition would be harmed.

We derive our revenues from a small number of clients and the loss of a major client could harm our business.

    The loss of a major client, or the deferral or loss of anticipated orders from a small number of prospective clients could materially and adversely impact our client bookings, revenues and operating results in any period or over several periods. We licensed our first application in 1996 and have fully implemented our solution for only a limited number of clients to date. Our subscription-based solution has been implemented with a very small number of clients, and only General Motors has implemented our solution with its most comprehensive functionality. As of September 30, 2000, we had a total of 50 clients. During 1999 and the first six months of 2000, four clients accounted for approximately 55% of our total revenues. We expect that we will continue to derive a significant portion of our revenues from a relatively small number of clients in the future.

We rely heavily on sales of our Captura Expense solution. Our revenues and client bookings will not increase and our operating results will suffer if we are unsuccessful in marketing and selling this solution.

    We currently derive substantially all of our revenue from licenses of or subscriptions for Captura Expense. We expect to continue to derive a major portion of our revenue from Captura Expense for the foreseeable future. Our future financial performance will depend in part upon the successful development, introduction or acceptance of new and enhanced versions of Captura Expense. For example, Captura Expense is designed for use only with Microsoft NT servers. We believe that it is necessary to modify this application to be compatible with UNIX-based servers in order to more cost-effectively scale our solution and to accommodate more customers per server than is currently possible. We are currently working to modify Captura Expense for use on UNIX servers. These modifications may require substantial time and expense and divert the attention of our research and development personnel from other opportunities, including further development of the functionality of Captura Expense. We may not introduce or deliver new or enhanced versions of Captura Expense, or solutions addressing new automated payment processing applications, on a timely basis or at all. For instance, our initial release of Captura Expense was delayed several months from the originally anticipated release date.

Our lengthy sales cycle could cause delays and unpredictability in client bookings and revenue growth, any of which could cause our stock price to decline.

    Our clients' planning and purchase decisions involve a significant commitment of resources and a lengthy evaluation and product qualification process. The sales cycle for our applications requires us to engage the prospective client in demonstrations, training, and negotiations that, if they result in a sale, typically require six to nine months to complete. The length of our sales cycle may be extended beyond six or nine months due to factors over which we have little or no control, including the size and complexity of the sale or implementation and the level of competition we experience. Many of our clients are large, multinational corporations, where the decision-making process can be particularly slow. In addition, because our subscription-based services are new to many companies, we may need to extend our sales cycle in order to educate those companies about this model. Delays and unpredictability in new client orders resulting from our lengthy sales cycles could result in client bookings or revenues being substantially below the expectations of market analysts or investors, which could cause a decline in our stock price. We may incur substantial sales and marketing expenses during a particular period in an effort to sign new clients. If we are unsuccessful in signing new clients, or otherwise in generating offsetting revenues during that period, our revenues and client bookings could be substantially reduced, and our operating results could be impaired.

Our reliance on third parties to deliver our automated payment processing solution and risks associated with our use of the Internet may harm our business, client bookings, revenues and operating results.

    As part of our subscription revenue model, we engage Exodus Communications, Intel Online Services and Qwest Cyber.Solutions, among others, as third-party service providers to perform many necessary services such as managing the application servers, maintaining communications equipment and managing network data centers where our software and data are stored, as well as providing client support and application maintenance. These third-party service providers may not deliver adequate support or service to our clients, which may harm our reputation and our business. Because these third-party service providers handle the installation of the computer and communications equipment and software needed for the day-to-day operations of our subscription-based application services, we are also dependent on them to manage, maintain and provide adequate security for our automated payment processing solution. We have limited experience outsourcing these services and may have difficulties managing this process. We will be required to monitor our third-party service providers to ensure that they perform these services adequately. In addition, our agreements with Exodus, Intel and Qwest are generally terminable without cause upon prior notice. If we are unable to successfully maintain our relationships with Exodus, Intel and Qwest, or if any of these companies were unable to perform critical support functions for us, we would have to find replacement third-party service providers or perform these functions ourselves. We may not successfully obtain or perform these services on a timely or cost-effective basis.

    If our clients experience any delays in response time or performance problems while using our hosted subscription-based solution, they may perceive our solution as not functioning properly or as being unreliable, causing them to use other methods to manage their expenses. If the volume of traffic on the servers housing our applications, or on the Internet as a whole, substantially increases, customers may be unable to connect to our servers, and could experience slower response times or other technical problems. Users depend on Internet service providers, telecommunications companies and the efficient operation of their computer networks and other computer equipment for access to our Internet-based application services. Many of these have experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Further, the data centers where our software and data are physically stored are susceptible to damage from fire, power loss, water damage, earthquakes, telecommunications failures, viruses, vandalism and other malicious acts, as well as similar unexpected adverse events.

Intense competition in our industry could substantially impair our business and our operating results.

    The market for our solution is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. If we are unable to compete effectively, our revenues could decline, our expenses could increase, and we could experience larger losses. Our primary source of direct competition is currently from vendors of financial and expense management software applications. We also face indirect competition from potential customers' internal development efforts and their reluctance to move away from existing manual processes. Our direct and indirect competitors include providers of expense management application software and providers of enterprise resource planning and procurement applications that include some of the functionality offered by our products, including Ariba, Concur Technologies, Extensity, Gelco, IBM, Necho, Oracle, PeopleSoft and SAP. Some major credit card companies have on occasion partnered with our competitors to provide products and services linked to their corporate cards, which include some of the benefits and features of our solution. In addition, we may face competition from smaller, entrepreneurial companies that may offer products and services that compete with our automated payment processing solution.

    Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than we do, and have significantly greater name recognition.

In addition, many of our competitors have well-established relationships with our current and potential customers as well as with systems integrators and other vendors and service providers. Most of the major enterprise software vendors have a significant installed customer base and have the opportunity to offer additional applications as components of their application suites. Further, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their applications to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of industry consolidations. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could seriously harm our business.

We have experienced significant growth in our business in recent periods and failure to manage our growth could strain our management and other resources.

    We have increased, and plan to continue to increase, the scope of our operations at a rapid rate. Future expansion efforts could be expensive and could strain our management and resources. Our operating results could suffer and our relationships with our customers could be harmed if we are unable to manage this growth effectively. Our headcount has grown substantially, increasing from 61 employees in January 1998 to 200 employees at September 30, 2000. In addition, we expect to hire a significant number of new employees in the near future. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations.

New versions and releases of our automated payment processing solution may contain errors or defects, which could seriously harm our business.

    The software applications underlying our automated payment processing solution are complex and, accordingly, may contain undetected errors or failures when first introduced or as new versions are released. If these application errors or defects are substantial, this may result in loss of, or delay in, market acceptance of our solution. We have in the past discovered software errors in our new releases and new applications after their introduction, and we may find errors in newly released applications in the future. In the event that we experience significant software errors in future releases, we could experience delays in application releases, client dissatisfaction, and lost revenues while we try to correct these errors.

If we do not establish and maintain strategic relationships with financial institutions and technology providers, our business may suffer.

    We currently have strategic technology and business relationships with MasterCard and Hewlett-Packard. If we are unable to maintain these existing strategic relationships or enter into additional strategic relationships, it may be necessary to devote substantially more resources to the development, sales and marketing of our solution. In addition, we would not receive valuable customer introductions and co-marketing benefits, and our business may suffer as a result. Due to our emphasis on strategic relationships, our success will depend in part on the ultimate success of the other parties in our relationships.

    Our existing strategic relationships do not, and any future strategic relationships may not, provide us any exclusive rights. Many of the companies with which we intend to establish strategic relationships have multiple strategic relationships, and these companies may not regard their relationships with us as significant for their own businesses, or they may reduce their commitment to us at any time in the future. Additionally, these parties may pursue other partnerships or relationships, or attempt to develop or acquire applications or services that compete with our applications or services either on their own or in collaboration with others, including our competitors. Further, our existing strategic relationships may interfere with our ability to enter into other desirable strategic relationships. Any future inability to maintain our strategic relationships or to enter into additional strategic relationships may materially harm our business, client bookings, results of operations and financial condition.

If we are unable to retain our current key personnel or hire additional key personnel, particularly in the areas of sales, engineering and application development, our ability to develop, introduce or sell our automated payment processing solution could be harmed.

    Our future performance depends on the continued service of our senior management and our development and sales and marketing personnel. The loss of the services of one or more of our key employees could seriously harm our business. Our future success also depends on our continuing ability to attract, hire, train and retain a substantial number of highly skilled managerial, technical, sales, marketing and customer support personnel. There is currently, and we expect there will continue to be, substantial competition for experienced engineering, sales and consulting personnel in the software industry. Many of the companies with which we compete for experienced personnel have greater visibility and financial and other resources than we do. Even if we can hire new personnel, new employees frequently require extensive training before they achieve desired levels of productivity. Failure to retain our key employees or to attract or retain other highly qualified personnel could have a material adverse effect on our ability to increase our revenues. In addition, it could have an adverse effect on our ability to update and improve our current technologies or develop any new technologies.

If the protection of our intellectual property is inadequate, our competitors may gain access to our technology and we may lose customers.

    If we are unable to maintain the proprietary aspects of our technology, our business may be harmed. To protect our proprietary technology, we rely primarily on a combination of contractual provisions, confidentiality procedures and trade secret, copyright and trademark laws. Trade secret and copyright law offers limited protection for our software, documentation and other written materials. Our proprietary rights may not be viable or of any value in the future because the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving. We presently have no patents or patent applications pending.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our software or to obtain and use information that we regard as proprietary. Policing unauthorized use of our application services is difficult. We cannot determine the extent to which piracy of our software applications exists and software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and we expect that it will become more difficult to monitor use of our products as we attempt to expand our international presence. Further, our competitors may independently develop similar technologies and duplicate our solutions or design around our intellectual property.

    There has been a substantial amount of litigation in the software industry and the Internet industry regarding intellectual property rights. It is possible that in the future, third parties may claim that we or our current or future applications or services infringe upon their intellectual property rights. We expect that software product developers and providers of Internet-based software applications will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause delays in our development efforts or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

If we are unsuccessful in expanding our business internationally, our client bookings, revenues and operating results could be harmed.

    In order to grow our business, increase our revenues, and improve our operating results, we believe we must expand internationally. If we expend substantial resources pursuing an international strategy and are not successful, our revenues would be less than market analysts or investors anticipate, our operating results could suffer, and our stock price could decline dramatically. Revenues from clients outside the United States were insignificant prior to 1998, represented 16.9% of total revenues in 1999, and 12.0% of total revenues for the six months ended June 30, 2000. To date, we have established international sales offices in London, Paris, and Sydney.

    International expansion will require significant management attention and financial resources, and we may not be successful expanding our international operations. In particular, we intend to establish additional international sales offices, expand our international management, sales, and support organizations, and enter into relationships with additional international application service and hosting providers. Establishing strategic relationships to host Captura Expense for our clients in Europe has proven more difficult than in North America as fewer companies currently offer such services in Europe. We are currently relying on our relationships with Intel, Exodus and Qwest, among others, to host our services in Europe. We are also working to establish a strategic hosting relationship in Australia and the Pacific Rim. Intel, Exodus and Qwest are in the process of increasing the scope of their international operations, particularly in Europe. As a result, our ability to increase our revenues in Europe and other international markets may be affected by limitations on our ability to establish local hosting relationships or the ability of our existing hosting providers to establish and staff international data centers. Even if we are successful in establishing sufficient hosting relationships, we have experienced greater reluctance by European clients, relative to clients in North America, to purchase our solution under our subscription revenue model.

    Marketing our solution overseas also requires that we develop customized applications for local markets. In particular, our ability to expand internationally will depend upon our ability to develop solutions that incorporate the tax laws and accounting practices in local markets and to develop applications that support additional currencies. Outside the major European countries, we have limited experience in developing local versions of our applications. As a result, entering each new market, particularly those in smaller European countries or in Asia, will require a significant investment of managerial, development, and administrative personnel to learn local laws and practices, to integrate those laws and practices into our business rules, and to develop local language versions of our products.

Conducting business internationally poses risks that could affect our operating results.

    Conducting business outside North America poses many risks that could adversely affect our operating results, including the following:

  . gains and losses resulting from fluctuations in currency exchange rates, for which we do not currently engage in hedging activities;

  .   longer payment cycles;

  . compliance with multiple, conflicting, and changing governmental laws and regulations, including privacy laws;

  .   export license requirements;

  . costs of customizing applications and services for foreign countries, including translating our software interface into foreign languages;

  .   greater difficulty in collecting accounts receivable;

  . tariffs, taxes, price controls, and other restrictions that impair trade;

  .   difficulties staffing and managing foreign operations; and

  .   political and economic instability.

    In the United Kingdom, we sell our products in pounds sterling, and in continental Europe and Australia, we sell our products in United States dollars. With respect to sales denominated in pounds sterling, in the event of a devaluation of the pound sterling between the time that a payment is established or due, and the time the payment is received and converted by us into United States dollars, we may suffer an exchange loss which could materially and adversely affect our results of operations. The exchange rate risk will be more pronounced under our subscription revenue model as revenue will be recognized, and payments received, over a period of several years after the original client contract is entered. In addition, to the extent we sell our products internationally in United States dollars, adverse movements in local currencies relative to the dollar, such as have recently been experienced with the Euro and local European currencies, could have an adverse effect on our ability to sell our services in markets with devalued currencies. We also incur some expenses in local currencies related to our operating activities and sales offices in foreign countries and could experience exchange losses in the future as a result of adverse currency fluctuations. To date, we have not implemented any hedging activities in order to mitigate our exchange rate risk. We intend to continue to evaluate these risks, based on the relative size of our international operations and management's analysis of the potential exchange rate risks. As a result, we may at some point in the future determine it advisable to engage in exchange rate hedging activities. We cannot ensure, however, that any such hedging activities would adequately compensate us for exchange losses we may incur.

Security breaches could diminish demand for our solution and expose us to liability.

    Our software applications may be vulnerable to break-ins, theft or other improper activity that could jeopardize the security of information for which we are responsible. Problems caused by security breaches could result in loss of or delay in client bookings, revenues, loss of market share, failure to achieve market acceptance, diversion of development resources, harm to our reputation, increased insurance costs or increased service and warranty costs. In addition, there may be privacy issues surrounding some of the information we store on our data servers, such as credit card numbers and purchasing history, and a security breach involving this type of data could be particularly damaging to our business. We currently retain highly confidential purchasing and credit card information regarding our customers and their employees in our data warehouse. Any breach of our security could result in the misappropriation of customer or customer employee confidential information and expose us to potential liability. To address those problems, we may need to expend significant capital and resources that may not have been budgeted.

Privacy regulations in Europe may restrict the use of our solution, which could harm our business.

    Our solution allows us to receive highly confidential information from our clients and their employees over the Internet. Privacy regulations in Europe may limit our ability to serve multi-national companies, which could cause us to lose customers and prevent us from expanding internationally. The European Union has adopted a directive addressing data privacy that may result in limitations on the collection, use, and transfer of information that will impact Internet users. The Directive on Data Protection, which became effective on October 25, 1998, prohibits the transmission of personal data to a country or territory outside of the European Union, such as the United States, unless that country or territory ensures an adequate level of data protection. The United States Department of Commerce and the European Commission have developed a "safe harbor" framework that will allow United States organizations to satisfy the Directive's requirements by complying with a set of principles regarding the collection, use, transfer, and protection of personal data. Compliance with these principles may limit our ability to serve multi-national companies.

We may be subject to product liability claims in the future which may harm our business.

    Because clients rely on our solution for business-critical processes, any significant defects or errors in our application services might depress future sales or result in product liability or breach of warranty claims, either of which could harm our business. It is possible that the limitation of liability provisions in our contracts may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. We have not yet experienced these types of claims, but we could in the future. Further, our errors and omissions insurance coverage may not be adequate to cover us. Merely defending a suit like this, regardless of its merits, could mean substantial expense and require the time and attention of key management personnel.

We may need to make acquisitions in order to remain competitive in our market, and our business could be adversely affected as a result of any of these future acquisitions.

    In order to remain competitive, we may find it necessary to acquire additional businesses, products or technologies. If we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition, or integrate the acquired business, products or technologies into our existing business and operations. Further, completing a potential acquisition and integrating an acquired business will cause significant diversions of management time and resources. If we consummate one or more significant acquisitions in which the consideration consists of stock or other securities, your equity interest in our Company could be significantly diluted. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, including proceeds of this offering, to consummate the acquisition. Acquisition financing may not be available on favorable terms, or at all. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would seriously harm our business.

              Risks Related to Our Common Stock and this Offering

Our stock price may be volatile, which could negatively affect your investment in our common stock.

    The market price of common stock of software and Internet-based companies has been highly volatile in recent years and you may be unable to sell your shares of common stock at or above the offering price. Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offering. We will negotiate and determine the initial public offering price with the representatives of the underwriters based on several factors. This price may vary from the market price of the common stock after the offering. The market price of the common stock may fluctuate significantly in response to many factors, including the following:

  .   demand for our solution;

  . our ability to develop, introduce, and market new products and enhancements on a timely basis;

  .   our ability to control costs;

  .   technological changes;

  .   variations in our quarterly operating results;

  .   changes in market analysts' estimates of our financial performance;

  .   changes in market valuations of similar companies;

  . announcements by us or our competitors of significant contracts, changes in pricing policies, acquisitions, strategic partnerships, joint ventures or capital commitments;

  .   loss of a major customer;

  .   additions or departures of key personnel; or

  .   fluctuations in stock market price and volume.

Sales of our common stock into the public market following this offering could cause the market price of our common stock to fall and harm our ability to raise money through sales of equity securities.

    The value of your investment in our common stock and our ability to raise money through the sale of additional equity securities could be adversely affected if our existing stockholders sell large amounts of their Captura common stock into the public market. If significant volumes of our common stock are sold into the public market, the market price of our common stock and therefore the value of your investment could fall. This could impair our ability to raise capital through the sale of additional equity securities. Based on shares outstanding as of September 30, 2000, upon completion of this offering, we will
have          shares of common stock outstanding. The holders of substantially all of our currently outstanding stock are subject to lock-up agreements providing that, with limited exceptions, they will not sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written approval of Banc of America Securities LLC. When these lock-up agreements expire, many of these shares and the shares of common stock underlying any options held by these individuals will become eligible for sale.

Investors in this offering will incur immediate, substantial dilution.

    The initial public offering price of our common stock is substantially higher than the book value per share of the outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution. In the past, we issued options and warrants to acquire capital stock at prices significantly below the initial public offering price. To the extent these outstanding options are ultimately exercised, there will be further dilution to investors in this offering. See "Dilution."

Our management will have broad discretion over the use of proceeds from this offering.

    Our management may spend the proceeds of this offering in ways with which market analysts or investors may not agree. The primary purposes of this offering are to increase the our equity capital, to create a public market for our common stock and to facilitate future access to public capital markets. We have not designated any significant portion of the anticipated net proceeds of this offering for any specific use. We cannot predict that the proceeds of this offering will be invested to yield a favorable return. See "Use of Proceeds."

We have implemented specific antitakeover provisions that could make it more difficult for a third-party to acquire us, which could prevent you from realizing a premium over the market price of our common stock in an acquisition.

    Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware and Washington law, could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our stockholders. Therefore, you may not be able to realize a premium over the market price of our common stock in an acquisition. For a detailed description of these antitakeover provisions, see "Description of Capital Stock--Antitakeover Effects of Provisions of our Amended and Restated Certificate of Incorporation and Delaware and Washington Law."

Control by our existing stockholders, officers, and directors may limit your ability to influence matters requiring stockholder approval or prevent a change of control, which could prevent you from realizing a premium in the market price of our common stock.

    Upon completion of this offering, our executive officers, directors and principal stockholders will beneficially own, in the aggregate, approximately
 % of our common stock. In addition, major stockholders such as Ford Motor Company, Donaldson Lufkin & Jenrette, Oak Investment Partners, and Merrill Lynch will each beneficially own in excess of % of our common stock. As a result, any of these stockholders acting individually, or any combination of two or more of these stockholders acting together, could exercise substantial control over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The influence and voting control of one or more of these stockholders could have the effect of delaying or preventing a third party from acquiring control of us, which could prevent you from realizing a premium in the market price of our common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. We cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

    Net proceeds from the sale of our shares of common stock at an assumed
initial offering price of $    per share are estimated to be approximately $
million. If the underwriters' over-allotment option is exercised in full, our
net proceeds will be approximately $   million.

    The principal purposes of this offering are to obtain additional working capital, to create a public market for our common stock and to facilitate future access by Captura to public equity markets. We expect to use the net proceeds for general corporate purposes, including sales and marketing, product development and other corporate expenses. Pending these uses, the net proceeds of this offering will be invested in short-term, investment grade, interest-bearing instruments.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to support the development of our business and do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account factors, such as our financial condition, operating results and current and anticipated cash needs. Our existing bank line of credit prohibits the payment of cash dividends.

                             CORPORATE INFORMATION

    Captura Software, Inc. was incorporated in Delaware in November 1994. Our principal executive office is located at 6710 108th Avenue NE, Kirkland, WA 98033, and our telephone number is (425) 803-6000. Captura is a registered trademark of Captura Software, Inc. Every other trademark, tradename or service mark of any other company appearing in this prospectus belongs to its respective holder.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 2000:

  .   on an actual basis;

  . on a pro forma basis giving effect to (i) the conversion of all outstanding shares of preferred stock into common stock, excluding the issuance of 2,218,567 shares of Series E preferred stock in September 2000, which will also convert into common stock upon the closing of this offering; (ii) the issuance of 65,595 shares upon the assumed exercise of outstanding warrants that otherwise terminate upon the closing of this offering; and (iii) the reversal of cumulative preferred stock dividends; and

  .   on a pro forma as adjusted basis giving effect to the sale in this
      offering of              shares of common stock at an assumed initial
      public offering price of $         per share, less underwriting
      discounts and commissions and estimated offering expenses payable by Captura.

    This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                      As of June 30, 2000
                                                 --------------------------------
                                                  (in thousands, except share
                                                             data)
                                                                       Pro Forma
                                                  Actual   Pro Forma  As Adjusted
                                                 --------  ---------  -----------
Long term obligations..........................  $    878  $    878      $
Mandatorily redeemable convertible preferred
  stock
 Authorized 11,903,879 shares, issued and
   outstanding 9,745,503 shares; none pro forma
   or pro forma as adjusted....................    55,664       --
Mandatorily redeemable convertible preferred
  stock warrants...............................     5,280       --
 Stockholders' equity (deficit):
  Common stock, $.001 par value; 40,000,000
    shares authorized, 2,677,802 shares issued
    and outstanding; 12,488,900 shares issued
    and outstanding--pro forma;         shares
    issued and outstanding--pro forma as
    adjusted...................................         3        12
Additional paid in capital.....................     6,281    61,936
Note receivable from stockholders..............      (971)     (971)
Unearned stock-based compensation..............    (2,439)   (2,439)
Accumulated other comprehensive loss...........       (67)      (67)
Accumulated deficit............................   (51,188)  (45,908)
                                                 --------  --------      -----
 Total stockholders' equity (deficit)..........   (48,381)   12,563
                                                 --------  --------      -----
  Total capitalization.........................  $ 13,441  $ 13,441      $
                                                 ========  ========      =====

    This table excludes the following shares:

  . 3,058,724 shares issuable upon exercise of options outstanding as of June 30, 2000 at a weighted average exercise price of $5.54 per share;

  . 3,762,948 shares issuable upon exercise of warrants that are expected to remain outstanding after this offering at a weighted average exercise price of $8.06 per share;

  . 1,523,854 shares available for future grant under our 1997 stock option plan;

  . 200,000 shares of common stock available for issuance under our 2000 director stock option plan; and

  . 500,000 shares of common stock available for issuance under our 2000 employee stock purchase plan.

                                    DILUTION

    Our net tangible book value as of June 30, 2000 was $12.5 million or $1.00 per share of common stock. The net tangible book value per share of common stock is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding on the date as of which such book value is determined, giving effect to the conversion of all outstanding shares of preferred stock and the issuance of 65,595 shares upon the assumed exercise of outstanding warrants that otherwise terminate upon the closing of this offering. After giving effect to receipt of net proceeds from the sale of
the          shares of common stock in this offering, assuming an initial
public offering price of $     per share and after deducting the estimated
underwriting discounts and commissions and offering expenses, payable by us, our adjusted net tangible book value as of June 30, 2000 would have been $
million, or $     per share. This represents an immediate increase in net
tangible book value of $     per share to existing stockholders and an
immediate dilution of $    per share to new investors purchasing shares at the
initial public offering price. Dilution is defined as the reduction in the proportion of income, or earnings per share, to which each share is entitled due to additional shares being issued. The following table illustrates the per share dilution:

Assumed initial public offering price per share.....................       $
 Net tangible book value per share as of June 30, 2000.............. $1.00
 Increase per share attributable to new investors...................
                                                                     -----
Adjusted net tangible book value per share after this offering......
                                                                           -----
Dilution per share to new investors.................................       $
                                                                           =====

    The following table sets forth as of June 30, 2000, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing shareholders and by the investors purchasing shares of common stock in this offering (before deducting the estimated underwriting discounts and commissions and offering expenses payable by us):

                                                                        Average
                                 Shares Purchased  Total Consideration   Price
                                ------------------ ------------------- Per Share
                                  Number   Percent   Amount    Percent ---------
Existing stockholders.........  12,488,900         $59,571,330           $4.77
New investors.................
                                ----------   ---   -----------   ---
  Total.......................               100%                100%
                                ==========   ===   ===========   ===

    This table excludes the following:

  . 3,058,724 shares issuable upon exercise of options outstanding as of June 30, 2000 at a weighted average exercise price of $5.54 per share;

  . 3,762,948 shares issuable upon exercise of warrants that are expected to remain outstanding after this offering at a weighted average exercise price of $8.06 per share;

  . 1,523,854 shares of common stock available for future grant under our 1997 stock option plan;

  . 200,000 shares of common stock available for issuance under our 2000 director stock option plan;

  . 500,000 shares of common stock available for issuance under our 2000 employee stock purchase plan; and

  .   2,218,567 shares of Series E preferred stock issued in September 2000.

    To the extent that any shares are issued upon exercise of options or warrants that were outstanding on June 30, 2000, or granted after that date, or reserved for future issuance under our stock plans, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                       (in thousands, except share data)

    The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1995, 1996, 1997, 1998 and 1999, are derived from our consolidated financial statements. The 1997, 1998 and 1999 annual consolidated financial statements have been audited by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this prospectus. The consolidated financial data for the year ended December 31, 1996 are derived from our audited financial statements not included in this prospectus. The consolidated financial data for the year ended December 31, 1995 and for the six months ended June 30, 1999 and 2000 have not been audited.

    We believe we have prepared the unaudited consolidated financial statements on a basis consistent with our audited consolidated financial statements which appear elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of the financial position and results of operations as of such periods and for such dates. The historical results do not necessarily indicate the results you should expect in any future period.

                                                                                                   Six Months Ended
                                                         Year Ended December 31,                       June 30,
                                             ---------------------------------------------------  --------------------
                                              1995      1996       1997       1998       1999       1999       2000
                                             -------  ---------  ---------  ---------  ---------  ---------  ---------
Consolidated Statements of Operations Data:
Revenues:
 License and services.....                   $    --  $      13  $   1,408  $   2,093  $   3,968  $   1,778  $   1,837
 Subscription.............                        --         --         --         --        262         89        369
                                             -------  ---------  ---------  ---------  ---------  ---------  ---------
  Total revenues..........                        --         13      1,408      2,093      4,230      1,867      2,206
Cost of revenues..........                        --         --        977      2,024      3,096      1,557      1,737
                                             -------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit..............                        --         13        431         69      1,133        310        468
Operating expenses:
 Sales and marketing......                        17         45      1,230      4,445      6,155      2,828      4,332
 Research and
   development............                       584      1,466      1,546      4,528      6,133      2,876      3,093
 General and
   administrative.........                       196        678      1,185      3,205      3,442      1,611      2,621
 Noncash stock-based
   compensation...........                        --         --         91         46        617         23      1,320
                                             -------  ---------  ---------  ---------  ---------  ---------  ---------
  Total operating
    expenses..............                       797      2,189      4,052     12,223     16,348      7,337     11,367
                                             -------  ---------  ---------  ---------  ---------  ---------  ---------
Operating loss............                      (797)    (2,177)    (3,621)   (12,154)   (15,215)    (7,027)   (10,899)
Other income (expense),
  net.....................                        (2)       (59)      (140)      (191)       (50)         9        233
                                             -------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss..................                      (799)    (2,236)    (3,761)   (12,345)   (15,265)    (7,019)   (10,665)
Convertible preferred
  stock dividends and
  accretion...............                        --         --       (188)        84     (3,535)    (2,076)    (2,262)
                                             -------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss applicable to
  common stockholders.....                   $  (799) $  (2,236) $  (3,949) $ (12,261) $ (18,801) $  (9,095) $ (12,927)
                                             =======  =========  =========  =========  =========  =========  =========
Basic and diluted net loss
  per common share........                   $ (1.52) $   (1.64) $   (2.51) $   (7.00) $  (10.44) $   (5.10) $   (5.08)
                                             =======  =========  =========  =========  =========  =========  =========
Weighted average number of
  shares used for basic
  and diluted per share
  amounts.................                   525,285  1,363,989  1,573,092  1,751,754  1,799,979  1,782,102  2,544,755

                                   As of December 31,
                         -------------------------------------------  June 30,
                         1995    1996     1997      1998      1999      2000
                         -----  -------  -------  --------  --------  --------
Consolidated Balance
  Sheet Data:
Cash and cash
  equivalents........... $  12  $     3  $ 4,437  $    135  $  2,602  $ 11,991
Working capital
  (deficiency)..........  (342)  (2,222)   3,235    (5,245)      180    10,112
Total assets............   138      246    5,727     2,912     7,668    19,309
Long-term obligations,
  net of current
  portion...............    --      106      292       842       980       878
Mandatorily redeemable
  convertible preferred
  stock.................    --       --    9,236    13,122    35,504    55,664
Mandatorily redeemable
  convertible preferred
  stock warrants........    --       --      168       266     2,459     5,280
Total stockholders'
  deficit...............  (216)  (2,091)  (5,608)  (17,805)  (36,430)  (48,381)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes. These financial statements and notes are included as part of this prospectus beginning at page F-1. This discussion and analysis contains forward-looking statements concerning future events that involve risks and uncertainties. Our actual results could differ materially from the descriptions contained in these forward looking statements as a result of a number of factors. In particular, you should carefully review the factors set forth under "Risk Factors" beginning on page 7.

Overview

    Captura was incorporated in November 1994 to develop and market software solutions for managing company expenses. Until March 1997, we focused on designing and developing our products and building our corporate infrastructure and in March 1997, we introduced our first commercially available product, an enterprise software solution for managing travel and entertainment expenses.

    In light of developing trends in the application software market, particularly the emergence of hosted applications as an alternative to internal network-based software solutions, we refocused our strategy in early 1999 to develop solutions on a hosted basis. In addition, we expanded our product offerings to include management of business expenses beyond travel and entertainment. In September 1999, we introduced Captura Expense, a Web-based automated payment processing solution for procurement, travel, entertainment and fleet transaction processing.

    We derive our revenues from licensing our solution or from subscriptions for hosting our solution as well as from providing related support services. Substantially all of our revenues for periods prior to this year were derived from licensing an enterprise software solution and providing related services and maintenance. We believe that a substantial majority of future deployments of our products and services will be completed on a subscription basis, under which clients subscribe to our application and infrastructure support services for a fixed term. For the year ended December 31, 1999 and the six months ended June 30, 2000, 6.2% and 16.7% of our total revenues related to subscription fees.

    Because we have refocused our marketing and sales efforts toward our subscription services, we believe subscription fees will represent an increasing percentage of our total revenues. For the six months ended June 30, 2000, our non-cancellable subscription client bookings totalled approximately $1.5 million. Our "subscription client bookings" refer to the aggregate value of the monthly subscription fees our clients have agreed to pay over the term of their subscription agreement. Some of our subscription agreements permit the client to cancel at any time, subject to payment of certain penalties. We do not have a substantial operating history with respect to our subscription service and cannot predict what percentage, if any, of contractual subscription commitments will actually result in recognized revenues. Accordingly, we do not believe that our subscription client bookings or non-cancellable subscription client bookings are a reliable indicator of our future revenues or operating results.

    We recognize revenues in accordance with accounting principles generally accepted in the United States of America. Software license and related implementation revenues are recognized using percentage-of-completion method because we provide significant customization during initial product implementation. Percentage of completion is measured based on the number of labor hours actually incurred relative to total estimated labor hours required for implementation. Other professional service revenues are recognized as the services are provided. Maintenance revenues are deferred and recognized ratably over the maintenance period.

    Beginning in the second quarter of 1999, we introduced our subscription-based automated payment processing services. Revenues related to these services are recognized ratably over the terms of the agreements, typically three years. Payments received in advance of permitted revenue recognition are recorded as deferred revenues. Deferred revenues consist of prepayments of license, subscription and implementation contracts and on-going maintenance agreements.

    Sales to customers outside the United States represented 2.0% and 16.9% of our revenues in 1998 and 1999, and 12.0% of our revenues in the six months ended June 30, 2000. Our international revenues to date have been principally denominated in U.S. dollars with the remainder in pounds sterling, and we have not engaged in any currency hedging activities. As we expand our international operations, we expect that our exposure to international currency fluctuations will increase, and we may in the future determine that our risk exposure requires us to engage in hedging transactions.

    Total cost of revenues consists of compensation and related overhead costs for personnel engaged in consulting, maintenance and support services for our clients. It also includes amounts paid to third parties for contract professional services as well as for hardware and data center facilities. Under our new subscription model, we incur a significant portion of the cost in the earlier portion of the subscription term. However, because related revenues are recognized ratably over the entire subscription term, during the transition period to this new model we expect our gross margins will be lower.

    Operating expenses include sales and marketing, research and development, general and administrative and charges for noncash stock-based compensation. Sales and marketing expenses consist primarily of salaries and commissions and related costs for sales and marketing personnel, advertising, trade show costs, public relations and marketing program costs. Research and development expenses consist primarily of compensation and related personnel costs and fees associated with employees and contractors. General and administrative expenses consist primarily of compensation and related costs for our executive, finance and administrative personnel and other related expenses.

    We have granted stock options to our officers and employees, including members of the board of directors, at prices subsequently deemed to be below fair value of the underlying stock. Options granted to employees typically vest over a four year period. Noncash stock-based compensation is recognized ratably on a straight-line basis over the vesting period and has been determined as the difference between the subsequently deemed fair value on the date the option was granted and the applicable exercise price. When we issue options or warrants to non-employees, we record an expense over the vesting period based on the fair value of the option or warrant.

    The basic and diluted loss per share includes the effects of dividends accrued on our preferred stock. In 1997, the dividends on our preferred stock accrued to the preferred stockholders; however, in 1998, these dividends were made noncumulative and were reversed. In 1999, these dividends were again made cumulative from the original date of issue and accrued to the preferred stockholders. Our loss per share was also impacted by the accretion of a discount to the mandatorily redeemable preferred stock. This discount was created at issuance by the allocation of proceeds for warrants and issuance costs.

Results of Operations

    The following table sets forth, for the periods indicated, certain consolidated statements of operations data as well as such data expressed as a percentage of our total revenues for the periods presented:

                                    Year Ended December 31,                        Six Months Ended June 30,
                         -----------------------------------------------------   ----------------------------------
                              1997              1998               1999               1999              2000
                         ---------------   ----------------   ----------------   ---------------   ----------------
Revenues:
 License and services..  $ 1,408   100.0 % $  2,093   100.0 % $  3,968    93.8 % $ 1,778    95.2 % $  1,837    83.3 %
 Subscription..........      --      --         --      --         262     6.2        89     4.8        369    16.7
                         -------  ------   --------  ------   --------  ------   -------  ------   --------  ------
  Total revenues.......    1,408   100.0      2,093   100.0      4,230   100.0     1,867   100.0      2,206   100.0
Cost of revenues.......      977    69.4      2,024    96.7      3,096    73.2     1,557    83.4      1,737    78.8
                         -------  ------   --------  ------   --------  ------   -------  ------   --------  ------
Gross profit...........      431    30.6         69     3.3      1,133    26.8       310    16.6        468    21.2
Operating expenses:
 Sales and marketing...    1,230    87.4      4,445   212.4      6,155   145.5     2,828   151.4      4,332   196.4
 Research and
   development.........    1,546   109.8      4,528   216.4      6,133   145.0     2,876   154.0      3,093   140.3
 General and
   administrative......    1,185    84.2      3,205   153.1      3,442    81.4     1,611    86.2      2,621   118.8
 Noncash stock-based
   compensation........       91     6.4         46     2.2        617    14.6        23     1.2      1,320    59.9
                         -------  ------   --------  ------   --------  ------   -------  ------   --------  ------
  Total operating
    expenses...........    4,052   287.8     12,223   584.1     16,348   386.5     7,337   392.9     11,367   515.4
                         -------  ------   --------  ------   --------  ------   -------  ------   --------  ------
Operating loss.........   (3,621) (257.2)   (12,154) (580.8)   (15,215) (359.7)   (7,027) (376.3)   (10,899) (494.1)
Other income (expense),
  net..................     (140)   (9.9)      (191)   (9.1)       (50)   (1.2)        9     0.5        233    10.6
                         -------  ------   --------  ------   --------  ------   -------  ------   --------  ------
Net loss...............  $(3,761) (267.2)% $(12,345) (589.9)% $(15,265) (360.9)% $(7,019) (375.9)% $(10,665) (483.6)%
                         =======  ======   ========  ======   ========  ======   =======  ======   ========  ======

Six months ended June 30, 1999 and 2000

 Revenues

    Total Revenues. Total revenues increased 18.1% from $1.9 million for the six months ended June 30, 1999 to $2.2 million in the six months ended June 30, 2000. The modest growth in revenues during the six months ended June 30, 2000 reflects our transition to a business model that emphasizes delivering our solution on a subscription basis. Relative to our historical revenues recognized under a license model, adoption of our subscription model may result in less rapid revenue growth because revenues are recognized ratably over the term of the agreement, typically three years.

    License and Services. Our license and services revenues were $1.8 million for each of the six months ended June 30, 1999 and 2000. These revenues remained flat as we began to generate revenue from our subscription services.

    Subscription. Our subscription revenues were $89,000 and $369,000, for the six months ended June 30, 1999 and 2000, representing an increase of 312.4%. This increase was attributable to the growth in sales of our subscription services. We expect that, as a percentage of total revenues, subscription revenues will continue to increase in future periods.

 Cost of Revenues

    Total Cost of Revenues. Total cost of revenues increased 11.5% from $1.6 million for the six months ended June 30, 1999 to $1.7 million for the six months ended June 30, 2000. As a percentage of revenues, cost of revenues were 83.4% and 78.8% for the six months ended June 30, 1999 and 2000. The increase in cost of revenues was primarily due to the addition of more experienced personnel at higher levels of compensation in order to support anticipated sales growth.

 Operating Expenses

    Sales and Marketing. Sales and marketing expenses increased 53.2% from $2.8 million for the six months ended June 30, 1999 to $4.3 million for the six months ended June 30, 2000. As a percentage of revenues for the six months ended June 30, 1999 and 2000, sales and marketing expenses increased from 151.4% to 196.4%. The increase was primarily attributable to increased compensation, commissions and other related costs associated with hiring additional sales representatives, management and marketing personnel, as well as increased spending on marketing programs. We expect that sales and marketing expenses will continue to increase in future periods as we expand our domestic and international sales force and marketing efforts.

    Research and Development. Research and development expenses increased 7.6% from $2.9 million for the six months ended June 30, 1999 to $3.1 million for the six months ended June 30, 2000. As a percentage of revenues for the six months ended June 30, 1999 and 2000, research and development expenses decreased from 154.0% to 140.3%. The absolute dollar increase was primarily due to the addition of research and development personnel coupled with increasing consulting services as we continued to develop new products and new versions of existing products, including the next release of Captura Expense version 4.15, and the adoption and support for the wireless access protocol specification to extend the benefits of our solution to a wide range of wireless devices. We expect that research and development expenses will continue to increase as we make additional investments in our technology and products.

    General and Administrative. General and administrative expenses increased 62.8% from $1.6 million for the six months ended June 30, 1999 to $2.6 million for the six months ended June 30, 2000. As a percentage of revenues for the six months ended June 30, 1999 and 2000, general and administrative expenses increased from 86.2% to 118.8%. The increases were primarily attributable to hiring additional administrative and financial personnel as well as incurring additional general expenses, such as consulting and professional services fees. We expect that general and administrative expenses will continue to increase as we expand our operations and incur the typical incremental costs of a public company.

    Noncash Stock-Based Compensation. Noncash stock-based compensation increased 5,629.5% from $23,000 for the six months ended June 30, 1999 to $1.3 million for the six months ended June 30, 2000. The increase was primarily due to an expense of $909,000 recognized for warrants issued to clients based on meeting certain performance criteria. We have recorded amounts in stockholders' equity of $87,000 and $2.4 million as of June 30, 1999 and 2000, which will be expensed as services are performed. These amounts reflect the cumulative difference between the fair value of the underlying stock at the date the options were granted and their exercise prices. Our results from operations will include annual amortization related to these amounts of at least $600,000 through 2003.

    Interest and Other Income, Net. Net interest income increased from $9,000 for the six months ended June 30, 1999 to $233,000 for the six months ended June 30, 2000. Net interest income for the six months ended June 30, 2000 resulted primarily from the interest generated from funds raised in our February 2000 preferred stock financing, partially offset by interest expense from our subordinated line of credit and capital equipment loans and leases.

Fiscal Years 1997, 1998 and 1999

 Revenues

    Total Revenues. Total revenues were $1.4 million, $2.1 million and $4.2 million in fiscal 1997, 1998 and 1999, increasing 48.7% from 1997 to 1998 and 102.1% from 1998 to 1999. These increases were due to the increased sales of our automated payment processing solution.

    License and Services. Our license and services revenues were $1.4 million, $2.1 million and $4.0 million in fiscal 1997, 1998 and 1999, increasing 48.7% from 1997 to 1998 and 89.6% from 1998 to 1999. These increases were due to the increased market awareness of our solution and the implementation and consulting fees associated with new client installations.

    Subscription. Subscription revenue was $262,000 in 1999. This revenue was due to the introduction of our subscription-based automated payment processing solution in the second quarter of 1999.

 Cost of Revenues

    Total Cost of Revenues. Total cost of revenues was $977,000, $2.0 million and $3.1 million in fiscal 1997, 1998 and 1999, increasing 107.1% from 1997 to 1998 and 53.0% from 1998 to 1999. These increases were primarily due to the addition of personnel to our professional services organization which increased from 16 at December 31, 1997 to 28 at December 31, 1999 in order to support anticipated sales growth.

 Operating Expenses

    Sales and Marketing. Sales and marketing expenses were $1.2 million, $4.4 million and $6.2 million in fiscal 1997, 1998 and 1999, increasing 261.4% from 1997 to 1998 and 38.5% from 1998 to 1999. These increases were primarily attributable to increased compensation, commissions and other related costs associated with hiring additional sales representatives, management and marketing personnel, as well as increased spending on marketing programs. We increased the number of sales and marketing employees from 17 at December 31, 1997 to 42 at December 31, 1999.

    Research and Development. Research and development expenses were $1.5 million, $4.5 million and $6.1 million in fiscal 1997, 1998 and 1999, increasing 192.9% from 1997 to 1998 and 35.5% from 1998 to 1999. These increases were primarily due to the addition of personnel to our research and development organization coupled with increasing consulting services as we continued to develop new products and new versions of existing products. We increased the number of research and development employees from 25 at December 31, 1997 to 54 at December 31, 1999.

    General and Administrative. General and administrative expenses were $1.2 million, $3.2 million and $3.4 million in fiscal 1997, 1998 and 1999, increasing 170.3% from 1997 to 1998 and 7.4% from 1998 to 1999. The increases were primarily attributable to hiring additional executive and financial personnel as well as incurring additional general expenses, such as consulting and professional services fees. We increased the number of general and administrative employees from 6 at December 31, 1997 to 18 at December 31, 1999.

    Noncash Stock-Based Compensation. Noncash stock-based compensation was $91,000, $46,000 and $617,000 in fiscal 1997, 1998 and 1999, decreasing 49.1%
from 1997 to 1998 and increasing 1,240.5% from 1998 to 1999. These increases were primarily due to a greater difference between the fair value of the common stock at the date the options were granted and their exercise price. In addition, in 1999, some existing awards to employees were modified resulting in new measurement dates and additional expense recognition.

    Other Income, Net. Net other income was $140,000, $191,000 and $50,000 for fiscal 1997, 1998 and 1999. The nominal net interest income for the year ended December 31, 1999 resulted primarily from the interest expense incurred on our subordinated line of credit and capital equipment loans and leases partially offset by interest income generated from funds raised in our February 1999 preferred stock financing. Interest expense for the years ended December 31, 1998 and 1997 primarily resulted from these same debt facilities.

    Income Taxes. Since inception, we have incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit. As of December 31, 1999, we had net operating loss carryforwards of approximately $33.2 million for federal and state income tax purposes. The federal and state net operating loss carryforwards, if not utilized, expire during the years 2009 through 2018. We also have research and development credit carryforwards of approximately $804,000 as of December 31, 1999 for federal and state tax purposes. Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a change in our ownership, as defined in Section 382 of the Internal Revenue Code. See Note 11 of Notes to Consolidated Financial Statements for additional information regarding these carryforwards.

    We have placed a valuation allowance against our net deferred tax assets due to the uncertainty of the realization of these assets. The allowance totaled $12.4 million and $15.9 million at December 31, 1999 and June 30, 2000, resulting in no net deferred asset. We evaluate on a quarterly basis the recoverability of net deferred tax assets and the amounts of the valuation allowance. When we have determined that it is more likely than not that the net deferred tax assets are realizable, we will reduce the valuation allowance.

Quarterly Results of Operations

    The following table sets forth unaudited quarterly results of operations data for the eight quarters ended June 30, 2000, as well as such data expressed as a percentage of our total revenues for the periods presented. This information in the table below should be read in conjunction with our annual audited consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared this information on the same basis as our audited consolidated financial statements and the information includes all necessary adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented in accordance with accounting principles generally accepted in the United States of America. Our quarterly operating results have varied substantially in the past and may vary substantially in the future. You should not draw any conclusions about our future results for any period from the results of operations for any particular quarter.

                                                      Three Months Ended
                          -------------------------------------------------------------------------------------
                          Sept. 30,  Dec. 31,   March 31,  June 30,   Sept. 30,  Dec. 31,   March 31,  June 30,
                            1998       1998       1999       1999       1999       1999       2000       2000
                          ---------  --------   ---------  --------   ---------  --------   ---------  --------
                                                        (in thousands)
Revenues:
 License and services...   $   535   $   527     $ 1,094   $   684     $   835   $ 1,355     $   902   $   935
 Subscription...........       --        --          --         89         108        65         139       230
                           -------   -------     -------   -------     -------   -------     -------   -------
   Total revenues.......       535       527       1,094       773         943     1,420       1,041     1,165
Cost of revenues........       860       630         791       766         803       736         763       975
                           -------   -------     -------   -------     -------   -------     -------   -------
Gross profit (loss).....      (325)     (103)        303         7         140       684         278       190
Operating expenses:
 Sales and marketing....     1,355     1,732       1,333     1,495       1,615     1,712       1,890     2,442
 Research and
   development..........     1,370     1,255       1,400     1,475       1,644     1,614       1,510     1,584
 General and
   administrative.......       805     1,229         761       849         862       970       1,421     1,200
 Noncash stock-based
   compensation.........        11        11          12        12          12       583         796       524
                           -------   -------     -------   -------     -------   -------     -------   -------
   Total operating
     expenses...........     3,541     4,227       3,506     3,831       4,133     4,879       5,617     5,750
                           -------   -------     -------   -------     -------   -------     -------   -------
Operating loss..........    (3,866)   (4,330)     (3,203)   (3,824)     (3,993)   (4,195)     (5,339)   (5,560)
                           -------   -------     -------   -------     -------   -------     -------   -------
Other income (expense),
  net...................       (60)      (92)        (56)       65          12       (71)         69       165
                           -------   -------     -------   -------     -------   -------     -------   -------
Net loss................   $(3,926)  $(4,422)    $(3,259)  $(3,759)    $(3,981)  $(4,266)    $(5,270)  $(5,395)
                           =======   =======     =======   =======     =======   =======     =======   =======
                                     As a Percentage of Total Revenues Three Months Ended
                          -------------------------------------------------------------------------------------
                          Sept. 30,  Dec. 31,   March 31,  June 30,   Sept. 30,  Dec. 31,   March 31,  June 30,
                            1998       1998       1999       1999       1999       1999       2000       2000
                          ---------  --------   ---------  --------   ---------  --------   ---------  --------
Revenues:
 License and services...     100.0 %   100.0 %     100.0 %    88.4 %      88.6 %    95.4 %      86.7 %    80.3 %
 Subscription...........       --        --          --       11.6        11.4       4.6        13.3      19.7
                           -------   -------     -------   -------     -------   -------     -------   -------
   Total revenues.......     100.0     100.0       100.0     100.0       100.0     100.0       100.0     100.0
Cost of revenues........     160.7     119.6        72.3      99.1        85.1      51.8        73.3      83.6
                           -------   -------     -------   -------     -------   -------     -------   -------
Gross profit (loss).....     (60.7)    (19.6)       27.7       0.9        14.9      48.2        26.7      16.4
                           -------   -------     -------   -------     -------   -------     -------   -------
Operating expenses:
 Sales and marketing....     253.3     328.5       121.8     193.4       171.2     120.7       181.6     209.7
 Research and
   development..........     256.0     238.0       128.0     190.9       174.3     113.7       145.1     136.0
 General and
   administrative.......     150.4     233.1        69.6     109.8        91.3      68.4       136.5     103.1
 Noncash stock-based
   compensation.........       2.2       2.2         1.1       1.5         1.2      41.1        76.5      45.0
                           -------   -------     -------   -------     -------   -------     -------   -------
   Total operating
     expenses...........     661.8     801.8       320.4     495.6       438.0     343.8       539.6     493.7
                           -------   -------     -------   -------     -------   -------     -------   -------
Operating loss..........    (722.4)   (821.4)     (292.7)   (494.7)     (423.2)   (295.7)     (513.0)   (477.3)
                           -------   -------     -------   -------     -------   -------     -------   -------
Other income (expense),
  net...................     (11.2)    (17.4)       (5.2)      8.4         1.3      (5.0)        6.5      14.2
                           -------   -------     -------   -------     -------   -------     -------   -------
Net loss................    (733.6)%  (838.8)%    (297.9)%  (486.3)%    (421.9)%  (300.7)%    (506.4)%  (463.1) %
                           =======   =======     =======   =======     =======   =======     =======   =======

    Total Revenues. Total revenues declined for the three months ended June 30, 1999 as customer implementations were delayed in anticipation of the release of Captura Expense 4.0, our Web-based service. Additionally, total revenues declined for the three months ended March 31, 2000 as a result of a delay in our sales cycle as we introduced our subscription-based model. We have experienced fluctuations in revenues and may experience this in the future as we continue to migrate from a license model to a subscription model.

    Sales and Marketing. Sales and marketing expenses increased for the three months ended March 31, 1998. These increases were due to one-time promotional and advertising expenses incurred during the period.

    Research and Development. Research and development expenses increased for the three months ended September 30, 1999 and December 31, 1999 due to increased contract development and professional services incurred during the periods.

    General and Administrative. General and administrative expenses increased in the three months ended December 31, 1998 and in the three months ended March 31, 2000 due to increased professional services and consulting fees incurred during the period.

    Noncash Stock-Based Compensation. Noncash stock-based compensation increased as a percentage of total revenues beginning with the three months ended December 31, 1999. These increases were primarily due to expense of $504,000 and $148,000 recognized for the three months ended December 31, 1999 and March 31, 2000, respectively, as vesting on certain existing awards was accelerated for employees upon termination resulting in new measurement dates. In addition, we recognized expense of $545,000 and $363,000 for the three months ended March 31, 2000 and June 30, 2000, respectively, for warrants to purchase Series E preferred stock issued to customers based on meeting certain performance criteria.

    Our quarterly and annual revenue, expenses, and operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are beyond our control. Because of these fluctuations, we believe that period-to-period comparisons are not a good indication of our future financial performance. You should not rely on quarter-to-quarter comparisons of our results of operations because, among other factors, we have a limited operating history and face numerous business risks associated with our transition to a subscription-based business model. In addition, the market for automated payment processing solutions is still new and evolving, and our quarterly and annual revenues and operating results will depend on a relatively small number of new and existing clients. These risks, as well as additional risks associated with our business, are described under the caption "Risk Factors" beginning on page 7. We encourage you to review these factors carefully. If in some future period, our operating results are below the expectations of public market analysts and investors, the price of our common stock could decline substantially.

Liquidity and Capital Resources

    Since inception, we have financed our operations and funded our capital expenditures through the private sale of equity securities, supplemented by loan facilities and equipment leases. Aggregate net proceeds as of June 30, 2000 from the issuance of preferred stock total $54.0 million. As of June 30, 2000, we had $12.0 million in cash and cash equivalents and $10.1 million in working capital. In September 2000, we received an additional $20.6 million through the issuance of Series E preferred stock and warrants.

    Net cash used in operating activities for the six months ended June 30, 1999 and 2000 was $8.0 million, which was comprised of a net loss of $7.0 million and other working capital changes, and $10.2 million, which was comprised of a net loss of $10.7 million and other working capital changes. Net cash used in operating activities was $4.2 million in 1997, $10.4 million in 1998 and $14.9 million in 1999. For these periods, net cash used in operating activities was primarily used to fund ongoing operations.

    Net cash used in investing activities for the six months ended June 30, 1999 and 2000 was $338,000 and $456,000. Net cash used in investing activities was $269,000 in 1997, $469,000 in 1998 and $350,000 in 1999. Investing
activities consisted primarily of capital expenditures.

    Net cash provided by financing activities for the six months ended June 30, 1999 and 2000 was $17.6 million and $20.1 million. Net cash provided by financing activities was $8.9 million in 1997, $6.6 million in 1998 and $17.7 million in 1999. Net cash provided by financing activities consisted primarily of proceeds from the issuance of preferred stock and proceeds from loans offset by repayments on loans and capital leases. During 1998, we entered into a loan and security agreement with a commercial bank that provided a $1.5 million line of credit. The line of credit was increased to $3.0 million during 1999 and is limited by an available borrowing base related to eligible accounts receivable. The line of credit bears interest at the prime rate plus 1%. As of June 30, 2000 the interest rate was 10.5% and we had borrowed $309,000 against the line of credit. We have also entered into capital lease agreements with two leasing companies to finance up to $2.5 million of capital expenditures. Interest accrues under the terms of these agreements at an average of approximately 8.5% per annum based on the outstanding utilized capital lease line. Each borrowing under the capital lease line shall has a term of up to three years, with interest and principal payable monthly. As of June 30, 2000, we had drawn approximately $2.2 million on these capital lease lines.

    As we execute our strategy, we expect significant increases in our operating expenses, especially in sales, marketing and research and development. Presently, we anticipate that our existing capital resources and the proceeds from this offering will meet our operating and investing needs for at least the next 24 months. After that time, we cannot be certain that additional funding will be available on acceptable terms or at all. If we require additional capital resources to grow our business, execute our operating plans, or acquire complementary technologies or businesses at any time in the future, we may seek to sell additional equity or debt securities or secure additional lines of credit, which may result in additional dilution to our stockholders.

Recent Accounting Pronouncements

    In June of 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, or Statement of Financial Accounting Standards, or SFAS, No. 133, as amended by SFAS Nos. 137 and 138, which established accounting and reporting standards for derivative instruments and hedging activities. The statement requires recognition of all derivatives at fair value in the financial statements. We will adopt this statement effective January 1, 2001 and do not believe that implementation will have a significant effect on our financial statements.

    In December 1999, Staff Accounting Bulletin, or SAB, No. 101, Revenue Recognition in Financial Statements, was issued. SAB No. 101 summarizes the Securities and Exchange Commission staff's views in applying accounting principles generally accepted to the United States of America to revenue recognition. We will implement SAB No. 101 in the fourth quarter 2000. We believe that the adoption of SAB No. 101 will not have a material impact on our revenue recognition.

Inflation

    Our operating results may be affected by changes in rates of inflation. Inflation to date has not materially affected our operating results, although it may in the future.

Quantitative and Qualitative Disclosures About Market Risk

    The Company is subject to the risk of fluctuating interest rates in the normal course of business, primarily as a result of its line of credit and investment activities which generally bear interest at variable rates. Accordingly, adverse changes in interest rates could result in increased net losses. As of June 30, 2000, only approximately five percent of our outstanding liabilities were exposed to interest rate risk. In general, our interest expense is not sensitive to the general level of U.S. interest rates because all of our debt arrangements with the exception of the line of credit were based on fixed interest rates.

    Due to the operations of our wholly-owned subsidiaries in the United Kingdom, Australia and France, our results of operations, financial position, and cash flows can be materially affected by changes in the relative values of the respective currencies to the U.S. dollar. We could experience exchange losses in the future related to our operating activities as a result of adverse currency fluctuations. Due to the recent relative stability of the British pound, Australian dollar, and French franc in relation to the U.S. dollar, our past results of operations have not been materially affected by fluctuations in exchange rates.

    We do not purchase derivatives or other financial instruments for trading or speculative purposes. To date, we have not implemented any hedging activities in order to mitigate our exchange rate risk. We intend to continue to evaluate these risks, based on the relative size of our international operations and management's analysis of the potential exchange rate risks. As a result, we may at some point in the future determine it advisable to engage in exchange rate hedging activities. We cannot ensure, however, that any such hedging activities would adequately compensate us for exchange losses we may incur.

                                    BUSINESS

Overview

    We are a leading provider of automated payment processing solutions for Global 2000 companies. Our technology platform automates the preparation, approval and processing of procurement, travel, entertainment and fleet transactions. At the core of our platform is a powerful rules-based engine that can be customized to ensure full compliance with a client's purchasing policies and that results in appropriate processing and treatment of transactions, regardless of complexity or source. Our software solution is designed to allow companies to create and modify business rules rapidly and easily, enabling companies to respond quickly to changes in corporate policies, workflow practices and user preferences. In addition, our software offers advanced reporting and analytic tools to enable our clients to make better-informed business decisions.

    We have recently commenced offering our solution to our clients as a subscription service using third party hosting providers. We believe that the delivery of our applications on a subscription basis allows our clients to reduce up front and ongoing transaction processing costs and focus on their core competencies. Additionally, we believe that a hosted solution is easier to implement and maintain, quicker to deploy and provides greater accessibility to users.

    We have sold our solution to customers in the technology, financial, manufacturing, telecommunications and healthcare industries. We provide our solution to 50 customers, including Aetna, Booz-Allen & Hamilton, Citibank N.A./General Motors, Compaq, Ericsson UK, Ford, Hercules, MasterCard, Merrill Lynch and Shell Oil.

Industry Background

    Technological advances and the adoption of the Internet by businesses have enabled companies to increase internal productivity as well as improve communication and collaboration with business partners, customers and suppliers. These improvements have allowed organizations to adopt more sophisticated operational processes, such as just-in-time inventory, build-to-order manufacturing and more efficient supply-chain management techniques. Although offering important improvements in productivity and reductions in cost, these technological innovations have also led to a dramatic increase in the number and complexity of the procurement transactions a company must process. For example, a manufacturer that has adopted real time inventory management will order manufacturing supplies more frequently and in smaller amounts when compared to prior procurement patterns. In addition, transaction velocity has increased because the Internet improves access to buyers and sellers and gives businesses more choices among suppliers and vendors.

    In addition to the dramatic increase in the number and speed of procurement transactions, the complexity of the internal processing requirements of these transactions has substantially increased. With transactions now originating from a variety of sources, including multiple credit card types and electronic invoices, data is being transferred in many different forms such as eXtensible mark-up language, or XML, and electronic data interchange, or EDI. Moreover, a single procurement transaction will typically include an entire cycle of smaller steps, such as buyer authorization, approval routing, order processing, validation, payment and reconciliation. Each of these steps has multiple processing rules that are based on an organization's particular corporate policies. Additionally, as companies enter new geographic markets, transactions become even more complex as a result of factors such as currency conversion, value-added taxes, local language support and country-specific business policies and remittance requirements.

    The increasing volume and complexity of procurement transactions pose substantial challenges to traditional payment processes which remain largely unautomated. Historically, the processing of corporate procurement transactions has been characterized by complex business rules, detailed forms, manual data entry, multiple approvals and hand-offs, and manual reviews and audits. Most organizations manage these processes in-house and use paper-based or partially automated processes. More importantly, these processes are complex, time consuming and costly and often require the re-keying of information, resulting in inaccuracies, lengthy approval cycles and significant involvement of financial and administrative personnel. In addition to unnecessary costs, these existing processes result in management distraction and an inefficient deployment of scarce internal resources. As a result, many companies are seeking to automate these processes in an effort to focus internal resources on their core competencies. According to International Data Corporation, an independent research firm, the market for the indirect materials and services applications is expected to grow from $289 million in 2000 to more than $1.1 billion in 2003.

    To date, organizations seeking to automate their transactional payment processes have relied largely upon internally developed solutions or the limited functionality of enterprise applications, such as ERP and supply-chain management software. More recently, organizations have begun to deploy procurement applications as a means of streamlining and improving the efficiency of the procurement process. While these applications primarily address the front-end procurement process, such as supplier aggregation, cataloging, and requisitioning, they do not effectively automate the order processing, authorization, payment, validation and reconciliation functions. For example, these applications cannot process disparate transaction types and sources and have limited capabilities to integrate with an organization's legacy accounting, human resource, project management and payroll systems.

    We believe that organizations that have implemented various generations of technology now seek additional benefits beyond the partial automation available today. Organizations are seeking a solution that integrates with existing legacy and ERP applications yet provides deeper payment processing functionality. Increasingly, they are demanding a solution that will not only automate their payment processing but provides decision support functionality to analyze corporate spending patterns and aid in supplier negotiations. In addition, given the increased globalization of today's corporations, they are seeking a solution that is fast and easy to deploy across multiple geographies and easily accessible by a mobile workforce.

The Captura Solution

    We provide our clients with a technology platform to fully automate their payment processing on a global basis. Key benefits of our solution include:

    Compelling Value Proposition. We believe that our clients can realize significant cost savings through the automation of their payment processing. Our solution eliminates the need for our clients to employ manual processes that are inefficient, error-prone, time-intensive and that limit consolidated transactional reporting and analysis. By automating these functions, our solution reduces reliance on costly administrative labor and streamlines payment processing.

    Robust, Flexible Rules Engine. Our automated payment processing engine, developed to incorporate established best practices, allows our clients to set and enforce business rules while maintaining the flexibility to easily modify these rules to meet specific business or country requirements. Our engine captures purchase transaction information, automates the complex hierarchical routing process and approves those transactions clearly within business policy. Purchases that do not comply with pre-defined rules are automatically routed based on predetermined criteria to the appropriate supervisor for quick electronic approval.

    Extensive Transactional Data Capturing Capability. Our solution supports a broad range of transaction types, including procurement, travel, entertainment, and fleet, with full support for line-item detail.

    Seamless Transaction Support. Our solution has been designed to integrate with existing ERP and enterprise applications as well as front-end procurement applications. By sharing data with these systems automatically, we eliminate the need for manual intervention during the transaction payment process, increasing productivity and reducing cost. Additionally, our solution supports transactions that originate from a variety of sources, including corporate credit cards, p-cards, and one-card solutions. Our solution supports both employee-paid or company-paid cards.

    Enhanced Decision-Making Capability and Increased Leverage in Negotiating Vendor Rates. By capturing extensive data from company transactions and providing standard, customizable reports, our solution enables clients to identify trends in total spending and helps determine appropriate changes to corporate or procurement policy. We believe the ability to more effectively track historical and current vendor transactional information enables companies to negotiate more effectively with their suppliers. In addition, embedded online analytical tools and support for third-party data analysis tools allow for more comprehensive reporting.

    Hosted Application Services Advantages. The delivery of our applications in a third-party hosted environment provides our clients with scalable payment processing solutions that are easy to implement and quick to deploy and that provide widely accessible global services. Our hosted solution requires lower initial investment and does not require a company's internal resources to install, maintain or upgrade, as these functions are performed by the third-party hosting partner. As a result, we believe that hosted application services result in lower costs for our clients.

    Support for a Broad Range of Web-Enabled Devices for Mobile Users. Our ultra-thin HTML interface allows for full accessibility and functionality via a variety of Web-based devices.

Our Growth Strategy

    Our objective is to be the leading platform for automated payment processing. Key elements of our strategy include:

    Expand Our Automated Payment Processing Solution. To date, we have focused on providing expense management solutions for procurement, travel, entertainment and fleet transactions. We believe our payment processing engine is ideally suited for automating the processing of other types of transactions, including but not limited to those purchases made through e-procurement software platforms, trading exchanges, and supplier web sites. Historically, purchases that are made through these sources have been manually processed by the purchaser and do not provide data capture and analysis capabilities. We intend to broaden the application of our platform to include payment processing for these transactions. Our objective is to provide fully integrated services to enable companies to effectively manage their entire range of corporate expenses.

    Continue to Target Global Corporations Across a Wide Range of
Industries. We believe that global organizations represent the largest and most complex transactional payment processing challenges. These organizations require functional support in multiple countries with unique language, currency and compliance requirements, and our solution includes specific features that support these multinational operations. As a result, these organizations can provide strong references to their own customers, suppliers and partners that reinforce Captura as an automated payment processing solution.

    Develop New and Expanded Strategic Relationships. We believe strategic relationships allow us to accelerate our growth and expand the breadth of our solution. We recently entered into a relationship with MasterCard encompassing joint development and joint sales and marketing initiatives. We currently have relationships with Qwest Cyber.Solutions, Intel Online Services and Exodus Communications, allowing us to offer our solution on a subscription basis. Finally, we have development and marketing agreements with Hewlett-Packard providing us with participation in Hewlett-Packard's E-services Portal and support for Hewlett-Packard's eSpeak Internet brokering architecture. We intend to develop and broaden these and other strategic relationships, as we believe these alliances will provide valuable new sales and marketing channels for our products and offer technological opportunities.

    Continue to Expand Our Global Market Presence. We plan to significantly expand our global market presence in order to promote awareness of our products and capitalize on the market opportunity for payment processing solutions. We intend to accomplish this by leveraging our existing global client base, the global functionality of our solution, and relationships with third-party system integrators and consultants to supplement our domestic and international sales efforts. We also intend to establish new international sales offices in addition to our current offices in London, Paris and Sydney.

    Extend Technological Leadership. We believe that the robust functionality of our automated processing engine provides us with a distinct competitive advantage. Our comprehensive and flexible rules engine allows for a broad range of data imports and exports while processing the most complex purchase transactions in a hosted environment. We believe that our adoption of the Wireless Access Protocol, or WAP, architecture will allow us to become the first company to allow transactional processing, submission and approval via wireless cellular devices. We intend to continue to extend the development of our data capturing capability, enabling our clients to analyze transactional data on a variety of time, attribute and category dimensions.

Products and Services

    We currently offer Captura Expense, our automated payment processing solution for procurement, travel, entertainment and fleet transaction processing. Additionally, we provide a suite of administrative tools, training and comprehensive support services to provide end-to-end solutions for managing all business expenses.

    Our payment processing engine allows our clients to automate purchase authorization by flagging exceptions for approval, thereby enhancing policy enforcement. It provides companies with the ability to set and enforce corporate policies and the flexibility to easily change the established rules to meet their specific business or country requirements.

    Our automated payment processing solution captures transactional data from a variety of external data sources, such as corporate credit cards, p-cards, and one-card solutions and supports both employee-paid or company-paid cards. Our engine processes this data, flags expenditures that do not comply with established rules, forwards exceptions for approval, integrates the data into the client's accounting, human resources, project management and payroll systems, and then can electronically remit payment to the supplier or employee. As part of our service, we also offer embedded online analytical processing and reporting capabilities, providing accurate and timely information to managers, thus enabling them to identify trends and negotiate better rates with suppliers.

    The following table summarizes key features of Captura Expense:

            Feature                                Benefits
-------------------------------------------------------------------------------
 Capture                       . Capture financial transactions from multiple
                                 sources (corporate cards, p-cards, one card
                                 solutions, paper forms, manual entry) via a
                                 variety of Web-based devices
                               . Aggregate transactions in one common format
                                 and location
                               . Support the complete invoice (or level III
                                 data) transmitted via card data feeds
-------------------------------------------------------------------------------
 Validate                      . Validate and error-check incoming data
                               . Ensure that necessary financial information is
                                 accurate and complete
                               . Verify information against existing ERP
                                 systems
                               . Request supplemental information from users
                                 via alerts and Web applications
-------------------------------------------------------------------------------
                               . Combine purchase information with supplemental
 Reconcile                       receipts
                               . Compare orders with credit card invoices and
                                 identify and handle discrepancies
                               . Ensure adherence with company policies
                               . Route for approval when required by policy
                               . Allocate expenses across multiple projects or
                                 cost centers
                               . Over 100 industry best practice rules pre-
                                 loaded
                               . Drive exception-only approvals
                               . Support value-added and local tax reporting
-------------------------------------------------------------------------------
 Integrate                     . Integrate human resource, accounting, project
                                 management and payroll systems with complete
                                 financial transactions for accurate cost
                                 accounting
                               . Provide payment detail needed to reimburse the
                                 employee or supplier electronically
-------------------------------------------------------------------------------
 Analyze                       . Provide a consolidated transaction repository
                                 with comprehensive historical buyer
                                 transaction detail
                               . Determine purchasing behavior patterns
                               . Compare booked vs. actual and purchased vs.
                                 received data
                               . Generate more than 60 pre-loaded
                                 administrative, management and analysis
                                 reports
-------------------------------------------------------------------------------
 Other Features                . Support multiple currencies
                               . Support multiple languages, currently French,
                                 Italian and Spanish; other European languages
                                 in development
                               . Ultra-thin HTML interface that requires no
                                 desktop software installation
                               . Comprehensive administration tools
                               . Context-sensitive help and Web-based training
                                 program

 Support Services

    Implementation and Integration Services. We provide consultation and assistance for best practices and process improvement, project management, implementation, integration and service deployment. In working with our clients, we have established a database of predefined business rules and interfaces to many of the most common financial and enterprise resource planning systems in use today. In addition, we work with our clients to integrate our solution with their existing applications.

    Application Hosting and Management Services. We offer our services through third-party application service providers and hosting service companies, which provide turnkey data centers, operations, equipment, system maintenance, physical and electronic security, and Internet access for our clients. In conjunction with our hosting service providers, we may provide application management, including inbound data conversion, transmission verification, data validation, database administration, and system monitoring, as well as managing companies' specific requirements and policies.

    Maintenance and Customer Support. We provide clients with periodic updates and upgrades to our applications, either as part of the hosting fee or for an annual maintenance fee. Additionally, technical support is available through telephone and e-mail as well as via Web-based self-service. Our standard support agreement provides local business hours support, with options for premium support and extended hours.

    Training. We support our services with training tailored to the customer's specific needs. Our training includes system administrator training designed to enable our clients to establish, modify, organize, and configure rules to reflect the company's policies. Our help desk training is designed to assist the system administrator or technical support contact in learning our troubleshooting techniques and tools. For end user training, we provide Web-based training offerings.

Customers

    We currently have 50 customers and have licensed our solution for use by more than 550,000 employees of these companies. The following is a list of our customers that have contracts valued in excess of $300,000:

   Aetna                             Discovery                  MasterCard
   Booz-Allen & Hamilton             Ericsson UK                Merrill Lynch
   Carlson Wagonlit                  Ford                       Qwest
   Citibank, N.A./General Motors     Hercules Corporation       Shell Oil
   Compaq                            Jones Lang Lasalle         Sherwin Williams
   Crompton                          Labor Ready                William Blair

    Ford accounted for 18.9% of our total revenue for the six months ended June 30, 2000 and 15.3% of our total revenue for fiscal 1999. General Motors, through an agreement between Captura and Citicorp, accounted for 14.0% of our total revenue for the six months ended June 30, 2000 and 16.1% of our total revenue for fiscal 1999. Merrill Lynch accounted for 11.0% of our total revenue for the six months ended June 30, 2000, 12.0% for fiscal 1999, 52.0% for fiscal 1998, and 50.0% for fiscal 1997. Compaq accounted for 11.1% of our total revenue for the six months ended June 30, 2000 and 11.6 % of our total revenue for fiscal 1999. Aetna accounted for 12.4% of our revenue in fiscal 1998, and Carlson Wagonlit accounted for 22.2% of our revenue in fiscal 1997.

    The following case studies illustrate how two companies are using our products.

Ericsson UK

    Ericsson is a leading vendor of telecommunications equipment with over 110,000 employees worldwide in 132 countries.

    Business Challenge. Ericsson UK is Ericsson's British subsidiary with over 2,200 employees. Ericsson UK used to manually prepare over 30,000 expense claims each year at five different locations, a time-consuming and costly procedure. Ericsson UK was looking to provide staff with more timely reimbursements while reducing costs and maximizing resources by centralizing and automating its expense payment processing.

    Solution. Ericsson UK selected Captura Expense to streamline its entire expense reporting procedure and enable automated processing of expenses in compliance with corporate policies. By implementing our Web-based solution, Ericsson UK estimates that it will reduce its processing costs per expense report from (Pounds)10 to (Pounds)2. Expense claims are automatically transferred to the general ledger and the bank clearing system for posting and payment, reducing the approval and reimbursement cycle from an average of 10 days to 2 days. Ericsson UK currently deploys Captura Expense to manage approximately 24,000 expense claims per year for over 1,600 employees. It anticipates deploying to the remaining 600 employees upon release of the next version of Captura Expense.

Citibank and Affiliates/General Motors

    Citibank N.A., or Citibank, is a global financial institution and, through its various affiliates and subsidiaries, is one of the world's largest providers of credit cards. General Motors is the world's largest industrial corporation (measured in 1999 revenues).

    Business Challenge. General Motors currently provides corporate credit cards to approximately 50,000 North American employees. Currently, these corporate credit card users are required to carry up to four separate cards for travel, indirect purchasing, fleet expenses and telephony. General Motors' vision is to consolidate all of its charges on a single card and to streamline its expense management processes.

    Solutions. Citibank (South Dakota) N.A., a Citibank affiliate, was selected to be the provider of corporate credit cards to General Motors' North American employees. In order to satisfy General Motors' business objectives, Citicorp North America, Inc., another Citibank affiliate, agreed to establish a relationship with Captura to provide an automated payment processing solution that could be easily integrated both with its affiliate's credit card and also with General Motors' internal accounting and payment systems. General Motors anticipates deploying Captura Expense to 50,000 North American employees by the end of 2000. Our solution is designed to permit General Motors to streamline its entire expense management process, from submission to reimbursement, making it easier to provide that corporate policies are enforced. In addition, our system should enable General Motors to collect data to monitor spending patterns and potentially negotiate better rates with suppliers. At the time it announced its intent to implement our solution, General Motors estimated annual savings in excess of $3.7 million from using Captura Expense in conjunction with the credit card provided by Citibank (South Dakota) N.A.

Strategic Relationships

    In order to expand the market acceptance and functionality of our automated payment process solution, we have entered into strategic relationships with organizations that we believe provide complementary services and technology. These relationships are intended to help us provide complete automated payment processing services to our clients. We have also established relationships with financial institutions, hosting and application services providers, and technology providers. We intend to expand these relationships and enter into relationships with additional organizations in the future.

    Financial Institutions. In cooperation with MasterCard, we developed a comprehensive credit card processing solution that provides customers with a global streamlined process for automated payment processing. Additionally, our joint marketing initiatives with MasterCard include requirements for co-funding direct marketing and global educational seminars. These development and market initiatives allow us to jointly market our automated payment processing services and the MasterCard corporate card services to member banks such as Citibank, Chase, GE Capital and Wells Fargo. Finally, MasterCard promotes Captura as one of its eCommerce Solutions alliances.

    Hosting and Application Service Providers. Qwest Cyber.Solutions sells, hosts and implements our automated payment processing services utilizing its Captura-trained and certified staff. Additionally, we have recently entered into a relationship with Intel that provides us with a global hosting partner. We are one of six charter strategic alliances in their application service provider program and the only automated payment processing service provided by Intel.

    Technology Providers. Relationships with technology providers enable us to ensure that our services are compatible with industry-standard operating systems and databases and to enhance our automated payment processing services by including advanced software components developed by third parties. To date, we have established a relationship with Hewlett-Packard that provides us with participation in Hewlett-Packard's Corporate E-services Portal. Our automated payment processing service will be the only service of its kind on this portal. Additionally, we are a member of Hewlett-Packard's eSpeak product program, which is designed to allow Internet services to successfully interact with each other regardless of the technology platform on which they are built.

Sales and Marketing

    We sell and market our automated payment processing solution primarily through a global direct sales organization. We have domestic sales offices in the metropolitan areas of Boston, Chicago, Dallas, New York, Portland, San Francisco, St. Louis and Seattle. We have international sales offices in London, Paris and Sydney, and reseller and hosting relationships in Milan and Copenhagen. As of September 30, 2000, we had 45 employees in our sales organization. Our sales development organization provides lead development and sales support through Web seminars and presentations. We are currently expanding the size of our sales organization.

    We are also implementing a channel distribution strategy to broaden distribution and increase market awareness of our products. Our channel strategy will focus on entering co-marketing and co-sales agreements with complementary application service providers and financial services companies. In addition, our clients actively assist in new product development, sales lead generation and marketing efforts. We intend to develop relationships with third-party system integrators and consultants to supplement our domestic and international sales and implementation efforts.

    We attempt to focus our strategic marketing efforts on the key financial and travel decision-makers in Global 2000 companies, including chief executive officers, chief financial officers and other financial professionals, board members and information technology professionals. Our marketing objectives include collecting data on our target markets; educating our target markets; generating new sales and market opportunities; and creating awareness of our automated payment processing solution. Our global marketing initiatives include alliance training programs, Web-based and traditional business seminars, trade shows, public relations and industry analyst programs, niche advertising and advisory conferences.

Technology

    Our technology is built on an open architecture that is currently deployable on Windows NT. We are developing a UNIX based version of our solution that we expect to be released in the first half of 2001. Our technology is based on a modular architecture. By emphasizing reusable processes, separation of application logic, and business rules and data, our technology provides us with an efficient architecture to build, modify, integrate and control applications for our clients.

    The Data Flow of the Expense Engine. Our expense engine, which forms the core of our payment processing solution, allows for the automation of routing and purchase authorization. The expense engine captures data from external sources, such as credit card feeds and accounting systems, validates and monitors data flows, reconciles and analyzes data and exceptions as needed, and then performs appropriate tasks and responses including integration into payment systems. The technology components used to achieve the data flow steps are:

  . Capturing Data from Purchase Systems. We have created common business object schema that can accommodate business information such as people data, project data, expense data and invoice data. Our goal is to acquire as much information from corporate purchase mechanisms as possible. Today, we capture all types of procurement, travel, entertainment and fleet transaction information from corporate credit cards. We intend to capture purchase information from requisitioning applications and invoicing systems.

  . Capturing Data from Individual Users. The automated payment processing engine has the ability to capture "out of pocket' expense transactions from a user, and is designed to prompt a user for missing data from a card or automated purchase. To achieve this functionality, we have created a multi-tier Web delivery for HTML to allow easy access for users from any Internet browser. We support true browser functionality without Active X or java applets, which allows us to maintain a high level of deployability at low support costs.

  . Validating Data. Our rules engine has a data-driven design that stores all aspects of business policies as data attributes in a database management system. These aspects include:

    .   Rule parameters--the attributes of the rule;

    . Rule activity--describing whether the rules are active and the effective data range;

    .   Rule exceptions--the exceptions that are generated by rule logic;

    .   Rule actions--the actions that are generated by rules;

    . Workflow plan--the workflow action plan that is generated by the rule;

    . Workflow comments--all comments that are captured from the transaction approvers.

  . Reconciling Data. Our technology also includes advanced reconciliation functionality that can check the status of any single transaction providing clients with a complete view of their transactional workflow. In addition, we intend to enhance our reconciliation capabilities to enable clients to automatically match orders with invoices and payment confirmations the reconciliation function.

  . Integrating Data. We provide a common set of financial object schema that enables our clients to seamlessly integrate transactional data with their internal systems and allow clients to easily process the settlement and reimbursement of transactions.

Product Development

    In order to compete effectively in the market for automated payment processing services, we will continue to invest in the development of new and existing services, products and supporting technology. We have designed our service infrastructure to yield significant benefits to our clients in performance, scalability, availability and reliability. We are continually focused on expanding and upgrading our services through design and technological improvements.

    Our product development and technology organization employs a defined product life cycle development methodology, which includes technological and architectural roadmaps, product planning, requirement specifications, prototyping, design specifications, code review and beta testing. Each group within our product development and technology organization regularly shares resources and collaborates with other groups on code development, quality assurance and documentation.

    Our research and development expenses totaled $1.5 million in 1997, $4.5 million in 1998 and $6.1 million in 1999, and $3.1 million for the six months ended June 30, 2000. As of September 30, 2000, we had 74 employees in research and development functions, including product development, customization, quality assurance and advanced system architecture. We intend to continue to invest in development of new applications as well as in the enhancement of existing applications.

Competition

    We believe that the principal competitive factors in our market are:

  .   application functionality;

  .   ability to provide a hosted service;

  .   scalability;

  .   integration with existing back-office software systems;

  .   an installed referenceable base of international customers;

  .   support for a broad range of Web-enabled devices for mobile users; and

  .   ease of implementation and deployment.

    We believe that we compete effectively with respect to these factors. In particular, we believe that the functionality of our automated payment processing solution and our referenceable installed base of global clients are competitive advantages.

    The market for our services is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our primary source of direct competition is currently from vendors of financial and expense management software applications. We also face indirect competition from potential customers' internal development efforts and their reluctance to move away from existing manual processes. Our direct and indirect competitors include providers of expense management application software and providers of enterprise resource planning and procurement applications that include some of the functionality offered by our products, including Ariba, Concur Technologies, Extensity, Gelco, IBM, Necho, Oracle, PeopleSoft and SAP. Some major credit card companies have on occasion partnered with our competitors to provide products and services linked to their corporate cards, which include some of the features and benefits of our services. In addition, we may face competition from smaller, entrepreneurial companies that may offer products and services that compete with our automated payment processing solution.

Intellectual Property

    We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technology. Although we have taken steps to avoid disclosure of our trade secrets, including adopting a corporate policy on confidentiality that applies to all employees, requiring non-employees with access to proprietary information to enter into written confidentiality agreements with us, and contractually restricting client access to our source code, this policy may not always have been strictly followed or may not be adequate.

    We presently have no patents or patent applications pending. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which unauthorized use of our software products exists, such unauthorized use can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and we expect that it will become more difficult to monitor use of our products as we attempt to expand our international presence. There can be no assurance that our means of protecting our proprietary rights, even if followed, will be adequate, nor that our competitors will not independently develop similar technology.

    There has been a substantial amount of litigation in the software and Internet industries regarding intellectual property rights. It is possible that in the future third parties may claim that we or our current or potential future products infringe upon their intellectual property. We expect that software product developers and providers of Internet-based software applications will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time consuming, result in costly litigation, cause delays in our development efforts or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, or available at all, which could seriously harm our business.

Employees

    As of September 30, 2000, we had a total of 200 employees, including 61 in sales and marketing, 74 in research and development, 38 in professional services and 27 in administrative functions.

    We do not have a collective bargaining agreement with any of our employees, and we consider our employee relations to be good.

Facilities

    Our primary sales, marketing, research and development facilities are located in two buildings totaling approximately 46,000 square feet of space in Kirkland, Washington pursuant to leases which expire in 2007. We also lease office space in seven other cities in the United States, as well as in London, Paris and Sydney. We believe our existing facilities meet our current needs and that we will be able to obtain additional commercial space as needed.

                                   MANAGEMENT

    The following table sets forth information concerning the Company's executive officers and directors as of October 5, 2000.

          Name           Age                                Position
------------------------ --- -----------------------------------------------------------------------
Dan Vetras..............  42 Director, President and Chief Executive Officer
Corey Mandell...........  41 Chief Technology Officer and Co-Founder
Bob Colliton............  44 Chief Financial Officer, Secretary and Treasurer
Gary Tidd...............  42 Executive Vice President, North American Sales and Business Development
Jim O'Farrell...........  46 Executive Vice President, Marketing and Product Management
Tom Patton..............  49 Vice President, Product Development
Bruce Volkens...........  47 Executive Vice President, Services
Tony Audino.............  42 Director
Mike Brochu.............  47 Director
Bob Finzi...............  46 Director
Fred Harman.............  40 Director
Tim McMullen............  43 Director
Norman Nie..............  57 Director

    Dan Vetras has served as our President since December 1998, as our Chief Executive Officer since January 1999 and as a Director since March 1999. From April 1998 to December 1998, Mr. Vetras served as our Chief Operating Officer. From February 1997 to April 1998, Mr. Vetras was Vice President of Sales and Services of IntraNets.com, Inc., an intranet applications provider. From 1992 to February 1997, Mr. Vetras served as Vice President of World Wide Consumer Software Sales in Channel Marketing for the Edmark division of IBM. Mr. Vetras received a B.A. from American International College in Springfield, Massachusetts.

    Corey Mandell is a co-founder of Captura and has served as our Chief Technology Officer since we were incorporated in 1994. From 1993 to November 1994, he served as Director of Development at Platinum Software, a provider of enterprise financial software. Prior to that, Mr. Mandell co-founded MultiNet Data Systems, a provider of client/server software, in 1991, and served as its Technology Officer until May 1993. Mr. Mandell received a B.S. from California State University-Chico.

    Bob Colliton has served as our Chief Financial Officer, Secretary and Treasurer since April 1997. From June 1990 to April 1997, Mr. Colliton was Vice President, Finance and Operations, for Pinnacle Publishing, Inc., a publisher of software development tools and technical newsletters. Mr. Colliton received a B.A. from Eastern Washington University.

    Gary Tidd has served as our Executive Vice President, North American Sales and Business Development since September 2000. From March 2000 to September 2000, Mr. Tidd served as our Executive Vice President, North American Sales. From December 1997 to February 2000, Mr. Tidd was a regional sales manager for Oracle Corporation, a provider of information management software. From October 1995 to November 1997, Mr. Tidd was a territory sales manager for Oracle. Mr. Tidd received a B.A. from the University of Puget Sound.

    Jim O'Farrell has served as our Executive Vice President, Marketing and Product Management since March 2000 and served in various executive marketing and business development positions with Captura from August 1998 until March 2000. From July 1997 to July 1998, Mr. O'Farrell served as Vice President of Business Development, Marketing and Services at SuperCede, Inc., a provider of software development tools. From October 1995 to July 1997, Mr. O'Farrell served as Director of Marketing for Asymetrix, a provider of software development tools. Mr. O'Farrell received a B.S. from Central Washington University.

    Tom Patton has served as our Vice President of Development since June 2000. Mr. Patton was an independent technology consultant from 1998 to 2000. From 1994 to 1997, Mr. Patton served as Vice President of Product Development for Platinum Software Corporation. Mr. Patton attended Weber State University.

    Bruce Volkens has served as our Executive Vice President, Services since October 1998. From October 1996 to April 1998, he was President and Chief Operating Officer at PrimeSource Technologies, a technology consulting firm. From December 1993 to August 1995, Mr. Volkens was a regional senior practice director at Oracle Corporation, a provider of information management software. Mr. Volkens received a B.S. from the University of Texas at Dallas and an M.B.A. from Southern Methodist University.

    Tony Audino has served as a director of Captura since December 1997. Mr. Audino co-founded Voyager Capital, a venture capital investment firm, in 1996 and serves as a managing director of the firm. Prior to founding Voyager, Mr. Audino worked for Microsoft Corporation from 1987 to 1994, where he held positions as director of marketing for MS-DOS and director of business development and strategic relations for Microsoft's systems software division. Mr. Audino also serves on the board of directors of Primus Knowledge Solutions, Inc., a provider of customer relationship management software. Mr. Audino received a B.A. and B.S. from Creighton University.

    Mike Brochu has served as a director of Captura since October 2000. Mr. Brochu has served as President and Chief Executive Officer of Primus Knowledge Solutions since November 1997 and was named its Chairman in December 1998. From June 1994 until October 1997, Mr. Brochu was President and Chief Operating Officer of Sierra On-Line, Inc., an interactive software publisher. Mr. Brochu also serves on the board of directors of OnHealth Network Company, an Internet content provider of public-health information. Mr. Brochu received a B.B.A. from the University of Texas at El Paso.

    Bob Finzi has served as a director of Captura since February 1999. Since May 1991, Mr. Finzi has been a General Partner of the Sprout Group, a venture capital investment firm. He also serves on the board of directors of Edison Schools, Inc. and Interdent, Inc. Mr. Finzi received a B.S. and M.S. from Lehigh University, and an MBA from Harvard University.

    Fred Harman has served as a director of Captura since October 1997. Since July 1994, Mr. Harman has been a managing member of the general partners of venture capital investment funds affiliated with Oak Investment Partners. Mr. Harman also serves on the boards of ILOG, S.A., Inktomi Corporation, Primus, InterNAP Network Services, Quintus Corporation, ClickSoftware Technologies, Ltd. and Avenue A, Inc. Mr. Harman received a B.S. and M.S. from Stanford University and an M.B.A. from Harvard University.

    Tim McMullen has served as a director of Captura since September 1997. Mr. McMullen was a co-founder of Platinum Software, where he served as Chief Technology Officer and Vice President of Product Marketing from 1984 to 1998. Mr. McMullen received a B.S. from the University of Dayton.

    Norman Nie has served as a director of Captura since May 1998. Mr. Nie has served as a technology partner at Oak Investment Partners since 1997 and as Director of the Stanford Institute for the Quantitative Study of Society at Stanford University since 1998. Mr. Nie also serves as chairman of the board of directors of SPSS Inc., a provider of analytical software, where he served as chief executive officer from 1975 to 1991. Mr. Nie also serves on the board of directors of Vicinity Corporation. He received a B.A. from Washington University in St. Louis, and an M.A. and Ph.D. from Stanford University.

Board of Directors

    Our board of directors consists of seven members. Our bylaws provide that the authorized number of directors may be changed by resolution of the board of directors. During his or her term, a director may only be removed by stockholders for cause.

    Upon completion of this offering, our board of directors will be divided into three classes, each serving staggered three year terms. The terms of office for each class are as follows:

   Class                  Directors                               Term of Office
   -----   ---------------------------------------- ------------------------------------------
 Class I   Fred Harman and Bob Finzi                .   expires at the annual meeting of
                                                        stockholders in 2001 and at each third
                                                        succeeding annual meeting thereafter
 Class II  Tony Audino and Norman Nie               .   expires at the annual meeting of
                                                        stockholders in 2002 and at each third
                                                        succeeding annual meeting thereafter
 Class III Dan Vetras, Tim McMullen and Mike Brochu .   expires at the annual meeting of
                                                        stockholders in 2003 and at each third
                                                        succeeding annual meeting thereafter

Committees of the Board of Directors

    Our board of directors has an audit committee and a compensation committee. The audit committee consists of Messrs. Audino, Brochu and Harman. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, reviews our financial statements, and reviews and evaluates our internal control functions.

    The compensation committee consists of Messrs. Audino, Finzi, McMullen and Nie. The compensation committee makes recommendations to the board of directors concerning the salaries and incentive compensation for our executive officers.

Compensation Committee Interlocks and Insider Participation

    None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

    We do not currently compensate our directors in cash for their service as members of our board of directors although we reimburse them for reasonable travel expenses incurred to attend board or committee meetings. Directors who are employees of Captura are eligible to receive grants under our 1997 stock plan and to participate in our 2000 employee stock purchase plan. Directors who are not employees of Captura are eligible to receive grants under our 1997 stock plan and our 2000 director option plan. See "Benefit Plans."

    In August 1997, we granted Mr. McMullen an option to purchase 7,500 shares of common stock at an exercise price of $0.25 per share. The shares subject to this option were immediately vested. We granted Mr. McMullen an additional option in August 1997 to purchase 30,000 shares of common stock at an exercise price of $0.25 per share. Twenty-five percent of the shares subject to this option vest 12 months from the date of grant, and the remaining shares subject to the option vest in equal monthly installments over the succeeding three years. In March 2000, we granted Mr. McMullen an option to purchase 100,000 shares of common stock at an exercise price of $8.00 per share. One-half of the shares subject to this option were immediately vested, and the remaining shares vest in equal monthly installments over four years. We granted each of these options under our 1997 stock plan.

    In January 1999, we granted Mr. Audino an option to purchase 30,000 shares of common stock under our 1997 stock plan at an exercise price of $1.92 per share. The shares subject to this option vest in equal monthly installments over four years.

    In May 1998, we granted Mr. Nie an option to purchase 30,000 shares of common stock under our 1997 stock plan at an exercise price of $0.62 per share. The shares subject to this option vest in equal monthly installments over four years.

    In October 2000, we granted Mr. Brochu an option to purchase 30,000 shares of common stock under our 1997 stock plan at an exercise price of $8.00 per share. The shares subject to this option vest in equal monthly installments over four years.

    Our 2000 director option plan provides for the automatic grant of non-statutory stock options to purchase 30,000 shares of our common stock to non-employee directors who join us after this offering. The shares subject to these initial option grants will vest in equal monthly installments over three years. At each annual meeting of our stockholders beginning in 2001, non-employee directors who have served as members of our board for at least six months will also receive an automatic grant to purchase 10,000 shares of common stock under the 2000 director option plan. The shares subject to these subsequent options will vest in equal monthly installments over one year. The exercise price for any options granted under our 2000 director option plan will equal the fair market value of our common stock on the date of grant. For further information regarding the provisions of the 2000 director option plan, see "Benefit Plans-- 2000 Director Option Plan."

Limitation of Liability and Indemnification Matters

    Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derived an improper personal benefit.

    Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law and requires us to indemnify our directors and officers to the maximum extent permitted by Delaware law. Our bylaws also provide that we shall indemnify our directors and officers and may indemnify our employees and agents to the full extent permitted by Delaware law. We believe that indemnification under our bylaws covers at least negligence on the part of indemnified parties. We have entered into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and officers for all expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. We believe that these agreements are necessary to attract and retain qualified directors and officers.

    The limitation on liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

Executive Compensation

    The following table sets forth the compensation paid by us to our Chief Executive Officer and to our four next most highly compensated executive officers who earned more than $100,000 during 1999.

                           Summary Compensation Table

                                                 Long Term
                                                Compensation
                          Annual Compensation      Awards
                         ---------------------- ------------
                                                 Securities
Name and Principal                               Underlying   All Other
Position                  Salary    Bonus (1)    Options (#) Compensation
------------------       ---------- ----------- ------------ ------------
Current Officers
Dan Vetras.............. $  182,748  $  25,531    325,000      $55,648(2)
 President and Chief
   Executive Officer
Bruce Volkens ..........    150,000     29,350     60,000           --
 Executive Vice
   President, Products
   and Services
Corey Mandell...........    132,500     16,911    170,000           --
 Chief Technology
   Officer & Co-Founder
Bob Colliton............    125,000     17,579     70,000           --
 Chief Financial Officer
Former Officers
Katarina Bonde (3)......    131,250     18,098     40,000           --
 Executive Vice
   President,
   Global Sales and
   Marketing

--------
(1) Excludes bonuses earned in 1998 and paid in 1999. In 1999, we paid the following bonuses earned in 1998: $17,500 to Mr. Vetras; $4,375 to Mr. Volkens; $10,938 to Mr. Mandell; $10,425 to Mr. Colliton; and $7,875 to Ms. Bonde.

(2) Consists of $54,955 in reimbursement of relocation expenses and $693 in life insurance premiums.

(3) Ms. Bonde resigned effective as of February 4, 2000.

Option Grants in Last Fiscal Year

    The following table sets forth grants of stock options to each of the executive officers named in the compensation table above for the fiscal year ended December 31, 1999. All options granted to these executive officers in the last fiscal year were granted under our 1997 stock plan with an exercise price equal to the fair market value of our common stock as determined by our board of directors on the date of grant. The shares subject to options expiring on January 26, 2009, vest and become exercisable on a monthly basis over four years. One-quarter of the shares subject to the options expiring on November 4, 2009 vest and become exercisable on the first anniversary of the date of grant, and the remaining shares will vest and become exercisable on a monthly basis over the succeeding three years. The percent of the total options set forth below is based on an aggregate of 1,418,710 options granted to employees during 1999.

    Potential realizable value represents hypothetical gains that could be achieved for the options if exercised at the end of the option term assuming that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the SEC and do not represent our estimate or projection of our future common stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

                                                                  Potential
                              Individual Grants                Realizable Value
                --------------------------------------------- at Assumed Annual
                Number of    % of Total                         Rates of Stock
                Securities    Options                         Price Appreciation
                Underlying   Granted to                        for Option Term
                 Options     Employees    Exercise Expiration ------------------
Name             Granted   in Fiscal Year  Price      Date       5%       10%
----            ---------- -------------- -------- ---------- -------- ---------
Current
  Officers
Dan Vetras....   250,000        17.6%      $1.92     1/26/09  $301,869 $ 764,996
                  75,000         5.3        5.80    11/04/09   586,317 1,191,277
Bruce
  Volkens.....    60,000         4.2        5.80    11/04/09   469,054   953,021
Corey
  Mandell.....   130,000         9.2        1.92     1/26/09   156,972   397,798
                  40,000         2.8        5.80    11/04/09   312,702   635,347
Bob Colliton..    30,000         2.1        1.92     1/26/09    36,224    91,800
                  40,000         2.8        5.80    11/04/09   312,702   635,347
Former
  Officers
Katarina
  Bonde.......    40,000         2.8        5.80    11/04/09   312,702   635,347

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

    The following table provides summary information concerning stock options held as of December 31, 1999 by each of the executive officers named in the summary compensation table. None of these executive officers exercised options in fiscal 1999. In January 2000, Mr. Vetras exercised options to acquire 475,000 shares of common stock. See "Certain Transactions." The value of unexercised in-the-money options at the end of fiscal 1999 is based on a value of $8.36 per share, the fair value of our common stock, as subsequently determined, minus the per share exercise price, multiplied by the number of shares issuable upon exercise of the options.

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                              Options at Fiscal Year-   In-the-Money Options at
                                       End                Fiscal Year-End ($)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Current Officers
Dan Vetras..................   119,792      355,208     $868,335    $2,132,165
Bruce Volkens...............    11,667       88,333       86,336       363,264
Corey Mandell...............   121,458       78,542      832,798       350,610
Bob Colliton................    26,875       73,125      206,475       332,425
Former Officers
Katarina Bonde..............    37,500       62,500      293,031       274,669

Employment and Change of Control Agreements

    We are currently party to management continuity agreements with each of Mr. Vetras, Mr. Tidd, Mr. Colliton, and Mr. Volkens. These agreements are effective through March 15, 2004. In addition, we entered into a management continuity agreement with Ms. Bonde which was subsequently superseded as discussed below. The continuity agreements provide for payment of severance in the amount of six months base salary in the event of an involuntary termination. The agreements also provide for accelerated vesting of 50% of unvested options upon a change of control of Captura and for accelerated vesting of all unvested options in the event of an involuntary termination within twelve months of any such change of control. A change of control is defined in the agreements as (i) any person becoming the beneficial owner of more than 50% of our voting stock; (ii) a merger or consolidation in which our existing stockholders do not control 50% or more of the voting stock of the surviving entity; (iii) a liquidation or sale of all or substantially all of our assets; or (iv) a change in the composition of our board of directors such that a majority of the directors are elected in connection with any of the foregoing transactions. Subsequently, we entered into amendments to the continuity agreements with Messrs. Vetras, Colliton and Volkens. Under these amendments, the 50% vesting acceleration on a change of control does not apply to options granted on March 8, 2000 if there is a change of control within 12 months of such date of grant. We also entered into separate agreements with Messrs. Mandell and O'Farrell under which their March 2000 option grants will automatically become vested with respect to one-half of the then unvested shares in the event of a change of control occurring on or after March 8, 2001. In addition, Messrs. Mandell and O'Farrell's March 2000 option grants would become fully vested in the event of an involuntary termination within twelve months of a change of control.

    In connection with Ms. Bonde's resignation as an officer of Captura in February 2000, we agreed to continue to pay Ms. Bonde's base salary through February 4, 2001. In addition, we agreed to permit continued vesting with respect to options to acquire 62,500 shares of our common stock through February 4, 2001 and to permit Ms. Bonde to exercise these options through March 4, 2001. As a result of this agreement, as of February 4, 2001, Ms. Bonde will hold exercisable options to acquire 28,750 shares of our common stock at a weighted average price of $2.86 per share. In addition, we agreed that in the event of a merger, acquisition, or other change of control of Captura occurring on or before February 1, 2001, Ms. Bonde's vesting would be further accelerated with respect to 7,500 additional shares at a price of $5.80 per share.

    In connection with Mr. Tidd's becoming an officer of Captura, we agreed to pay him an annual base salary of $150,000, under the terms of his employment offer letter. We also agreed to continue to pay Mr. Tidd's base salary for a period of one year in the event we terminate his employment without cause. In March 2000, we granted Mr. Tidd an option under our 1997 stock plan to acquire 200,000 shares of our common stock at an exercise price of $8.00 per share.

Benefit Plans

 1997 Stock Plan

    Our 1997 stock plan, referred to as our 1997 plan, provides for the grant of incentive stock options, which may provide for preferential tax treatment, to our employees. In addition, under the 1997 plan, we may grant nonstatutory options and stock purchase rights to our employees, consultants and directors.

    We have reserved a total of 5,550,000 shares of our common stock for issuance under the 1997 plan. As of June 30, 2000, 3,058,724 shares were subject to outstanding options, 967,422 shares had been issued upon exercise of options previously granted, and 523,854 shares were available for future grants of options and stock purchase rights under the 1997 Plan. Subsequent to June 30, 2000, we increased the available reserve under our option plan by 1,000,000 shares. In addition, on the first day of each fiscal year, beginning on January 1, 2002, the first day of our 2002 fiscal year, the number of shares of common stock available for issuance under the 1997 plan will automatically increase by a number of shares equal to the least of the following:

  . five percent of our total outstanding shares of common stock on the last day of the immediately preceding fiscal year;

  .   2,000,000 shares; or

  .   a lesser amount determined by our board of directors.

    Our board of directors currently administers the 1997 plan but may delegate these obligations to a committee. The committee may consist of two or more "outside directors," as defined in the Internal Revenue Code, to satisfy requirements of applicable tax and securities laws. The administrator has the power to determine the terms of options or stock purchase rights granted, including the exercise price, the number of shares subject to the option or stock purchase right, the exercisability of the options, and the form of consideration payable upon exercise.

    Although the administrator determines the exercise price of options and stock purchase rights granted under the 1997 plan, in order to qualify an option grant as an incentive stock option, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the term of the incentive stock option may not exceed ten years. Incentive stock options granted to employees who hold ten percent or more of our outstanding common stock must be granted at an exercise price equal to at least 110% of the fair market value of our common stock on the date of grant and must terminate within five years of that date.

    Under the 1997 plan, no optionee may be granted an option to purchase more than 750,000 shares of our common stock in any fiscal year. In connection with his or her initial employment or service, however, an optionee may be granted an option to acquire up to 1,500,000 shares. Following a termination of his or her relationship with us, an optionee must exercise any vested options during the time period specified in the option agreement, which is generally three months. If a termination results from the optionee's death, however, the optionee's estate or heir may exercise the option, to the extent vested on the date of death, for a period of up to 12 months. If a termination results from the optionee's disability, optionees will generally have six months from the date of termination to exercise their options to the extent they were vested on the date of termination. In no case may an option be exercised later than the expiration of its term. Under the 1997 plan, options and stock purchase rights are generally not transferable and may be exercised only by the optionee during his or her lifetime.

    In the event of a merger or acquisition of our company, if the acquiror or successor corporation does not assume outstanding options and stock purchase rights under the 1997 plan, all options and stock purchase rights will become immediately fully vested. If, however, the acquiror or successor corporation assumes outstanding options and stock purchase rights, no acceleration of vesting will occur unless the acquiror or successor corporation terminates an optionee's relationship, without cause, at any time within twelve months of the date of the merger or acquisition. In that case, the optionee will be given vesting credit for an additional twelve months of continued service, and outstanding options or stock purchase rights will remain exercisable for at least six months from the date of termination (unless the option or stock purchase right would otherwise terminate sooner in accordance with its terms). These provisions of the 1997 plan could have the effect of deterring an acquisition or merger involving our company. See "Description of Capital Stock."

    The 1997 plan will automatically terminate in 2007, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 1997 plan so long as it does not adversely affect the rights of any optionee holding options previously granted under the 1997 plan.

 2000 Employee Stock Purchase Plan

    Our 2000 Employee Stock Purchase Plan, referred to as our 2000 ESPP, was adopted by our board of directors and approved by our stockholders in October 2000 and will become effective contemporaneously with this offering. We have reserved 500,000 shares of our common stock under the 2000 ESPP.

    In addition, on the first day of each fiscal year, beginning on January 1, 2002, the first day of our 2002 fiscal year, the number of shares of common stock available for issuance under the 2000 ESPP will automatically increase by a number of shares equal to the least of the following:

  . two percent of our total outstanding shares of common stock on the last day of the immediately preceding fiscal year;

  .   750,000 shares; or

  .   a lesser amount determined by our board of directors.

    Our board of directors or a committee of our board will administer the 2000 ESPP. All of our employees will be eligible to participate if they are customarily employed by us or any participating subsidiary for at least

20 hours per week and more than five months in any calendar year. An employee may not participate in the 2000 ESPP, however, if either:

  . the employee holds five percent or more of the total combined voting power or value of all classes of our capital stock (after giving effect to the grant of purchase rights under the 2000 ESPP); or

  . the employee's right to purchase our common stock under all employee stock purchase plans would accrue at a rate in excess of $25,000 worth of our common stock in any calendar year.

    The 2000 ESPP is intended to qualify for preferential tax treatment and contains consecutive, overlapping twelve month offering periods. Each offering period includes four three-month purchase periods. The offering periods generally start on the first trading day on or after February 1 and November 1 of each year, except that the first offering period will commence on the effective date of this offering and will end on the last trading day ending on or before January 31, 2002.

    The 2000 ESPP permits participants to purchase our common stock through payroll deductions of up to ten percent of their eligible compensation, which includes a participant's base straight time gross earnings and commissions but excludes all other compensation. A participant may purchase no more than 10,000 shares of our common stock during any six month period.

    Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six month period. The price is 85% of the lower of the fair market value of our common stock at the beginning of the applicable offering period or the end of the applicable purchase period. Participants may end their participation at any time during an offering period and will be paid their payroll deductions through the date of termination. Participation ends automatically upon a termination of employment.

    A participant may not transfer rights granted under the 2000 ESPP other than by will, the laws of descent and distribution, or as otherwise permitted by the plan.

    In the event of our merger with or acquisition by another corporation where our stockholders do not control the resulting entity or a sale of all or substantially all of our assets, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set.

    Our 2000 ESPP will terminate in 2010. Our board of directors may, however, amend or terminate the plan except that, subject to certain exceptions described in our plan, no such action may adversely affect any outstanding rights to purchase stock under the plan.

 2000 Director Option Plan

    Our 2000 Director Option Plan, referred to as our director plan, was adopted by our board of directors and approved by our stockholders in October 2000. The director plan provides for the grant of nonstatutory stock options to directors who are not also employees. We have reserved a total of 200,000 shares for issuance under the director plan. In addition, on the first day of each fiscal year, beginning on January 1, 2002, the first day of our 2002 fiscal year, the number of shares of common stock available for issuance under the 2000 ESPP will automatically increase by a number of shares equal to:

  . the number of shares needed to restore the maximum number of shares then available for grant to 200,000 shares; or

  .   a lesser amount determined by our board of directors.

    As of the effectiveness of this offering, no options to acquire our common stock will be outstanding under our director plan. Upon becoming a member of our board of directors, each new director will receive an option under the director plan to acquire 30,000 shares of our common stock. Directors serving on our board on the date of this prospectus will not receive this initial option grant, however. At each annual meeting thereafter, beginning with our 2001 annual meeting, each non-employee director who has served on our board of directors for at least six months will receive an option to acquire 10,000 shares of our common stock. The exercise price of all option grants under the director plan will equal the fair market value of our common stock on the date of grant. All options granted under the director plan will have a term of ten years. Initial option grants to new directors will vest monthly over 36 months, and follow-on grants to existing directors will vest monthly over 12 months.

    Upon a termination of an eligible director's membership on our board, he or she must exercise any outstanding vested options under the director plan during the time period specified in the option agreement, which is generally three months. If a termination results from the director's death, however, the director's estate or heir may exercise the option, to the extent vested on the date of death, for a period of up to 12 months. If a termination results from the director's disability, the director will generally have six months from the date of termination to exercise the options to the extent they were vested on the date of termination. In no case may an option be exercised later than the expiration of its term, however. Under the director plan, options are generally not transferable and may be exercised only by the director during his or her lifetime.

    In the event of our merger with or acquisition by another corporation where our stockholders do not control the resulting entity or a sale of all or substantially all of our assets, all outstanding options under the director plan will become immediately vested and exercisable.

    Unless terminated earlier, the director plan will automatically terminate in 2010. Our board of directors has the authority to amend, alter, suspend or discontinue the director plan, however, but no such action may adversely affect any grant made under the director plan.

                              CERTAIN TRANSACTIONS

Relationships Among Officers or Directors with Specific Investors

    Four of our directors are associated with entities that each own more than five percent of our capital stock. Mr. Harman is a general partner of Oak Investment Partners, Mr. Nie is a technology partner at Oak Investment Partners, Mr. Audino is a managing partner of Voyager Capital, and Mr. Finzi is a general partner of the Sprout Group, which is also an affiliate of Donaldson, Lufkin & Jenrette, another holder of more than five percent of our capital stock. No other officer or director of Captura has any material relationship with any other principal stockholder.

Preferred Stock Financings

    Since our inception, we have issued, in private placement transactions, shares of preferred stock as follows: an aggregate of 1,000,000 shares of Series A preferred stock at $2.50 per share in July 1997; an aggregate of 1,891,892 shares of Series B preferred stock at $3.70 per share in October and December 1997; an aggregate of 695,651 shares of Series C preferred stock at $5.75 per share in August 1998; an aggregate of 3,881,767 shares of Series D preferred stock at $5.75 per share in February 1999; and an aggregate of 4,493,673 shares of Series E preferred stock at $9.29 per share in February and September 2000. The following table summarizes the shares of preferred stock purchased by executive officers, directors and 5% stockholders of Captura and persons and entities associated with them in the private placement transactions.

                             Series A  Series B  Series C  Series D  Series E
                             Preferred Preferred Preferred Preferred Preferred
                             Stock (1)   Stock     Stock    Stock (2) Stock (3)
                             --------- --------- --------- --------- ---------
Oak Investment Partners.....        -- 1,337,838  170,271    434,783   484,392
Donaldson, Lufkin &
  Jenrette, Inc.............        --        --       --  1,739,131   484,392
Merrill Lynch & Co., Inc.... 1,000,000   270,270  175,834    112,201   247,578
Ford Motor Company..........        --        --       --         -- 1,614,639
Voyager Capital.............        --   270,270  347,826    173,913    53,821
U.S. Trust Corp.............        --        --       --    695,652    86,114
Tudor Investment Corp.......        --        --       --    695,652    53,821
Norman Nie..................        --    13,514    1,720      4,348     3,847
Tim McMullen................        --        --       --     26,087        --

--------
(1) In connection with the issuance of Series A preferred stock, we granted warrants to purchase 111,280 shares of Series A preferred stock to entities affiliated with Merrill Lynch & Co., Inc.

(2) In connection with the issuance of Series D preferred stock, we granted warrants to purchase shares of Series D preferred stock, as follows:
    108,695 to entities affiliated with Oak Investment Partners; 434,781 to entities affiliated with Donaldson, Lufkin & Jenrette, Inc.; 28,049 to entities affiliated with Merrill Lynch & Co., Inc.; 43,478 to entities affiliated with Voyager Capital; 173,913 to entities affiliated with U.S. Trust Corp.; 187,367 to entities affiliated with Tudor Investment Corp.; 1,087 to Norman Nie; and 6,521 to Tim McMullen.

(3) In connection with the issuance of Series E preferred stock, we granted warrants to purchase shares of Series E preferred stock, as follows: 80,732 to entities affiliated with Oak Investment Partners; 80,733 to entities affiliated with Donaldson, Lufkin & Jenrette, Inc.; 61,895 to entities affiliated with Merrill Lynch & Co., Inc.; 403,659 to Ford Motor Company; 13,455 to entities affiliated with Voyager Capital; 21,529 to entities affiliated with U.S. Trust Corp.; 13,455 to entities affiliated with Tudor Investment Corp.; and 962 to an entity affiliated with Norman Nie.

    The shares of our Series D preferred stock identified above include shares issued upon conversion of convertible subordinated promissory notes issued in November and December 1998 in the aggregate principal amount of $1,885,881. Of this aggregate principal amount, entities associated with Oak Investment Partners purchased $1,000,000, entities associated with Merrill Lynch purchased $634,185, and entities associated with Voyager Capital purchased $251,696. These convertible promissory notes bore interest at the rate of 8.0% per year. Outstanding principal and interest were subsequently converted into an aggregate of 333,007 shares of Series D preferred stock. In connection with purchasing these convertible notes, we issued the Oak Investment Partners entities warrants to purchase 34,782 shares of Series D preferred stock, the Donaldson, Lufkin & Jenrette entities warrants to acquire 22,058 shares of Series D preferred stock, and the Voyager Capital entities warrants to acquire 8,755 shares of Series D preferred stock. The exercise price applicable to each of these warrants is $5.75 per share.

Business Relationships with Merrill Lynch & Co.

    Concurrently with the issuance and sale of our Series A preferred stock to entities affiliated with Merrill Lynch & Co. in July 1997, we entered into a letter agreement with Merrill Lynch granting Merrill Lynch a right of first refusal on all investment banking services for which we choose to hire an outside advisor. The right is subject to the provision of services on terms at least as favorable to Captura as offered by any other nationally recognized investment bank. In October 2000, Merrill Lynch agreed to waive the application of its right of first refusal with respect to this offering.

    In November 1999, we entered into a separate letter agreement with Merrill Lynch in which Merrill Lynch agreed to act as our exclusive financial advisor in connection with any proposed business combination or strategic investment. A business combination is defined as a merger or consolidation of Captura, a sale of all or substantially all of our assets or revenues, or a disposition of more than 50% of our outstanding capital stock. A strategic investment is defined as a sale of less than 50% of our outstanding capital stock. Under the terms of the agreement, we are obligated to pay Merrill Lynch a fee of $1,500,000 or 1.5% of the purchase price, whichever is greater, for the consummation of any business combination, and a fee of 6% of the purchase price for the consummation of any strategic investment. We are also obligated to reimburse Merrill Lynch for up to a maximum $60,000 in reasonable, out-of-pocket expenses incurred in connection with its services under the agreement. The agreement may be terminated upon written notice by either party. For a period of one year following termination, we will continue to be obligated to pay Merrill Lynch fees, subject to business exceptions, for any business combination or strategic investment. In connection with our Series E preferred stock and warrant financing, which first closed in February 2000, we paid Merrill Lynch a fee of $1,264,909. In connection with our Series D preferred stock and warrant financing, which closed in February 1999, we paid Merrill Lynch a fee of $1,153,245.

    In May 1997, we entered agreements to license our software and to provide technical support to Merrill Lynch. We recognized license and services revenues from Merrill Lynch in the amounts of $700,773 in 1997, $1,013,783 in 1998, and $507,657 in 1999.

Agreements with Tim McMullen

    In February 1999, we entered into agreements with Tim McMullen, one of our directors, to compensate him for past consulting services and to secure future consulting services. We paid Mr. McMullen $200,000 in compensation for consulting services previously rendered, and $50,000 to secure additional services relating to software development. The consulting relationship terminated in May 1999. In connection with these agreements, Mr. McMullen also purchased 26,087 shares of our Series D preferred stock and warrants to purchase 6,521 shares of our Series D preferred stock.

Agreements with Dan Vetras

    In January 2000, Dan Vetras, our president and chief executive officer, borrowed $1,000,000 from us on an unsecured, full-recourse basis. The loan bears interest at an annual rate of 6.12%, and is due on January 21, 2004.

    In January 2000, three of Mr. Vetras' stock option agreements were amended to allow him to exercise options to purchase common stock that were not yet vested, provided that he entered into a restricted stock purchase agreement. Mr. Vetras subsequently paid $970,500 in cash to exercise options to purchase 475,000 shares of common stock. We have a right to repurchase any unvested shares in the event of termination of Mr. Vetras' employment at a purchase price equal to the original purchase price. Our repurchase option lapses monthly with respect to one-forty-eighth (1/48) of the shares and will lapse with respect to all 475,000 shares in November 2003.

    In July 2000, our board of directors approved a $1,000,000 loan to Mr. Vetras. When fully consummated, the loan will accrue interest at an annual rate of 6.4%, will be secured by a second mortgage on Mr. Vetras' home and will be payable in full upon the earlier of his termination of employment or ten years from the date of the loan. As of September 30, 2000, we had advanced to Mr. Vetras $100,000 of the approved amount. This advance has not yet been secured.

Business Relationship with Ford Motor Company

    In August 1998, we entered into license and service agreements with Ford Motor Company, which beneficially owns more than five percent of our capital stock. These agreements provide Ford with a license to our automated payment processing solution as well as with deployment and support services. Ford is obligated to pay us approximately $750,000 during the course of these agreements.

    In September 2000, we entered into a hosting and service agreement with Ford. Under this agreement, we will provide hosting and support services for Ford's online travel and expense reporting system, and Ford will pay us approximately $1.7 million over the two-year term.

    In September 2000, we issued Ford a warrant to purchase 1,210,980 shares of Series E preferred stock at $9.29 per share. The warrant is exercisable upon the earlier of five years from the date of issuance or the satisfaction of specific conditions, including joint marketing efforts, client generation and full integration of our solution.

Business Relationship with Donaldson, Lufkin & Jenrette

    In June 2000, we entered into subscription and service agreements with Donaldson, Lufkin & Jenrette, Inc., which beneficially owns more than five percent of our capital stock. These agreements provide Donaldson, Lufkin & Jenrette with a one-year subscription to our automated payment processing solution for which we are to be paid approximately $120,000 over the subscription term.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of September 30, 2000, for each of the following:

  . each person or entity that we know beneficially owns more than five percent of our common stock;

  .   each of our directors;

  . each of our executive officers named in the summary compensation table elsewhere in this prospectus; and

  .   all of our directors and executive officers as a group.

    Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The percentage ownership of each person or entity identified in the table includes shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days. These shares are not deemed outstanding for purposes of computing the percentage ownership of any other person, however. Percentage of ownership is based upon 14,680,904 shares of common stock outstanding on September 30, 2000, the issuance of 65,595 shares in connection with the assumed exercise for cash of warrants that would otherwise expire upon
this offering and the issuance of              shares in connection with this
offering. This table assumes no exercise of the underwriters' over-allotment option and gives effect to the conversion of all outstanding shares of preferred stock.

                                                           Percentage of Shares
                                              Total Number --------------------
                                     Options   of Shares   Outstanding
                          Number of    or     Beneficially   Before     After
Name of Beneficial Owner   Shares   Warrants     Owned      Offering   Offering
------------------------  --------- --------- ------------ ----------- --------

Principal Stockholders

Oak Investment Partners
  (1)...................  2,579,784   264,575  2,844,359      18.9%
 525 University Avenue,
   Suite 1300
 Palo Alto, California
   94301
Donaldson, Lufkin &
  Jenrette Inc. (2).....  2,223,523   555,878  2,779,401      18.2
 c/o Sprout Group
 3000 Sand Hill Road,
   Suite 170, Bldg. 3
 Menlo Park, California
   94025
Merrill Lynch & Co.,
  Inc. (3)..............  1,805,883   223,282  2,029,165      13.6
 250 Vesey Street
 New York, New York
   10281
Ford Motor Company......  1,614,639   403,659  2,018,298      13.3
 The American Road
 Dearborn, Michigan
   48121
Tudor Investment Corp.
  (4)...................    908,223   187,367  1,095,590       7.3
 40 Rowes Wharf
 Boston, Massachusetts
   02110
U.S. Trust Corp. (5)....    781,766   195,442    977,208       6.6
 114 West 47th Street
 New York, New York
   10036
Voyager Capital (6).....    845,830    79,438    925,268       6.2
 800 Fifth Avenue, Suite
   4100
 Seattle, Washington
   98104

Directors and Officers

Dan Vetras (7)..........    445,000    50,000    495,000       3.3
Bruce Volkens...........         --    52,500     52,500        *
Corey Mandell...........     64,500   121,250    185,750       1.2
Bob Colliton............         --    58,958     58,958        *
Katarina Bonde (8)......     87,500    28,750    116,250        *
Tony Audino (9).........    845,830    79,438    925,268       6.2
Mike Brochu.............         --        --         --        *
Bob Finzi (10)..........  2,223,523   555,878  2,779,401      18.2
Fred Harman (11)........  2,579,784   264,575  2,844,359      18.9
Tim McMullen............     86,087    55,063    141,150        *
Norman Nie (12).........     37,016     7,212     44,228        *
All directors and
  executive officers as
  a group (13 persons)..  6,281,740 1,282,733  7,564,473      47.2

--------
  * Indicates beneficial ownership of less than one percent of the total outstanding common stock.

 (1) Includes 2,516,834 shares held by Oak Investment Partners VII, L.P., and warrants to purchase 258,093 shares of common stock. Also includes 62,950 shares held by Oak VII Affiliate Fund, L.P., and warrants to purchase 6,482 shares of common stock. Fred Harman, one of our directors, is a general partner of Oak Investment Partners. Mr. Harman disclaims beneficial ownership of the shares held by entities affiliated with Oak Investment Partners except to the extent of his pecuniary interest in the shares.

 (2) Includes 16,676 shares held by DLJ Capital Corporation and warrants to purchase 4,168 shares of common stock. Also includes 171,398 shares held by DLJ ESC II, L.P., and warrants to purchase 42,849 shares of common stock. Also includes 1,924,263 shares held by Sprout Capital VIII, L.P. and warrants to purchase 481,065 shares of common stock. Also includes 111,186 shares held by Sprout Venture Capital, L.P., and warrants to purchase 27,796 shares of common stock. Bob Finzi, one of our directors, is a general partner of the Sprout Group, which is affiliated with Donaldson, Lufkin & Jenrette, Inc. Mr. Finzi disclaims beneficial ownership of the shares held by entities affiliated with Donaldson, Lufkin & Jenrette, Inc., except to the extent of his pecuniary interest in the shares.

 (3) Includes 902,942 shares held by Merrill Lynch KECALP L.P. 1994 and warrants to purchase 111,641 shares of common stock. Also includes 753,671 shares held by Merrill Lynch KECALP L.P. 1997 and warrants to purchase 91,078 shares of common stock. Also includes 133,001 shares held by KECALP, Inc., and warrants to purchase 13,298 shares of common stock. Also includes 16,269 shares held by Merrill Lynch KECALP International, L.P. 1997, and warrants to purchase 7,265 shares of common stock.

 (4) Includes 771,990 shares held by Tudor Private Equity Fund, L.P., and warrants to purchase 159,263 shares of common stock. Also includes 136,233 shares held by The Raptor Global Portfolio, Ltd., and warrants to purchase 28,104 shares of common stock.

 (5) Represents shares and warrants held by Excelsior Private Equity Fund II,
     Inc.

 (6) Includes 787,498 shares held by Voyager Capital Fund I, L.P. and warrants to purchase 62,305 shares of common stock. Also includes 58,332 shares held by Voyager Capital Founders Fund, L.P., and warrants to purchase 3,383 shares of common stock. Also includes 13,750 shares held by Mr. Audino, a managing partner of Voyager Capital, in the form of options to purchase common stock. Mr. Audino disclaims beneficial ownership of the shares held by entities affiliated with Voyager Capital except to the extent of his pecuniary interest in the shares.

 (7) Includes 280,208 shares of common stock subject to repurchase as of September 30, 2000, by Captura upon termination of employment.

 (8) Ms. Bonde's beneficial ownership reflects shares permitted to be purchased by March 4, 2001, pursuant to the Agreement and Release of February 2000. See "Management--Employment and Change of Control Agreements."

 (9) Includes shares held by persons and entities affiliated with Voyager Capital. See note 6 above.

(10) Includes 2,779,401 shares held by entities affiliated with Donaldson, Lufkin & Jenrette, Inc. See note 2 above.

(11) Includes 2,844,359 shares held by entities affiliated with Oak Investment Partners. See note 1 above.

(12) Includes 37,016 shares held by National Information Enterprises, LP I and warrants to purchase 962 shares of common stock. Also includes 6,250 shares held by Mr. Nie in the form of options to purchase common stock.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of this offering, we will be authorized to issue up to 100,000,000 shares of our common stock, par value $0.001 per share, and 5,000,000 shares of our preferred stock, par value $0.001 per share. Immediately after this offering, based on shares outstanding as of September
30, 2000, we estimate there will be approximately            shares of common
stock outstanding, 7,025,754 shares of common stock issuable upon exercise of outstanding options and warrants assuming there are no additional option or warrant grants after September 30, 2000, and no shares of preferred stock issued and outstanding.

    The figure for outstanding shares of common stock upon completion of this offering reflects the issuance and conversion into common stock of 65,595 shares of our Series C preferred stock in connection with the assumed exercise for cash of warrants which would otherwise terminate upon the closing of this offering.

    The following summary of some provisions of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our certificate of incorporation, which is included as an exhibit to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of common stock do not have cumulative voting rights, and therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. If this occurs, the holders of the remaining shares will not be able to elect any directors.

    Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor and shall be noncumulative. We have never declared or paid cash dividends on our common stock or other securities and do not currently anticipate paying cash dividends in the future. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

    Our certificate of incorporation authorizes 5,000,000 shares of preferred stock. Our board of directors has the authority, without further action or authorization by the stockholders, to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of the series. Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. At present we have no plans to issue any preferred stock.

Warrants

    As of September 30, 2000, the following warrants to purchase a total of 3,762,948 shares of our capital stock were outstanding, excluding warrants to purchase 65,595 shares of stock that we have assumed will be exercised before the offering:

  . A warrant to purchase 12,000 shares of our common stock at an exercise price of $2.50 per share , which expires in September 2001;

  . Warrants to purchase 127,280 shares of our Series A preferred stock at an exercise price of $2.50 per share, which expire in July 2002;

  . Warrants to purchase 13,592 shares of our Series A preferred stock at an exercise price of $2.50 per share, which expire on the earlier of three years after the closing date of this offering or November 2004;

  . A warrant to purchase 5,405 shares of our Series B preferred stock at an exercise price of $3.70 per share, which expires in November 2002;

  . Warrants to purchase 14,865 shares of our Series B preferred stock at an exercise price of $3.70 per share, which expire on the earlier of five years after the closing date of this offering or March 2008;

  . A warrant to purchase 6,957 shares of our Series C preferred stock at an exercise price of $5.75 per share, which expires in August 2003;

  . Warrants to purchase 969,349 shares of our Series D preferred stock at an exercise price of $5.75 per share, which expire in February 2004;

  . Warrants to purchase 10,000 shares of our Series D preferred stock at an exercise price of $5.75 per share, which expire in March 2009;

  . Warrants to purchase 568,778 shares of our Series E preferred stock at an exercise price of $9.29 per share, which expire in February 2002;

  . Warrants to purchase 554,635 shares of our Series E preferred stock at an exercise price of $9.29 per share, which expire in September 2002;

  . Warrants to purchase 269,107 shares of our Series E preferred stock at an exercise price of $9.29 per share, which expire in June 2002; and

  . A warrant to purchase 1,210,980 shares of our Series E preferred stock at an exercise price of $9.29 per share, which expires in March 2006.

    The warrants may be exercised on a cash or cashless basis. In order to effect a cashless exercise, the warrant holder would surrender the right to acquire that number of shares under the warrant with a fair market value equal to the aggregate exercise price of the shares received.

    We have assumed throughout this prospectus the pre-offering cash exercise of warrants to purchase a total of 65,595 shares of our Series C preferred stock at $5.75 per share. These warrants expire upon the closing of this offering.

Registration Rights

    After this offering, the holders of 15,792,613 shares of common stock and warrants to purchase common stock will be entitled to registration rights. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, we must notify these securityholders and these securityholders may be entitled to include all or part of their shares in the registration. Additionally, holders of 15,742,156 shares of common stock and warrants to purchase common stock have demand registration rights under which they may require us to use our best efforts to register shares of their common stock. Further, the holders of these demand rights may require us to file additional registration statements on Form S-3. All of these registration rights are subject to some conditions and limitations, including the right of underwriters to limit the number of shares included in a registration and our right to not effect a requested registration within six months following an offering of our securities including this offering.

Antitakeover Effects of Provisions of Our Charter Documents

    Some of the provisions of our certificate of incorporation and bylaws that will become effective upon the completion of this offering could make the following more difficult:

  .   acquisition of Captura by means of a tender offer;

  .   acquisition of Captura by means of a proxy contest or otherwise; or

  .   the removal of our incumbent officers and directors.

    These provisions, summarized below, are generally expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Captura to first negotiate with our board. We believe that the benefits of increased protection resulting from our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Captura outweigh the disadvantages of discouraging these proposals because we believe that the negotiation of these proposals could result in an improvement of their terms.

    Election and Removal of Directors. Our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Captura because it generally makes it more difficult for stockholders to replace a majority of the directors. See "Management--Board of Directors" for further discussion of the structure of the board of directors.

    Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws contain notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

    Elimination of Cumulative Voting. Upon completion of this offering, our certificate of incorporation and bylaws will not provide for cumulative voting in the election of directors.

    Undesignated Preferred Stock. Our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

    Stockholder Meetings. Under our bylaws, our stockholders do not have a right to call a special meeting of stockholders. Only the board of directors, the chairman of the board, the president or the chief executive officer may call special meetings of stockholders.

    Amendment of Charter Provisions. The amendment of the above provisions relating to the election and removal of directors and stockholder meetings will require approval by holders of at least 66 2/3% of our outstanding common stock.

    Delaware Statute. We are subject to Section 203 of the Delaware General Corporation law, which, with some exceptions, prohibits a publicly held Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  . prior to such date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time of the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or after the consummation date, the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines business combination to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  . with some exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

    Washington Statute. The laws of the State of Washington, where our principal executive offices are located, also impose restrictions on certain transactions between certain foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act, or the WBCA, prohibits a target corporation, with some exceptions, from engaging in particular significant business transactions with a person or group of persons who beneficially own 10% or more of the voting securities of the target corporation (an acquiring person) for a period of five years after such acquisition unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition.

    Such prohibited transactions include, among other things:

  . a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

  . termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

  . allowing the acquiring person to receive any disproportionate benefit as a stockholder.

    After the five-year period, a significant business transaction may take place as long as it complies with certain fair price provisions of the statute.

    A target corporation includes a foreign corporation if:

  .   the corporation has a class of voting stock registered pursuant to
      Section 12 or 15 of the Securities Exchange Act of 1934;

  .   the corporation's principal executive office is located in Washington;

  .   any of:

     . more than 10% of the corporation's stockholders of record are Washington residents;

     . more than 10% of its shares of record are owned by Washington residents; or

     . 1,000 or more of its stockholders of record are Washington residents;

  . a majority of the corporation's employees are Washington residents or more than 1,000 Washington residents are employees of the corporation; and

  . a majority of the corporation's tangible assets are located in Washington or the corporation has more than $50 million of tangible assets located in Washington.

    A corporation may not opt out of this statute and, therefore, we anticipate this statute will apply to us. If we meet the definition of a target corporation, Chapter 23B.19 of the WBCA may have the effect of delaying, deferring or preventing a change of control of the Company.

Transfer Agent and Registrar

    The transfer agent and registrar for the common stock is        . The
transfer agent's address is       , and its telephone number is        .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of the common stock.

    Upon completion of this offering, we will have outstanding
shares of common stock, assuming the issuance of               shares of common
stock offered hereby, the exercise for cash of warrants to purchase 65,595 shares of our capital stock that would otherwise expire upon this offering and no exercise of options or warrants after September 30, 2000. Of these shares,
the              shares sold in the offering, plus any shares issued upon
exercise of the underwriters' overallotment option, will be freely tradeable without restriction or further registration under the Securities Act. If any affiliate of Captura, as that term is defined in Rule 144 under the Securities Act, purchases shares in this offering, sales of those shares would be subject to certain limitations and restrictions that are described below.

    We issued and sold the remaining             shares of our common stock in
reliance on exemptions from the registration requirements of the Securities Act. As a result, these shares are restricted securities under applicable federal securities laws and they may not be sold or transferred unless registered under the Securities Act or unless an exemption covering the sale or transfer is otherwise available. These exemptions may include those found in Rule 144, Rule 144(k), or Rule 701 under the Securities Act, which are described in detail below. In addition, each of our officers and directors, substantially all holders of our common stock, and substantially all holders of all outstanding options and warrants to acquire our common stock have agreed with our underwriters and/or Captura not to sell or transfer any securities of Captura for a period of 180 days from the date of this prospectus. Banc of America Securities LLC may, however, in its sole discretion, at any time, with or without notice, release all or any portion of the shares subject to these lock-up agreements.

    Based on applicable securities law restrictions and lock up agreements, we believe the following table summarizes the number of shares of our common stock that may become available for sale at various times after the effective date of this offering.

                                        Approximate
                                      Shares Eligible
   Days After Date of this Prospectus for Future Sale                  Comment
   ---------------------------------- --------------- ----------------------------------------
   On Effectiveness...............                    Shares sold in the offering and shares
                                                      saleable under Rule 144(k)
   90 Days after Effective Date...                    Shares saleable under Rule 144
   180 Days after Effective Date..                    Lock-up on remaining shares released;
                                                      shares saleable under Rules 144 and 701

    As of September 30, 2000, there were a total of 3,262,806 shares of common stock subject to outstanding options under our 1997 stock plan, all of which are subject to lock-up agreements. On the date 180 days after the date of this prospectus, when the lock-up agreements are no longer applicable, a total of 1,320,594 shares of common stock subject to outstanding options will be vested and exercisable. Immediately after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1997 stock plan, our 2000 employee stock purchase plan and our 2000 director option plan. After the effective dates of the registration statement on Form S-8, shares purchased upon exercise of options granted pursuant to the 1997 stock plan, the 2000 employee stock purchase plan and 2000 director option plan generally would be immediately available for resale in the public market.

    In addition, from time to time after the effective date of this offering, holders of outstanding warrants to acquire up to 3,762,948 shares of our common stock may exercise these warrants. Holders of warrants to acquire shares of our common stock have entered into lock-up agreements with the underwriters and/or Captura. If these holders exercise their warrants on a net issuance basis, and at least two years have elapsed from the date the warrant was issued, these shares may be resold immediately under Rule 144(k), which is described below. If at least one year, but less than two years, have elapsed from the date the warrant was issued, the shares issued on a net issuance exercise may be sold under Rule 144 subject to certain limitations and restrictions that are described below.

 Rule 144

    All of the securities we have issued prior to the completion of this offering are restricted securities which cannot be freely sold or transferred. In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  .   one percent of the number of shares of common stock then outstanding,
      which will equal approximately          shares immediately after this
      offering; or

  . the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice filing and the availability of current public information about Captura.

 Rule 144(k)

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, these shares may be sold immediately upon the completion of this offering.

 Rule 701

    In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases restricted shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with certain restrictions, including the holding period, contained in Rule 144.

    The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus may be sold by persons other than affiliates, as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one year minimum holding period requirement.

                                  UNDERWRITING

    We are offering the shares of common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC, U.S. Bancorp Piper Jaffray Inc., Wit SoundView Corporation and Pacific Crest Inc. are the representatives of the underwriters and will negotiate on behalf of the underwriters and will enter into an underwriting agreement with us. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has agreed to purchase, the number of shares of common stock listed next to its name in the following table:

                                                                       Number Of
Underwriters:                                                           Shares
-------------                                                          ---------
Banc of America Securities LLC.......................................
U.S. Bancorp Piper Jaffray Inc. .....................................
Wit SoundView Corporation............................................
Pacific Crest Inc. ..................................................

  Total..............................................................

    The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include, among others, the requirements that:

  . the representations and warranties made by us to the underwriters are true;

  .   there is no material change in the financial markets;

  . we deliver to the underwriters customary closing documents such as various certificates and opinions of counsel; and

  .   this registration statement has been declared effective by the SEC.

    The underwriting agreement also provides that the underwriters are obligated to purchase all of the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

    The underwriters initially will offer shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to
some dealers a concession of not more than $       per share. The underwriters
also may allow, and any other dealers may reallow, a concession of not more
than $       per share to some other dealers. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The common stock is offered under a number of conditions, including:

  .   receipt and acceptance of our common stock by the underwriters; and

  .   the right to reject orders in whole or in part.

    We have granted an option to the underwriters to buy up to additional shares of common stock. These additional shares would cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters may exercise this option at any time within 30 days of the date of this prospectus. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above, subject to a number of terms and conditions.

    The following table shows the per share and total underwriting discounts and commissions to be paid by us to them. The amounts are shown assuming no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                     No Exercise Full Exercise
                                                     ----------- -------------
Per share underwriting discounts and commissions....    $            $
Total underwriting discounts and commissions to be
  paid by us........................................

    The expenses of the offering, not including underwriting discounts and
commissions are estimated to be approximately $         and will be paid by us.

    On September 13, 2000, BAS Capital Funding Corporation, an affiliate of Banc of America Securities LLC purchased 207,216 units from the Company at a purchase price of $9.29 per unit. Each unit consisted of one share of the Company's Series E preferred stock and a warrant to purchase an additional 1/4 share of the Company's Series E preferred stock (exercisable for $9.29 per share of Series E preferred stock). BAS Capital Funding Corporation purchased these units at the same price and on the same terms as all other purchasers at that time. On August 29, 2000, Wit SoundView Internet Infrastructure Fund 2000, LLC and Wit SoundView Employee Fund 2000, LLC, both affiliates of Wit SoundView Corporation, respectively purchased 22,500 and 7,500 shares of common stock from Dan Vetras, our President and Chief Executive Officer, at $8.00 per share. BAS Capital Funding Corporation and the two affiliates of Wit SoundView Corporation have entered into lock-up agreements under which they each have agreed not to sell, transfer, assign, pledge or hypothecate their respective securities until the date 180 days after the effective date of this offering, except for any transfer of such shares by operation of law or by reason of reorganization of the issuer.

    We, our officers and directors and substantially all of our stockholders, warrant holders and option holders have entered into lock-up agreements with the underwriters. Under those agreements, we and those holders of stock, options and warrants may not dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock. These restrictions will be in effect for a period ending 180 days after the date of this prospectus. At any time and without notice, Banc of America Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements.

    We have agreed to indemnify the underwriters against liabilities, including liabilities for misstatements and omissions under the Securities Act of 1933 and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

    Prior to this offering, there has been no public market for our common stock. The initial public offering price was negotiated between us and the underwriters. The primary factors to be considered in such negotiations were:

  . our history and prospects, and the history and prospects of the industry in which we compete;

  .   our past and present financial performance;

  .   an assessment of our management;

  .   the present state of our development;

  .   our prospects for future earnings;

  . the prevailing market conditions of the applicable U.S. securities market at the time of this offer;

  . market valuations of publicly traded companies that we and the representatives believe to be comparable to us; and

  . other factors deemed relevant, such as the evaluation of the above factors in relation to the market valuation of companies in related businesses.

    We have applied to have our common stock listed for quotation on the Nasdaq National Market under the symbol "CPTR."

    Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

  . Stabilizing transactions--The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

  . Over-allotments and syndicate covering transactions--The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

  . Penalty bids--Penalty bids occur when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or covering transactions.

  . Passive market making--Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to certain limitations, until the time, if ever, at which a stabilizing bid is made.

    Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

    A prospectus in electronic format may be made available on the Web sites maintained by one or more underwriters or securities dealers. The representatives of the underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distribution will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Kirkland, Washington. Various legal matters will be passed upon for the underwriters by Latham & Watkins, San Francisco, California.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by Deloitte & Touche llp, independent auditors, as stated in their report appearing herein and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 in connection with this offering. While the information contained in this prospectus is materially complete, this prospectus does not contain all the information set forth in the registration statement and its exhibits and schedules. For further information with respect to Captura and our common stock please refer to the registration statement and to its exhibits and schedules. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the SEC. Information on the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchanges Act of 1934 and will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the SEC referred to above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditors' Report.............................................. F-2
Consolidated Balance Sheets............................................... F-3
Consolidated Statements of Operations..................................... F-4
Consolidated Statements of Changes in Stockholders' Equity (Deficit)...... F-5
Consolidated Statements of Cash Flows..................................... F-6
Notes to Consolidated Financial Statements................................ F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Captura Software, Inc.
Kirkland, Washington

    We have audited the accompanying consolidated balance sheets of Captura Software, Inc. and subsidiaries (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Captura Software, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Seattle, Washington
January 25, 2000
(October 11, 2000, as to Note 17)

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
           DECEMBER 31, 1998 AND 1999, AND JUNE 30, 2000 (unaudited)

                                                                             Pro forma
                                       December 31,                        stockholders'
                                 --------------------------    June 30,       equity
                                     1998          1999          2000      June 30, 2000
           ASSETS                ------------  ------------  ------------  -------------
                                                             (unaudited)    (unaudited)
CURRENT ASSETS:
  Cash and cash
    equivalents..............    $    134,754  $  2,601,701  $ 11,990,610
  Accounts receivable, net...         764,404     1,792,482     3,122,534
  Prepaid expenses...........         183,789       795,374       813,611
  Other current assets.......         158,127       144,794        52,669
                                 ------------  ------------  ------------
     Total current assets....       1,241,074     5,334,351    15,979,424
PROPERTY AND EQUIPMENT, net..       1,468,646     1,960,429     2,285,300
OTHER ASSETS, net............         202,547       373,054     1,044,400
                                 ------------  ------------  ------------
     TOTAL...................    $  2,912,267  $  7,667,834  $ 19,309,124
                                 ============  ============  ============

  LIABILITIES, MANDATORILY
   REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND WARRANTS,
  AND STOCKHOLDERS' EQUITY
          (DEFICIT)

CURRENT LIABILITIES:
  Line of credit.............    $    334,073  $    308,696  $    308,696
  Accounts payable and
    accrued expenses.........       2,668,490     2,475,049     2,880,348
  Deferred revenue...........         274,314     1,678,145     1,839,068
  Short-term obligations.....       1,000,000            --            --
  Notes payable to
    stockholders.............       1,838,238            --            --
  Current portion of long-
    term obligations.........         371,206       692,850       839,279
                                 ------------  ------------  ------------
     Total current
       liabilities...........       6,486,321     5,154,740     5,867,391
CAPITAL LEASE OBLIGATIONS,
  net of current portion.....         811,433       975,499       878,466
LONG-TERM DEBT, net of
  current portion............          31,054         4,755            --

COMMITMENTS (Note 12)

MANDATORILY REDEEMABLE
  CONVERTIBLE PREFERRED
  STOCK, Authorized,
  11,903,879 shares; issued
  and outstanding 3,587,544,
  7,469,311, and 9,745,503
  shares (aggregate
  liquidation value of
  $14,316,249, $38,664,258
  and $61,326,629
  (unaudited))...............      13,122,209    35,503,537    55,663,903
MANDATORILY REDEEMABLE
  CONVERTIBLE PREFERRED STOCK
  WARRANTS...................         265,807     2,459,421     5,280,332
STOCKHOLDERS' EQUITY
  (DEFICIT):
  Common stock, $.001 par
    value--Authorized,
    40,000,000 shares;
    issued and outstanding,
    1,777,704, 1,868,315,
    2,677,802 (unaudited),
    and 12,488,900
    (unaudited) pro forma
    shares...................           1,777         1,868         2,678  $     12,489
  Additional paid-in
    capital..................       1,789,524     3,771,599     6,280,606    61,935,649
  Note receivable from
    stockholder..............                                    (970,500)     (970,500)
  Unearned stock-based
    compensation.............        (136,277)   (1,889,902)   (2,439,491)   (2,439,491)
  Accumulated other
    comprehensive loss.......                       (53,498)      (66,724)      (66,724)
  Accumulated deficit........     (19,459,581)  (38,260,185)  (51,187,537)  (45,908,156)
                                 ------------  ------------  ------------  ------------
     Stockholders' equity
       (deficit).............     (17,804,557)  (36,430,118)  (48,380,968) $ 12,563,267
                                 ------------  ------------  ------------  ============
     TOTAL...................    $  2,912,267  $  7,667,834  $ 19,309,124
                                 ============  ============  ============

                See notes to consolidated financial statements.

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                THREE YEARS ENDED DECEMBER 31, 1997, 1998, 1999,
            AND SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (unaudited)

                                      December 31,                         June 30,
                          ---------------------------------------  -------------------------
                             1997          1998          1999         1999          2000
                          -----------  ------------  ------------  -----------  ------------
                                                                         (unaudited)
REVENUES................  $ 1,407,690  $  2,092,723  $  4,229,643  $ 1,867,359  $  2,205,575
COST OF REVENUES........      977,110     2,023,759     3,096,193    1,557,300     1,737,137
                          -----------  ------------  ------------  -----------  ------------
     Gross profit.......      430,580        68,964     1,133,450      310,059       468,438
OPERATING EXPENSES:
  Sales and marketing...    1,229,979     4,444,644     6,155,481    2,828,022     4,332,230
  Research and
    development.........    1,545,847     4,527,803     6,133,158    2,875,748     3,093,380
  General and
    administrative......    1,185,420     3,204,583     3,442,373    1,610,524     2,621,232
  Noncash stock-based
    compensation
    (Note 10)...........       90,506        46,043       617,199       23,041     1,320,132
                          -----------  ------------  ------------  -----------  ------------
     Total operating
       expenses.........    4,051,752    12,223,073    16,348,211    7,337,335    11,366,974
                          -----------  ------------  ------------  -----------  ------------
  Operating loss........   (3,621,172)  (12,154,109)  (15,214,761)  (7,027,276)  (10,898,536)
OTHER INCOME (EXPENSE):
  Interest expense......     (189,635)     (276,041)     (374,804)    (208,842)     (167,082)
  Interest income.......       42,387        63,789       359,298      217,422       399,987
  Other income
    (expense), net......        7,218        21,027       (34,938)          --           166
                          -----------  ------------  ------------  -----------  ------------
     Total other income
       (expense)........     (140,030)     (191,225)      (50,444)       8,580       233,071
                          -----------  ------------  ------------  -----------  ------------
NET LOSS................   (3,761,202)  (12,345,334)  (15,265,205)  (7,018,696)  (10,665,465)
MANDATORILY REDEEMABLE
  CONVERTIBLE PREFERRED
  STOCK DIVIDENDS AND
  ACCRETION.............     (187,500)       84,039    (3,535,399)  (2,076,247)   (2,261,887)
                          -----------  ------------  ------------  -----------  ------------
NET LOSS APPLICABLE TO
  COMMON STOCKHOLDERS...  $(3,948,702) $(12,261,295) $(18,800,604) $(9,094,943) $(12,927,352)
                          ===========  ============  ============  ===========  ============
Basic and diluted net
  loss per common
  share.................  $     (2.51) $      (7.00) $     (10.44) $     (5.10) $      (5.08)
                          ===========  ============  ============  ===========  ============
Weighted average number
  of common shares used
  for basic and diluted
  per share amounts.....    1,573,092     1,751,754     1,799,979    1,782,102     2,544,755
                          ===========  ============  ============  ===========  ============
Pro forma basic and
  diluted net loss per
  share.................                             $      (1.72)              $      (0.91)
                                                     ============               ============
Weighted average number
  of shares used for pro
  forma per share
  amounts...............                                8,859,548                 11,708,463
                                                     ============               ============

                See notes to consolidated financial statements.

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                 YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999,
                 AND SIX MONTHS ENDED JUNE 30, 2000 (unaudited)

                                                            Note                    Accumulated
                           Common stock      Additional  receivable    Unearned        other
                         ------------------   paid-in       from     stock-based   comprehensive Accumulated
                           Shares    Amount   capital    stockholder compensation      loss        deficit        Total
                         ----------  ------  ----------  ----------- ------------  ------------- ------------  ------------
Balance, January 1,
 1997..................     144,189  $1,442  $1,156,668   $      --  $        --     $     --    $ (3,249,584) $ (2,091,474)
 Common stock split....   1,297,701                              --           --           --              --            --
 Issuance of common
  stock................     223,490     223     353,927          --           --           --              --       354,150
 Repurchase of common
  stock................      (5,000)     (5)    (12,288)         --           --           --              --       (12,293)
 Issuance of common
  stock for
  compensation.........      50,000      50      74,950          --           --           --              --        75,000
 Unearned compensation
  related to the
  issuance of stock
  options..............          --      --      98,701          --      (98,701)          --              --            --
 Amortization of
  unearned stock-based
  compensation.........          --      --          --          --       15,506           --              --        15,506
 Mandatorily redeemable
  convertible preferred
  stock dividends......          --      --          --          --           --           --        (156,250)     (156,250)
 Mandatorily redeemable
  convertible preferred
  stock accretion......          --      --          --          --           --           --         (31,250)      (31,250)
 Net loss..............          --      --          --          --           --           --      (3,761,202)   (3,761,202)
                         ----------  ------  ----------   ---------  -----------     --------    ------------  ------------
Balance, December 31,
 1997..................   1,710,380   1,710   1,671,958                  (83,195)                  (7,198,286)   (5,607,813)
 Issuance of common
  stock................      67,324      67      18,441          --           --           --              --        18,508
 Unearned compensation
  related to the
  issuance of stock
  options..............          --      --      99,125          --      (99,125)          --              --            --
 Amortization of
  unearned stock-based
  compensation.........          --      --          --          --       46,043           --              --        46,043
 Mandatorily redeemable
  convertible preferred
  stock dividends......          --      --          --          --           --           --        (351,603)     (351,603)
 Mandatorily redeemable
  convertible preferred
  stock accretion......          --      --          --          --           --           --         (72,211)      (72,211)
 Reversal of
  mandatorily
  redeemable
  convertible preferred
  stock dividends......          --      --          --          --           --           --         507,853       507,853
 Net loss..............          --      --          --          --           --           --     (12,345,334)  (12,345,334)
                         ----------  ------  ----------   ---------  -----------     --------    ------------  ------------
Balance, December 31,
 1998..................   1,777,704   1,777   1,789,524          --     (136,277)          --     (19,459,581)  (17,804,557)
 Issuance of common
  stock................      90,611      91      71,851          --           --           --              --        71,942
 Unearned compensation
  related to the
  issuance of stock
  options..............          --      --   1,866,429          --   (1,866,429)          --              --            --
 Amortization of
  unearned stock-based
  compensation.........          --      --          --          --      112,804           --              --       112,804
 Stock-based
  compensation related
  to accelerated
  vesting of stock
  options..............          --      --      43,795          --           --           --              --        43,795
 Mandatorily redeemable
  convertible preferred
  stock dividends......          --      --          --          --           --           --      (2,824,097)   (2,824,097)
 Mandatorily redeemable
  convertible preferred
  stock accretion......          --      --          --          --           --           --        (711,302)     (711,302)
 Comprehensive loss:
  Net loss.............          --      --          --          --           --           --     (15,265,205)  (15,265,205)
  Other comprehensive
   loss--Foreign
   currency
   translation.........          --      --          --          --           --      (53,498)             --       (53,498)
                                                                                     --------    ------------  ------------
   Total comprehensive
    loss...............          --      --          --          --           --      (53,498)    (15,265,205)  (15,318,703)
                         ----------  ------  ----------   ---------  -----------     --------    ------------  ------------
Balance, December 31,
 1999..................   1,868,315   1,868   3,771,599          --   (1,889,902)     (53,498)    (38,260,185)  (36,430,118)
 Issuance of common
  stock................     334,487     335     577,909          --           --           --              --       578,244
 Exercise of stock
  options in exchange
  for note.............     475,000     475     970,025    (970,500)          --           --              --            --
 Unearned compensation
  related to the
  issuance of stock
  options..............          --      --     812,749          --     (812,749)          --              --            --
 Amortization of
  unearned stock-based
  compensation.........          --      --          --          --      263,160           --              --       263,160
 Stock-based
  compensation related
  to accelerated
  vesting of stock
  options..............          --      --     148,324          --           --           --              --       148,324
 Mandatorily redeemable
  convertible preferred
  stock dividends......          --      --          --          --           --           --      (1,546,636)   (1,546,636)
 Mandatorily redeemable
  convertible preferred
  stock accretion......          --      --          --          --           --           --        (715,251)     (715,251)
 Comprehensive loss:
  Net loss.............          --      --          --          --           --           --     (10,665,465)  (10,665,465)
  Other comprehensive
   loss--Foreign
   currency
   translation.........          --      --          --          --           --      (13,226)             --       (13,226)
                                                                                     --------    ------------  ------------
   Total comprehensive
    loss...............          --      --          --          --           --      (13,226)    (10,665,465)  (10,678,691)
                         ----------  ------  ----------   ---------  -----------     --------    ------------  ------------
Balance, June 30, 2000
 (unaudited)...........   2,677,802  $2,678  $6,280,606   $(970,500) $(2,439,491)    $(66,724)   $(51,187,537) $(48,380,968)
                         ==========  ======  ==========   =========  ===========     ========    ============  ============


                See notes to consolidated financial statements.

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              THREE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999,
            AND SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (unaudited)

                                     December 31,                         June 30,
                         ---------------------------------------  -------------------------
                            1997          1998          1999         1999          2000
                         -----------  ------------  ------------  -----------  ------------
                                                                        (unaudited)
OPERATING ACTIVITIES:
  Net loss.............  $(3,761,202) $(12,345,334) $(15,265,205) $(7,018,696) $(10,665,465)
  Adjustments to
   reconcile net loss
   to net cash used by
   operating
   activities:
     Impairment of
      acquired
      technology.......           --       225,908            --           --            --
     Depreciation and
      amortization.....      143,665       435,283       773,738      310,851       532,669
     Noncash interest
      expense..........           --            --        61,260       61,260            --
     Gain (loss) on
      disposal of
      assets...........       (5,602)           --        38,661        1,846            --
     Noncash stock-
      based
      compensation.....       90,506        46,043       617,199       23,041     1,320,132
     Issuance of
      warrants to
      nonemployees.....       23,803        97,500        15,821       15,821            --
     Cash provided
      (used) by changes
      in operating
      assets and
      liabilities, net
      of acquisition:
       Accounts
        receivable.....     (230,937)     (479,666)   (1,071,034)    (511,274)   (1,337,140)
       Prepaid
        expenses.......     (166,294)      (17,495)     (612,557)    (226,625)      (18,740)
       Other current
        assets.........      (10,565)     (147,562)       13,333      103,213        92,125
       Other assets....      (83,159)       35,577      (213,890)    (220,260)     (700,700)
       Accounts payable
        and accrued
        expenses.......     (563,874)    1,933,993      (644,249)  (1,226,322)      404,187
       Deferred
        revenue........      352,022      (227,708)    1,403,831      655,766       160,923
                         -----------  ------------  ------------  -----------  ------------
         Net cash used
          by operating
          activities...   (4,211,637)  (10,443,461)  (14,883,092)  (8,031,379)  (10,212,009)
INVESTING ACTIVITIES:
  Purchase of property
   and equipment.......     (269,325)     (132,747)     (350,005)    (338,205)     (456,290)
  Purchase of Workflow
   Solutions, Inc......           --      (336,500)           --           --            --
                         -----------  ------------  ------------  -----------  ------------
         Net cash used
          by investing
          activities...     (269,325)     (469,247)     (350,005)    (338,205)     (456,290)
FINANCING ACTIVITIES:
  Net borrowings
   (repayments) on line
   of credit...........      (24,943)      334,073       (25,377)    (175,377)           --
  Proceeds from notes
   payable to
   stockholders........      100,000     1,838,238            --           --            --
  Payments on notes
   payable to
   stockholders........     (259,624)      (81,400)           --           --            --
  Proceeds from short-
   term obligations....           --     1,000,000     1,000,000           --            --
  Payments on long-term
   debt and short-term
   obligations.........           --      (169,819)   (2,026,299)  (1,013,016)      (13,732)
  Payments on capital
   lease obligations...     (139,667)     (300,109)     (428,576)    (177,554)     (317,081)
  Repurchase of common
   stock...............      (12,293)           --            --           --            --
  Issuance of common
   stock...............       59,150        18,508        71,942        6,615       578,244
  Issuance of
   mandatorily
   redeemable
   convertible
   preferred stock,
   net.................    9,192,774     3,970,478    19,108,932   18,958,932    19,810,742
                         -----------  ------------  ------------  -----------  ------------
         Net cash
          provided by
          financing
          activities...    8,915,397     6,609,969    17,700,622   17,599,600    20,058,173
EFFECT OF EXCHANGE RATE
 CHANGES ON CASH.......           --            --          (578)      (1,461)         (965)
                         -----------  ------------  ------------  -----------  ------------
NET INCREASE (DECREASE)
 IN CASH AND
 CASH EQUIVALENTS......    4,434,435    (4,302,739)    2,466,947    9,228,555     9,388,909
CASH AND CASH
 EQUIVALENTS:
  Beginning of period..        3,058     4,437,493       134,754      134,754     2,601,701
                         -----------  ------------  ------------  -----------  ------------
  End of period........  $ 4,437,493  $    134,754  $  2,601,701  $ 9,363,309  $ 11,990,610
                         ===========  ============  ============  ===========  ============
SUPPLEMENTAL
 DISCLOSURES OF CASH
 FLOW INFORMATION:
  Cash paid for
   interest............  $   106,275  $    270,010  $    297,621  $   134,447  $    150,411


                See notes to consolidated financial statements.

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              THREE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999,
            AND SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (unaudited)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Description of business: Captura Software, Inc. (the Company) was incorporated November 22, 1994, in the state of Delaware. The Company is a provider of automated payment processing solutions for Global 2000 companies. The Company's technology automates the preparation, approval and processing of procurement, travel, entertainment and fleet transactions.

    Principles of consolidation: In June 1998, the Company established a subsidiary, Captura Software International Limited in the United Kingdom (Captura UK). The consolidated financial statements as of and for the year ended December 31, 1998, include the accounts of the Company and Captura UK. In July 1999, the Company established a new subsidiary, Captura Software SARL in France (Captura France). The consolidated financial statements as of and for the year ended December 31, 1999, and the six months ended June 30, 2000, include the accounts of the Company, Captura UK, and Captura France. All significant intercompany accounts and transactions have been eliminated.

    Unaudited interim financial statements: The financial statements as of June 30, 1999 and 2000, and for the six-month period then ended are unaudited and reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of the Company's management, necessary for a fair presentation of financial position, results of operations, and cash flows. All financial statement disclosures related to the six-month period ended June 30, 1999 and 2000 are unaudited.

    Unaudited pro forma stockholders' equity: If the initial public offering
(IPO) is consummated as presently anticipated (Note 17), each share of the Series A, Series B, Series C, Series D and Series E mandatorily redeemable convertible preferred stock will automatically convert into one share of common stock. The unaudited pro forma stockholders' equity reflects the subsequent conversion of Series A, Series B, Series C, Series D and Series E (exclusive of the September 13, 2000, issuance) preferred shares into common stock at a one-for-one conversion ratio as if such conversion had occurred as of June 30, 2000 and the assumed exercise of 65,595 warrants to purchase Series C preferred stock that would otherwise terminate upon the closing of an initial public offering.

    Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Fair values of financial instruments: The Company has financial instruments, such as cash and cash equivalents, a line of credit, notes payable to stockholders, long-term debt, and capital lease obligations. The carrying value of cash and cash equivalents and notes payable to stockholders approximates fair value because of the short-term maturity of these instruments. The fair value of the line of credit, long-term debt, and capital lease obligations approximates carrying value based on the market interest rates available to the Company for debt of similar risk and maturities.

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

    Concentration of credit risk and certain business risks: The Company is subject to certain business risks that could affect future operations and financial performance. These risks include changes in technology and related delivery of products and increased competition. Revenues from customers representing 10% or more of the total revenue are as follows:

                                                                    Six months
                                                    Year ended         ended
                                                   December 31,      June 30,
                                                  ----------------  -------------
   Customer                                       1997  1998  1999  1999    2000
   --------                                       ----  ----  ----  -----   -----
                                                                    (unaudited)
    A............................................  50%   52%   12%     22%     11%
    B............................................  22     8     2       3      --
    C............................................  --    12     3       5       1
    D............................................  --    --    16      26      14
    E............................................  --     2    15      13      19
    F............................................  --    --    12      --      11

    Accounts receivable as of December 31, 1998 and 1999, and June 30, 2000, include 52%, 11%, and 17%, respectively, of accounts receivable from these major customers.

    Cash and cash equivalents: The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. As of December 31, 1999, and June 30, 2000, cash of $2,446,709 and $11,641,386, respectively, is being held in a money market account at an affiliate of a stockholder. Interest income of $246,716 and $369,676 was earned on this cash during the year ended December 31, 1999, and the six months ended June 30, 2000, respectively.

    Accounts receivable: Accounts receivable is primarily composed of amounts contractually due for license and implementation revenue. Accounts receivable includes $240,830, $718,453, and $1,086,947 of unbilled receivables at December 31, 1998 and 1999, and June 30, 2000, respectively. The allowance for doubtful accounts as of December 31, 1998 and 1999, and June 30, 2000, is $-0-, $72,602,
and $29,848, respectively.

    Prepaid expenses: As of December 31, 1999, and June 30, 2000, prepaid expenses include $440,222 and $231,558, respectively, in nonrefundable license fees paid as part of original equipment manufacturer (OEM) agreements and reseller agreements with other parties. Under these agreements, the Company received nonexclusive rights to copy, manufacture, distribute, and sublicense software developed by the other parties in exchange for license fees. The nonrefundable license fees are being expensed according to the terms of the agreements. The agreements expire on varying dates throughout 2000.

    Other current assets: Other current assets is composed primarily of employee advances and deferred costs on contracts in process. Deferred costs on contracts in process include all identifiable incurred costs related to contracts being accounted for under the percentage-of-completion method. Such costs include labor and related overhead. Deferred costs on contracts in process as of December 31, 1998 and 1999, and June 30, 2000, are $41,854, $142,294, and $14,971, respectively.

    Property and equipment: Property and equipment is stated at cost. Depreciation expense is recorded using the straight-line method over the estimated useful lives of the assets, which range from three to seven years, or, if applicable, the term of the related lease, if shorter. Expenditures for major renewals and improvements that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. When equipment is retired or otherwise disposed

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES
of, the cost and related accumulated depreciation is removed from the accounts and the resulting gain or loss is recognized.

    Internally developed software: Effective for fiscal years beginning after December 15, 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company adopted SOP No. 98-1 on January 1, 1999. Internally developed software costs, which are included in property and equipment, are amortized on a straight-line basis over a useful life of three years.

    Capitalized software costs: Financial accounting standards require the capitalization of certain software product costs after technological feasibility of the software is established. Due to the relatively short period between the technological feasibility of a product and completion of product development and the insignificance of related costs incurred during this period, no software development costs were capitalized during each of the three years in the period ended December 31, 1999, or the six-month periods ended June 30, 1999 and 2000.

    Other assets: Other assets consist of lease security deposits, intangible assets, and debt issuance costs. Intangible assets, which consist primarily of acquired contracts and trained work force, are being amortized using the straight-line method over their estimated useful lives of three years. Debt issuance costs are being amortized over the terms of the related debt using the effective-interest rate method. As of December 31, 1998 and 1999, and June 30, 2000, accumulated amortization related to other assets was $45,598, $88,981, and $117,284, respectively.

    Long-lived assets: The Company, using its best estimates based on reasonable and supportable assumptions and projections, reviews its long-lived assets for impairment whenever events or changes in circumstances have indicated that the carrying amount of its assets might not be recoverable. Impaired assets are reported at fair value. In September 1998, the Company determined that its technology acquired in connection with the purchase of Workflow Solutions, Inc. (Note 13) in March 1998, had no future value and, therefore, recognized an impairment loss of $225,908 related to this asset, which is included in research and development expense for the year ended December 31, 1998.

    Revenue recognition: Effective January 1, 1998, the Company recognizes revenue in accordance with the AICPA's SOP No. 97-2, Software Revenue Recognition, and SOP No. 98-4 and SOP No. 98-9, Software Revenue Recognition, as modified. These statements provide that arrangements to deliver software or a software system, either alone or together with other products or services, which require significant production, modification, or customization of software, be accounted for in conformity with Accounting Research Bulletin
(ARB) No. 45, Long-Term Construction-Type Contracts, using the relevant guidance in SOP No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Accordingly, the Company recognizes revenue from its license and implementation contracts using the percentage-of-completion method due to the significant customization of software. Percentage of completion is measured based on the ratio of labor hours incurred compared to total estimated labor hours. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. This methodology is consistent with that used in 1997. Revenue from postcontract customer support contracts is recognized ratably over the period earned based on vendor-specific objective evidence. Revenue from subscription and other service arrangements is recognized ratably over the life of the contracts.

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

    Deferred revenue: Deferred revenue consists of prepayments and advance billings for license and implementation, ongoing postcontract customer support, and subscription contracts.

    Research and development expense: Research and development costs are expensed as incurred.

    Income taxes: The Company records income taxes using the asset and liability method under which deferred tax assets, including net operating losses, and liabilities are determined based on temporary differences between the book and tax bases of assets and liabilities. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is required.

    Noncash stock-based compensation: The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and to nonemployees using the fair value based method in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation.

    Foreign currency translation: The functional currency of the Company's foreign subsidiaries is the local currency in the country in which the subsidiary is located. Assets and liabilities of the subsidiaries have been translated to U.S. dollars at year-end exchange rates. Revenues and expenses have been translated at average monthly exchange rates. Any translation adjustments are included in other comprehensive loss.

    Net loss per share: Basic net loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of common shares and dilutive potential common shares outstanding during the period of other common stock equivalents, including mandatorily redeemable convertible preferred stock, stock options, and warrants. A total of 3,600,757, 5,082,866, 11,089,581,
16,529,985 and 14,631,007 shares for each of the three years in the period ended December 31, 1999, and the six months ended June 30, 1999 and 2000, respectively, have been excluded from the computation of diluted net loss per share as their effect would be antidilutive.

    Upon the completion of the Company's proposed initial public offering, all mandatorily redeemable convertible preferred stock will automatically convert into common stock. Accordingly, pro forma net loss per share is computed using the net loss applicable to common stockholders assuming no mandatorily redeemable preferred stock dividends and accretion and the weighted average number of shares of common stock outstanding and the weighted average mandatorily redeemable convertible preferred stock outstanding as if such shares were converted to common stock at the time of issuance.

    Comprehensive loss: The Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income, effective January 1, 1998. SFAS No. 130 requires the presentation of comprehensive income and its components. Other comprehensive income refers to revenues, expenses, gains, and losses that are not included in net income, but rather are recorded directly in stockholders' equity. Besides foreign currency translation, the Company has no other components of comprehensive loss.

    Recent accounting pronouncements: In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and SFAS No. 138. Effective for the Company in the fiscal year beginning January 1, 2001, SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company has not completed the process of evaluating the impact this statement will have on the financial position or results of operations of the Company.

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

    In December 1999, Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, was issued. SAB No. 101 summarizes the Securities and Exchange Commission staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company will implement SAB No. 101 in the fourth quarter of 2000. The Company believes that the adoption of SAB No. 101 will not have a material impact on its revenue recognition.

    Reclassifications: Certain reclassifications have been made to prior year balances to conform with the current year presentation.

NOTE 2: PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                               December 31,          June 30,
                                          ------------------------  -----------
                                             1998         1999         2000
                                          -----------  -----------  -----------
                                                                    (unaudited)
   Computer equipment.................... $ 1,413,226  $ 2,386,189  $ 2,953,637
   Machinery and equipment...............     158,732      359,855      471,066
   Furniture and fixtures................     329,002      332,605      350,062
   Leasehold improvements................     181,433      186,468      319,589
                                          -----------  -----------  -----------
                                            2,082,393    3,265,117    4,094,354
   Accumulated depreciation..............    (613,747)  (1,304,688)  (1,809,054)
                                          -----------  -----------  -----------
                                          $ 1,468,646  $ 1,960,429  $ 2,285,300
                                          ===========  ===========  ===========

    Total equipment under capital leases at December 31, 1998 and 1999, and June 30, 2000, was $1,418,088, $2,259,942, and $2,635,392, net of accumulated depreciation of $288,594, $764,274, and $1,118,459, respectively.

NOTE 3: LINE OF CREDIT

    During 1998, the Company obtained a line of credit of $1,500,000. The line of credit was increased to $3,000,000 during 1999 and is limited by an available borrowing base consisting of 75% of eligible accounts receivable and expires March 31, 2000 (Note 17). Interest at the prime rate plus 1% (9.5% at December 31, 1999) is due monthly with principal due upon maturity. Borrowings under the line of credit at December 31, 1998 and 1999, and June 30, 2000, were $334,073, $308,696, and $308,696, respectively, and the amount available under the line of credit on that date was $415,927, $-0-, and $441,304, respectively.

    The line of credit is secured by substantially all the assets of the Company, including intellectual property, includes financial covenants related to minimum net worth, profitability, and compliance with quick ratios, among others, and does not permit payment of dividends.

NOTE 4: SHORT-TERM OBLIGATIONS

    At December 31, 1998, short-term obligations consisted of a loan payable to a financial institution with interest due monthly at an interest rate of prime plus 2% (9.75% at December 31, 1998). This obligation was paid in full in 1999 with proceeds from the issuance of Series D preferred stock (Note 8).

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTE 5: NOTES PAYABLE TO STOCKHOLDERS

    At December 31, 1998, notes payable to stockholders consisted of convertible subordinated promissory notes of $1,838,238 with interest at 8%. Accrued interest related to the stockholder notes at December 31, 1998, was $15,292. These notes payable including accrued interest of $76,552 were converted in their entirety into 333,007 shares of Series D preferred stock in 1999 (Note 8).

    Interest expense related to the stockholder notes for the years ended December 31, 1997, 1998, and 1999, was $34,905, $15,292, and $61,260,
respectively.

NOTE 6: CAPITAL LEASE OBLIGATIONS

    The Company leases certain of its equipment under capital lease agreements. The Company paid interest on the capital lease obligations at variable rates of 8.5% to 23% during the three years ended December 31, 1999.

    In 1998, the Company entered into a master lease agreement under which the Company received lease financing up to an aggregate purchase price of $1,000,000. Leases executed pursuant to this loan agreement aggregated approximately $944,000, $53,000, and $-0- during the years ended December 31, 1998 and 1999, and the six months ended June 30, 2000, respectively, and provide for equal monthly payments over a three-year term with an implicit interest rate of 9.25%.

    In 1999, the Company entered into a second master lease agreement under which the Company received lease financing up to an aggregate purchase price of $1,750,000. Leases executed pursuant to this loan agreement aggregated approximately $864,000 and $375,000 during the year ended December 31, 1999, and the six months ended June 30, 2000, and provide for equal monthly payments over a three-year term with an implicit interest rate of 8.5%. The Company accounts for its obligations under these master lease line agreements as capital leases.

    Aggregate future minimum payments on capital lease arrangements as of December 31, 1999, are as follows:

   2000............................................................. $  889,706
   2001.............................................................    758,174
   2002.............................................................    346,617
                                                                     ----------
   Total minimum lease payments.....................................  1,994,497
   Less amount representing interest................................   (351,878)
                                                                     ----------
   Present value of net minimum lease payments......................  1,642,619
   Less current portion.............................................   (667,120)
                                                                     ----------
   Long-term portion................................................ $  975,499
                                                                     ==========

    During each of the three years in the period ended December 31, 1999, and the six months ended June 30, 1999 and 2000, the Company entered into capital lease obligations and recorded equipment under capital leases totalling $424,691, $944,282, $914,286, $355,699, and $375,453, respectively.

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTE 7: LONG-TERM DEBT

    At December 31, 1998 and 1999, and June 30, 2000, long-term debt consisted of a note in the amount of $56,784, $30,485, and $16,753, respectively, with monthly payments of principal and interest at prime plus 1% (9.5% at December 31, 1999) until maturity on January 15, 2001. Total future maturities of long-term debt as of December 31, 1999, are $25,730 in 2000 and $4,755 in 2001.

NOTE 8: MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND WARRANTS

    Mandatorily redeemable convertible preferred stock: The Company has issued four series of mandatorily redeemable convertible preferred stock (Series A, Series B, Series C, and Series D, collectively referred to as "preferred stock") through four private offerings. Information related to these issuances is as follows:

                                Shares      Shares                     Issue
   Series        Date         authorized    issued      Proceeds       costs
   ------        ----         ----------    ------      --------       -----
    A        July 1997        1,140,080    1,000,000   $ 2,500,000   $  257,326
    B        October 1997     1,912,162    1,891,892     7,000,000       49,900
    C        August 1998      785,652*       695,652     4,000,000       29,522
    D        February 1999    4,902,203    3,881,767    22,320,160    1,296,438

--------
* In February 1999, the Company increased the number of authorized shares of Series C preferred stock from 720,652 to 785,652.

    Following is a summary of terms and conditions for each series of mandatorily redeemable convertible preferred stock as of December 31:

                                                                            Cumulative and
                                                     Aggregate liquidation      unpaid      Cumulative and
                                          Annual             value            dividends    unpaid dividends
                              Stated     dividend   ----------------------- -------------- ----------------
                               value       rate        1998        1999          1999            1999
                            ----------- ----------- ----------- ----------- -------------- ----------------
                            (per share) (per share)                                          (per share)
   Series A................    $2.50      $0.150    $ 2,718,750 $ 2,868,750   $  368,750        $0.369
   Series B................     3.70       0.222      7,507,500   7,927,500      927,500         0.490
   Series C................     5.75       0.345      4,089,999   4,329,999      330,000         0.474
   Series D................     5.75       0.345             --  23,518,009    1,197,847         0.309
                                                    ----------- -----------   ----------
                                                    $14,316,249 $38,644,258   $2,824,097
                                                    =========== ===========   ==========

    Conversion: Each share of preferred stock is convertible at the option of the holder into common stock. The conversion of preferred stock is determined by dividing its stated value by its conversion price. The original conversion prices, which were equal to the stated values for the preferred stock, will be adjusted for any subsequent issuances of common stock at consideration per share less than the preferred stock conversion prices. Under the terms of the Fourth Amended and Restated Certificate of Incorporation, the preferred stock shall be automatically converted into shares of common stock upon the closing of a public offering at a price per share of not less than $12.00 and a net offering price to the Company of not less than $20,000,000 (Note 17).

    Dividends: The holders of preferred stock are entitled to receive, out of any funds legally available therefor, dividends at the annual dividend rate payable when, as and if, declared by the board of directors. No preferred stock dividends have been paid to date.

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

    Starting in July 1997 with the First Amended and Restated Certificate of Incorporation, dividends on the preferred stock were cumulative to the holders of preferred stock. However, on August 12, 1998, the board of directors approved the Company's Third Amended and Restated Certificate of Incorporation which provided that the dividends on the preferred stock were not cumulative and no rights accrued to the holders of preferred stock if dividends on such shares were not declared or paid in any year. Although, in the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the dividends were cumulative and accrued from the original date of issue. Accordingly, the dividends which had previously been accrued were reversed in their entirety upon approval. Subsequently, on February 8, 1999, the board of directors filed the Company's Fourth Amended and Restated Certificate of Incorporation which provides that, in the event of a redemption of the preferred stock, the dividends shall again be cumulative and accrue from the original date of issue. Accordingly, cumulative dividends were recorded from the date of issuance of the preferred stock for the year ended December 31, 1999.

    Liquidation: In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of preferred stock will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the common stock, the stated value per share, plus an amount equal to all accrued but unpaid cumulative dividends on the preferred stock.

    Redemption: At any time after December 31, 2003, within 30 days after receipt by the Company of the written request of the holders of not less than the majority of the then outstanding shares of preferred stock, the Company will redeem the percentage of the preferred stock specified in the request by paying in cash its stated value per share together with all accrued but unpaid dividends. The total aggregate redemption value of the preferred stock as of December 31, 1998 and 1999, was $13,500,000 and $38,644,258, respectively.

    The redemption value is not equal to the amount recorded at issuance due to the allocation of proceeds to preferred stock warrants and issue costs. This discount of $3,955,483 is being accreted to the preferred stock over the period from issuance until redemption using the effective-interest rate method.

    Voting: Each share of preferred stock has voting rights and powers equivalent to each full share of common stock into which shares of preferred stock would be convertible on the record date for the vote.

    Mandatorily redeemable convertible preferred stock warrants: The Company has issued warrants to purchase additional preferred stock as part of certain preferred stock issuances as follows:

                                Number
                                  of          Price       Estimated
   Series         Date          shares      per share     fair value     Expiration
   ------         ----          ------      ---------     ----------     ----------
    A         July 1997         111,280       $2.50       $  144,504        2002
    D         February 1999     970,436        5.75        2,177,793        2004

    Proceeds from the respective preferred stock issuances with warrants were allocated between the mandatorily redeemable convertible preferred stock and the preferred stock warrants based on their relative fair values. The estimated fair values were determined using the Black-Scholes option pricing model with the following underlying assumptions: risk-free interest rates of 4.8% to 6.1%; expected lives ranging from two to four years; and stock price volatility of 66%.

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

    The Company has also issued warrants to purchase preferred stock in conjunction with certain financing arrangements or in exchange for services to nonemployees as follows:

                                              Estimated
                          Number of Price per   fair                 In conjunction
   Series       Date       shares     share     value   Expiration        with
   ------       ----      --------- --------- --------- ----------   --------------
    A       July 1997      16,000     $2.50    $10,409     2002    Services rendered
    A       July 1997      13,592      2.50      8,327     2004    Services rendered
    B       October 1997    5,405      3.70      5,067     2002    Services rendered
    B       March 1998     14,865      3.70     15,000     2008    Master lease
    C       October 1998    6,957      5.75      8,000     2003    Line of credit
    C       November 1998  65,595      5.75     74,500     2003    Convertible
                                                                     subordinated
                                                                     promissory notes
    D       March 1999     10,000      5.75     15,821     2004    Master lease

    The estimated fair values of the 1997 transactions have been recognized as compensation expense during the year ended December 31, 1997. The estimated fair values for the remaining transactions, except for the November 1998 issuance, have been recorded as debt issuance costs. The Company recorded a discount on the convertible subordinated promissory notes equal to the fair value of the November 1998 warrants which was amortized to interest expense over the life of the notes. The estimated fair values were determined using the Black-Scholes option pricing model with the following underlying assumptions: risk-free interest rates of 4.8% to 6.1%; expected lives ranging from two to four years; and stock price volatility of 66%.

    All warrants to purchase preferred stock may be exercised in whole or in part through their expiration dates. The July 1997 warrants may be exercised up to three years from the effective date of an initial public offering of the Company, if longer. The March 1998 warrants may be exercised up to five years from the effective date of an initial public offering of the Company, if longer. Additionally, the November 1998 warrants expire upon the effective date of an initial public offering.

NOTE 9: STOCKHOLDERS' EQUITY

    Common stock shares reserved: The Company has reserved shares of common stock for future issuances as follows:

                                                    December 31,      June 30,
                                                -------------------- -----------
                                                  1998       1999       2000
                                                --------- ---------- -----------
                                                                     (unaudited)
   Outstanding stock options..................  1,250,420  2,394,932  3,058,724
   Stock options available for grant..........    159,756    497,133    523,854
   Warrants to purchase common stock..........     12,000     12,000     12,000
   Conversion of mandatorily redeemable
     convertible preferred stock, including
     warrants to purchase preferred stock:
     Series A.................................  1,140,080  1,140,872  1,140,872
     Series B.................................  1,912,162  1,912,162  1,912,162
     Series C.................................    720,652    785,652    785,652
     Series D.................................         --  4,902,203  4,902,203
     Series E.................................         --         --  3,162,990
                                                --------- ---------- ----------
   Total......................................  5,195,070 11,644,954 15,498,457
                                                ========= ========== ==========

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

    Dividend policy: The Company has never declared or paid dividends on its capital stock.

    Common stock warrants: In 1996, the Company issued fully vested warrants to nonemployees to purchase 12,000 shares of common stock at a price of $2.50 per share. The warrants may be exercised in whole or in part through 2001.

NOTE 10: STOCK OPTION PLAN

    On February 1, 1997, the Company adopted a combined stock option plan (the
Plan) which provides for the issuance of incentive and nonqualified common stock options to employees, directors, and officers of the Company. The board of directors has reserved 3,050,000 shares of common stock to be issued in conjunction with the Plan (Note 17). The term of each option is 10 years. Most options granted to employees vest ratably over a four-year period. Stock options granted to nonemployees vest immediately upon issuance.

    The following table summarizes information about stock options outstanding at December 31, 1999:

                                                                Options
                          Options outstanding                 exercisable
                  ---------------------------------------  -------------------
                                 Weighted
                                 average        Weighted             Weighted
     Range of                   remaining       average              average
     exercise                   contractual     exercise             exercise
      prices       Shares     life (in years)    price     Shares     price
   ------------   ---------   --------------    --------   -------   --------
   $0.25--$0.37     637,240        7.76          $0.30     460,361    $0.29
    0.62-- 1.00     380,032        8.76           0.89     156,086     0.88
       1.92         569,500        9.08           1.92     252,938     1.92
       3.75          19,500        9.21           3.75       1,969     3.75
    4.25-- 4.75      67,000        9.52           4.61       1,958     4.56
    5.00-- 5.80     721,660        9.84           5.72          --       --
                  ---------                                -------
                  2,394,932        8.92           2.56     873,312     0.89
                  =========                                =======

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

    A summary of the status of the Company's stock option plan as of December 31, 1997, 1998, and 1999, is presented below:

                                                                        Weighted
                                                                        average
                                                                        exercise
                                                              Shares     price
                                                             ---------  --------
   Outstanding, January 1, 1997............................         --    $ --
     Granted...............................................    551,380     .25
                                                             ---------
   Outstanding, December 31, 1997..........................    551,380     .25
     Granted...............................................    911,500     .67
     Exercised.............................................    (67,324)    .27
     Forfeited.............................................   (145,136)    .42
                                                             ---------
   Outstanding, December 31, 1998..........................  1,250,420     .53
     Granted...............................................  1,468,710    4.02
     Exercised.............................................    (90,611)    .79
     Forfeited.............................................   (233,587)   1.35
                                                             ---------
   Outstanding, December 31, 1999..........................  2,394,932    2.56
     Granted...............................................  1,729,470    7.74
     Exercised.............................................   (809,487)   1.47
     Forfeited.............................................   (256,191)   5.38
                                                             ---------
   Outstanding, June 30, 2000 (unaudited)..................  3,058,724    5.54
                                                             =========

    At December 31, 1997, 1998, and 1999, and June 30, 2000, 193,787, 385,027,
873,312, and 630,008 options were exercisable at a weighted average exercise price of $.25, $.34, $.89, and $1.62, respectively.

    Information regarding stock option grants is summarized as follows:

                                              December 31,
                         -------------------------------------------------------
                                    1998                        1999                     June 30, 2000
                         --------------------------- --------------------------- -----------------------------
                                 Weighted                    Weighted                      Weighted
                                 average   Weighted          average   Weighted            average   Weighted
                                 exercise  average           exercise  average             exercise  average
                         Shares   price   fair value Shares   price   fair value  Shares    price   fair value
                         ------- -------- ---------- ------- -------- ---------- --------- -------- ----------
                                                                                          (unaudited)
Exercise price equals
  market price.......... 496,900  $0.90     $0.15    720,500  $2.37     $0.37           --     --        --
Exercise price is less
  than market price..... 414,600   0.38      0.32    748,210   5.61      3.62    1,729,470  $7.74     $2.37

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

    Noncash stock-based compensation relates to income statement categories as follows:

                                         December 31,             June 30,
                                   ------------------------- ------------------
                                     1997    1998     1999    1999      2000
                                   -------- ------- -------- ------- ----------
                                                                (unaudited)
   Cost of revenues............... $  2,682 $ 5,486 $ 18,403 $ 3,389 $   38,046
   Sales and marketing............   81,183  17,096   32,445   6,607  1,144,164
   Research and development.......    4,918  15,294   85,881   9,826    103,045
   General and administrative.....    1,723   8,167  480,470   3,219     34,877
                                   -------- ------- -------- ------- ----------
                                   $ 90,506 $46,043 $617,199 $23,041 $1,320,132
                                   ======== ======= ======== ======= ==========

    SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of the pro forma net loss had the company adopted the fair value method as of the beginning of 1997. The Company has calculated the pro forma loss net loss under SFAS No. 123 using the Black-Scholes option pricing model with the following weighted average assumptions for options granted during the years ended December 31, 1997, 1998, and 1999 and the six months ended June 30, 2000: risk-free interest rates of 4.5% to 6.7%; an expected life of one to four years; no stock price volatility; and no dividends over the expected life. The difference between pro forma and recorded net loss is as follows:

                                                              Six months ended June
                                Year ended December 31,                30,
                           ---------------------------------- ----------------------
                              1997       1998        1999        1999       2000
                           ---------- ----------- ----------- ---------- -----------
                                                                   (unaudited)
   Net loss applicable to
     common stockholders,
     as reported.........  $3,948,702 $12,261,295 $18,800,604 $9,094,943 $12,927,352
   Pro forma net loss
     applicable to common
     stockholders........   3,948,702  12,269,691  18,935,363  9,140,713  13,773,050
   Pro forma net loss per
     share, basic and
     diluted.............        2.51        7.00       10.52       5.13        5.41

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTE 11: INCOME TAXES

    No provision for federal income tax has been recorded as the Company has incurred net operating losses through December 31, 1999. The tax effects of temporary differences and net operating loss carryforwards that give rise to the Company's deferred tax assets and liabilities are as follows:

                                            December 31,           June 30,
                                      -------------------------  ------------
                                         1998          1999          2000
                                      -----------  ------------  ------------
                                                                 (unaudited)
   Deferred tax assets:
     Net operating loss
       carryforwards................. $ 6,297,396  $ 11,298,334  $ 14,612,801
     Research and development
       carryforwards.................     278,042       803,828       732,639
     Intangible amortization.........     102,945       112,179       109,465
     Accrued vacation................      97,834       118,278       158,842
     Stock-based compensation and
       warrants......................      28,446        26,430       352,158
     Depreciation....................          --            --        32,232
     Other, net......................       4,241         2,428        14,766
                                      -----------  ------------  ------------
        Gross deferred tax assets....   6,808,904    12,361,477    16,012,903
   Deferred tax liabilities:
     Depreciation....................     (29,084)       (8,490)           --
                                      -----------  ------------  ------------
        Net deferred tax assets......   6,779,820    12,352,987    16,012,903
   Valuation allowance...............  (6,779,820)  (12,352,987)  (16,012,903)
                                      -----------  ------------  ------------
   Deferred tax balance.............. $        --  $         --  $         --
                                      ===========  ============  ============

    The Company has not recorded any benefit from temporary differences and net operating loss or tax credit carryforwards as of December 31, 1998 and 1999, and June 30, 2000, respectively, as realization of such benefits is not reasonably assured. The Company's net operating loss carryforwards of $33,230,394 and $42,978,178 and tax credit carryforwards of $803,828 and $732,639 as of December 31, 1999, and June 30, 2000, respectively, expire in varying amounts during the years 2009 through 2018.

    A reconciliation of net loss at the federal statutory rate to actual tax expense is as follows:

                                       December 31,             June 30,
                                   ------------------------   ---------------
                                    1997     1998     1999     1999     2000
                                   ------   ------   ------   ------   ------
                                                               (unaudited)
   Tax at statutory rate.........   34.00 %  34.00 %  34.00 %  34.00 %  34.00 %
   Tax credits...................    3.12     1.63     3.47     2.62     1.88
   Change in valuation
     allowance...................  (36.89)  (35.37)  (37.33)  (36.51)  (35.72)
   Stock-based compensation......      --    (0.13)      --       --       --
   Other.........................   (0.23)   (0.13)   (0.14)   (0.11)   (0.16)
                                   ------   ------   ------   ------   ------
                                       -- %     -- %     -- %     -- %     -- %
                                   ======   ======   ======   ======   ======

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

NOTE 12: COMMITMENTS

    The Company has operating leases for corporate facilities. Rent expense is amortized on a straight-line basis over the terms of the related leases. Rent expense under operating leases was $213,405, $459,686, $513,059, $254,596, and
$420,310 for the years ended December 31, 1997, 1998, and 1999, and the six-month periods ended June 30, 1999 and 2000, respectively.

    Future minimum rental payments required under noncancellable operating leases are as follows for the years ending December 31:

     2000.............................................................. $443,112
     2001..............................................................  413,736
     2002..............................................................  102,684
                                                                        --------
                                                                        $959,532
                                                                        ========

NOTE 13: ACQUISITION

    On March 2, 1998, the Company acquired certain assets and liabilities of Workflow Solutions, Inc. (WSI) in exchange for $336,500 in cash and the assumption of $126,603 in liabilities. Results of operations include operating results of the acquisition subsequent to the purchase date. In connection with the acquisition, the Company also entered into noncompete agreements in exchange for options to purchase 40,000 shares of the Company's common stock at an exercise price of $0.37 per share for a total value of $10,000. The acquisition was accounted for as a purchase with the purchase price allocated, based on the fair value at date of purchase, as follows:

     Accounts receivable.............................................  $ 26,111
     Equipment.......................................................    18,403
     Intangible assets:
       Technology....................................................   290,439
       Acquired contracts............................................    68,150
       Trained workforce.............................................    60,000
     Long-term debt..................................................   (72,178)
     Other liabilities...............................................   (54,425)
                                                                       --------
     Total cash paid.................................................  $336,500
                                                                       ========

NOTE 14: EMPLOYEE BENEFIT PLAN

    In 1997, the Company established an employee savings 401(k) plan. All employees meeting certain age and service requirements are eligible to participate in the savings plan. The plan is funded by voluntary employee salary deferrals, employer matching contributions as specified in the plan document, and discretionary employer contributions. There were no Company contributions to the plan during each of the three years in the period ended December 31, 1999 or the six-month periods ended June 30, 1999 and 2000.

NOTE 15: RELATED PARTY TRANSACTIONS

    Revenue for the years ended December 31, 1997, 1998, and 1999, and the six-month periods ended June 30, 1999 and 2000, included $700,773, $1,013,783, $507,657, $406,407, and $243,664, respectively, in revenue from an affiliate of a stockholder. In addition, at December 31, 1998, the Company recorded $250,000

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES
in accrued expenses for an amount owed to a member of the board of directors for consulting services performed for the Company. This amount was paid in 1999. Other current assets included a note receivable of $50,000 as of December 31, 1998, from an officer of the Company that was settled in 1999. During the year ended December 31, 1999 and the six months ended June 30, 2000, $1,153,245 and $1,264,909, respectively, of issue costs was paid to a preferred stockholder in connection with the Series D and Series E preferred stock financing.

NOTE 16: GEOGRAPHIC INFORMATION

    SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes reporting and disclosure standards for an enterprise's operating segments. The Company licenses and markets its products primarily in the United States, operating in a single industry segment. As Captura UK and Captura France currently operate as sales offices, management reviews their operating results and assesses their performance on an enterprise-wide basis. Information regarding revenues and long-lived assets by geographic regions is as follows:

                                                              Six months ended June
                                 Year ended December 31,               30,
                             -------------------------------- ---------------------
                                1997       1998       1999       1999       2000
                             ---------- ---------- ---------- ---------- ----------
                                                                   (unaudited)
   Revenues:
     United States.........  $1,407,690 $2,051,218 $3,515,494 $1,629,766 $1,941,412
     Europe................          --     41,505    714,149    237,593    264,163
                             ---------- ---------- ---------- ---------- ----------
     Total.................  $1,407,690 $2,092,723 $4,229,643 $1,867,359 $2,205,575
                             ========== ========== ========== ========== ==========
   Long-lived assets, net:
     United States.........             $1,632,815 $2,244,853            $3,181,518
     Europe................                 38,378     88,630               148,182
                                        ---------- ----------            ----------
     Total.................             $1,671,193 $2,333,483            $3,329,700
                                        ========== ==========            ==========

NOTE 17: SUBSEQUENT EVENTS

    On January 4, 2000, the Company gave $1,000,000 to an officer of the Company in exchange for an unsecured, full-recourse promissory note. This note, together with interest at a rate of 6.12%, is due in 2004. On January 11, 2000, three stock option agreements with this officer were amended. Under these amended stock option agreements, the option holder may exercise his options to purchase common stock that have not yet vested. The options to purchase 475,000 shares of common stock were exercised by the officer and converted to common stock. The Company has the right to repurchase any remaining unvested shares of common stock, in case of termination of the officer's employment, at a purchase price equal to the original exercise price of the underlying options. The officer paid $970,500 in cash to exercise the options. No compensation expense was recognized in conjunction with the amendment.

    On February 16, 2000, the Company closed an equity financing of $21,135,735 in exchange for 2,275,106 shares of Series E mandatorily redeemable convertible preferred stock at $9.29 per share. For each share of Series E preferred stock purchased, stockholders also received warrants to purchase one fourth of a share of the Series E preferred stock at a price of $9.29 per share. The Company's Certificate of Incorporation was amended to facilitate this transaction by authorizing 3,162,990 shares of Series E preferred stock. Additionally, the number of authorized shares of common stock was increased from 20,000,000 shares to

                    CAPTURA SOFTWARE, INC. AND SUBSIDIARIES

40,000,000 shares, and the number of authorized shares of Series A preferred stock was increased from 1,140,080 shares to 1,140,872 shares. The Series E preferred stock has substantially the same terms and conditions as the other preferred stock except the minimum price per share for an initial public offering of $12 is no longer a requirement for automatic conversion of the preferred stock. In addition, the Company issued warrants to two Series E preferred stockholders to purchase 269,107 shares of Series E preferred stock at $9.29 per share based on meeting certain performance criteria. The warrants expire in 2002. The Company recognized expense of $908,648 for the six months ended June 30, 2000.

    In March 2000, the Company established a new subsidiary, Captura Asia Pacific PTY Limited in Australia. The consolidated financial statements as of and for the six months ended June 30, 2000 include the accounts of this subsidiary.

    On March 31, 2000, the Company entered into a new operating lease for corporate facilities. The lease term is seven years commencing on June 1, 2000. Future minimum rental payments under this lease are $598,378 in 2000, $1,045,736 in 2001, $1,079,929 in 2002, $1,114,122 in 2003, $1,148,315 in 2004,
and $2,912,104 thereafter.

    The Company has amended certain terms of its line-of-credit agreement (Note
3), including an extension of maturity to August 15, 2001. Interest at prime plus 1% (10.5% at June 30, 2000) is due monthly with principal at maturity.

    On September 13, 2000, the Company closed another round of equity financing of $20,610,487 in exchange for 2,218,567 shares of Series E mandatorily redeemable convertible preferred stock at $9.29 per share. For each share of Series E preferred stock purchased, stockholders also received warrants to purchase one fourth of a share of the Series E preferred stock at a price of $9.29 per share. The Company's Certificate of Incorporation was amended to facilitate this transaction by authorizing an additional 4,574,820 shares of Series E preferred stock. Revenue earned from one of these Series E preferred stockholders during the years ended December 31, 1998, 1999 and the six months ended June 30, 1999 and 2000 was $35,100, $646,206, $248,659 and $417,636,
respectively. In addition, the Company issued warrants to a Series E preferred stockholder to purchase 1,210,980 shares of Series E preferred stock at $9.29 per share. The warrants are exercisable five years from the date of grant, however, exercisability is accelerated if and when certain performance criteria are met.

    On October 9, 2000, the board of directors authorized the following:

  . The filing of a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of common stock in an initial public offering.

  . The increase in the number of shares of common stock reserved for issuance under the stock option plan to 5,550,000 shares.

  . The adoption of the 2000 Employee Stock Purchase Plan. The board of directors has reserved 500,000 shares of common stock for issuance under this plan.

  . The adoption of the 2000 Director Option Plan. This plan provides for the grant of nonqualified stock options to members of the board of directors who are not also employees. The board of directors has reserved 200,000 shares of common stock for issuance under this plan.

Inside Back
-----------

At the top of the page on the right-hand side is the company logo which reads "Captura."

To the left of the company logo is a picture of a computer screen with an opened Captura Expense Quick Report screen containing data entry boxes. To the right of the picture is text that reads: "Captura Expense utilizes the power of our Automated Payment Processing Engine to deliver a web-based solution that handles corporate card and cash transactions for purchasing and traveling professionals."

In the bottom, left-hand corner of the page is a photo of a hand-held device sitting in the palm of a hand. To the right of the photo is an enlargement of the screen on the hand-held inside a circular border, indicating that the operator of the hand-held is using Captura Expense.

In the bottom, right-hand corner of the page is a photo of a cellular phone. To the left of the cell phone is an enlargement of the cellular phone display, indicating that the operator of the cell phone is using Captura Expense.

In between the two graphics at the bottom of the page is text that reads:
We are working to extend the power of our Automated Payment Processing Engine to mobile wireless and hand-held devices."

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                       Shares

                               [LOGO OF CAPTURA]

                             ---------------------

                                  Prospectus

                                       , 2000

                             ---------------------

                        Banc of America Securities LLC

                          U.S. Bancorp Piper Jaffray

                                 Wit SoundView

                           Pacific Crest Securities

    Until       , 2000, all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in the offering. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of the Common Stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   Securities and Exchange Commission registration fee..............  $   18,480
   NASD Filing fee..................................................       7,500
   Nasdaq National Market listing fee...............................      95,000
   Printing and engraving expenses..................................     300,000
   Legal fees and expenses..........................................     650,000
   Accounting fees and expenses.....................................     550,000
   Transfer Agent and Registrar fees................................      10,000
   Miscellaneous expenses...........................................      19,020
                                                                      ----------
     Total..........................................................  $1,650,000
                                                                      ==========

Item 14. Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article XI of our amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    Article VI of our bylaws provides for the indemnification of officers and directors acting on behalf of us if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. Our bylaws also allow us to indemnify employees and agents.

    We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

Item 15. Recent Sales of Unregistered Securities

    During the last three years, we have issued unregistered securities to a limited number of persons as described below. We believe that each transaction was exempt from the registration requirements under the Securities Act of 1933 by virtue of Section 4(2) thereof, Regulation D promulgated thereunder, or Rule 701 pursuant to compensatory benefit plans and contracts. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with Captura, to information about Captura.

  1. On October 17, 1997 and December 15, 1997, we issued 1,891,892 shares of Series B preferred stock to eight accredited investors. The aggregate consideration was $7,000,000 or $3.70 per share.

      These transactions were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) and Regulation D based on the status of each of the investors as accredited under Rule 501.

  2. On March 31, 1998, and June 1, 1998, we issued warrants to purchase 24,765 shares of Series B preferred stock in connection with lease agreements. These transactions were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereunder.

  3. On June 1, 1998, we issued a warrant to purchase 6,957 shares of Series C preferred stock in connection with a loan agreement. This transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereunder.

  4. On August 12, 1998, we issued 695,651 shares of Series C preferred stock to eight accredited investors. The aggregate consideration was $4,000,000 or $5.75 per share. These transactions were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) and Regulation D based on the status of each of the investors as accredited under Rule 501.

  5. On November 16, 1998, and December 30, 1998, we issued Subordinated Convertible Promissory Notes in aggregate amount of $1,885,881 to seven accredited investors. The Notes were converted into shares of Series D preferred stock in connection with our sale and issuance of Series D preferred stock in February 1999. In connection with the issuance of the Notes, we issued warrants to purchase 66,674 shares of Series C preferred stock at an exercise price of $5.75 share. These transactions were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) and Regulation D based on the status of each of the investors as accredited under Rule 501.

  6. On February 8, 1999 and February 26, 1999, we issued 3,881,767 shares of Series D preferred stock to 17 accredited investors. The aggregate consideration was $22,320,160 or $5.75 per share. In connection with these transactions, we issued warrants to purchase 970,436 shares of Series D preferred stock at an exercise price of $5.75 per share. These transactions were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) and Regulation D based on the status of each of the investors as accredited under Rule 501.

  7. On March 4, 1999, we issued warrants to purchase 17,826 shares of Series D preferred stock in connection with loan agreements. These transactions was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereunder.

  8. On February 16, 2000, and September 13, 2000, we issued 4,493,673 shares of Series E preferred stock to 27 accredited investors. The aggregate consideration was $41,746,222 or $9.29 per share. In connection with these transactions, we issued warrants to purchase 1,123,413 shares of Series E preferred stock at an exercise price of $9.29 per share. These transactions were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) and Regulation D based on the status of each of the investors as accredited under Rule 501.

  9. On June 30, 2000, and September 30, 2000, we issued warrants to purchase 1,480,087 shares of Series E preferred stock in connection with commercial agreements. These transactions were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereunder.

  10. Since our incorporation, we have issued an aggregate 4,911,270 options to purchase our common stock to employees, directors, and consultants with exercise prices ranging from $0.25 to $8.00 per share. These transactions were exempt from the registration requirements of the Securities Act by virtue of Rule 701.

Item 16. Exhibits and Financial Statement Schedules

    (a) Exhibits

 Number                               Description
 ------                               -----------
  1.1+  Form of Underwriting Agreement

  3.1 Seventh Amended and Restated Certificate of Incorporation of the registrant

  3.2 Third Amended and Restated Bylaws of the registrant to be effective upon the closing of this offering

  4.1+  Form of registrant's Common Stock Certificate

  4.2   Fifth Amended and Restated Investor Rights Agreement, dated as of
        September 13, 2000

  5.1+ Opinion of Wilson Sonsini Goodrich & Rosati, P.C. regarding legality of the securities being issued

 10.1 Form of Indemnification Agreement entered into by and between the registrant and each of its directors and executive officers

 10.2 Form of Management Continuity Agreement entered into by and between the registrant and certain of its executive officers

 10.3 Form of Amendment to Management Continuity Agreement entered into by and between the registrant and certain of its executive officers

 10.4 Management Continuity Agreement entered into by and between the registrant and Gary Tidd

 10.5 Offer Letter dated February 8, 2000 by and between the registrant and Gary Tidd

 10.6 Form of Option Acceleration Agreement entered into by and between the registrant and certain executive officers

 10.7 Agreement and Release dated February 4, 2000 by and between the registrant and Katarina Bonde

 10.8   Amended and Restated 1997 Stock Option Plan, as amended and restated
        October 9, 2000

 10.9   Form of Stock Option Agreement

 10.10  2000 Employee Stock Purchase Plan and related agreements

 10.11  2000 Director Option Plan

 10.12  Form of Director Option Agreement

 10.13+ Alliance Partner Agreement by and between the registrant and Exodus
        Communications, Inc.

 10.14+ Global E-Finance Marketing Agreement by and between the registrant and MasterCard International Incorporated

 10.15+ Business Alliance Agreement by and between the registrant and Qwest
        Cyber.Solutions, LLC

 10.16+ Captura E-Speak Pilot Project Agreement by and between the registrant and Hewlett-Packard Company

 10.17+ Strategic Alliance Agreement by and between the registrant and Hewlett-
        Packard Company

 10.18+ Intel Online Services Master Customer Agreement by and between the registrant and Intel Online Service, Inc.

 10.19+ Amended and Restated Loan and Security Agreement dated September 11,
        2000 by and between the registrant and Silicon Valley Bank

 10.20+ Master Lease Agreement dated April 19, 1999 by and between the registrant and Third Coast Capital, a Division of DVI Financial
        Services, Inc., and amendment

 10.21+ Master Lease Agreement dated March 31, 1998 by and between the registrant and Third Coast Capital, a Division of DVI Financial
        Services, Inc.

 10.22+ Master Lease Agreement dated April 24, 1998 by and between the registrant and First Portland Corporation d/b/a Firstcorp

 Number                               Description
 ------                               -----------
 10.23+ Lease dated August 8, 2000 by and between the registrant and The Plaza at Yarrow Bay, LLC

 10.24+ Commercial Lease dated March 31, 2000 by and between the registrant and Michael R. Mastro

 10.25+ Lease dated February 3, 1997 by and between the registrant and WRC
        Properties, Inc., and amendment

 10.26+ Sublease dated June 21, 2000 by and between the registrant and Advanced
        Technology Laboratories, Inc.

 21.1   Subsidiaries of the registrant

 23.1   Consent of Deloitte & Touche LLP, Independent Accountants

 23.2+  Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit
        5.1)

 24.1   Power of Attorney (contained on signature page)

 27.1   Financial Data Schedule

--------
+  to be filed by amendment

    (b) Financial Statement Schedules

    All schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto.

Item 17. Undertakings

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on the 12th day of October, 2000.

                                          CAPTURA SOFTWARE, INC.

                                                /s/ D. Robert Colliton
                                          By __________________________________
                                                    D. Robert Colliton
                                                  Chief Financial Officer

                        SIGNATURES AND POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dan Vetras and D. Robert Colliton, and each of them acting individually, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 12th day of October, 2000.

               Signature                                 Title
               ---------                                 -----

            /s/ Dan Vetras              President, Chief Executive Officer and
 ______________________________________ Director (Principal Executive Officer)
               Dan Vetras

        /s/ D. Robert Colliton          Chief Financial Officer (Principal
 ______________________________________ Financial and Accounting Officer)
           D.Robert Colliton

           /s/ Fred Harman              Director
 ______________________________________
              Fred Harman

           /s/ Tony Audino              Director
 ______________________________________
              Tony Audino

          /s/ Norman H. Nie             Director
 ______________________________________
             Norman H. Nie

               Signature                  Title
               ---------                  -----

           /s/ Tim McMullen             Director
 ______________________________________
              Tim McMullen

            /s/ Bob Finzi               Director
 ______________________________________
               Bob Finzi

           /s/ Mike Brochu              Director
 ______________________________________
              Mike Brochu

                                 EXHIBIT INDEX

 Number                               Description
 ------                               -----------
  1.1+  Form of Underwriting Agreement

  3.1 Seventh Amended and Restated Certificate of Incorporation of the registrant

  3.2 Third Amended and Restated Bylaws of the registrant to be effective upon the closing of this offering

  4.1+  Form of registrant's Common Stock Certificate

  4.2   Fifth Amended and Restated Investor Rights Agreement, dated as of
        September 13, 2000

  5.1+ Opinion of Wilson Sonsini Goodrich & Rosati, P.C. regarding legality of the securities being issued

 10.1 Form of Indemnification Agreement entered into by and between the registrant and each of its directors and executive officers

 10.2 Form of Management Continuity Agreement entered into by and between the registrant and certain of its executive officers

 10.3 Form of Amendment to Management Continuity Agreement entered into by and between the registrant and certain of its executive officers

 10.4 Management Continuity Agreement entered into by and between the registrant and Gary Tidd

 10.5 Offer Letter dated February 8, 2000 by and between the registrant and Gary Tidd

 10.6 Form of Option Acceleration Agreement entered into by and between the registrant and certain executive officers

 10.7 Agreement and Release dated February 4, 2000 by and between the registrant and Katarina Bonde

 10.8   Amended and Restated 1997 Stock Option Plan, as amended and restated
        October 9, 2000

 10.9   Form of Stock Option Agreement

 10.10  2000 Employee Stock Purchase Plan and related agreements

 10.11  2000 Director Option Plan

 10.12  Form of Director Option Agreement

 10.13+ Alliance Partner Agreement by and between the registrant and Exodus
        Communications, Inc.

 10.14+ Global E-Finance Marketing Agreement by and between the registrant and MasterCard International Incorporated

 10.15+ Business Alliance Agreement by and between the registrant and Qwest
        Cyber.Solutions, LLC

 10.16+ Captura E-Speak Pilot Project Agreement by and between the registrant and Hewlett-Packard Company

 10.17+ Strategic Alliance Agreement by and between the registrant and Hewlett-
        Packard Company

 10.18+ Intel Online Services Master Customer Agreement by and between the registrant and Intel Online Service, Inc.

 10.19+ Amended and Restated Loan and Security Agreement dated September 11,
        2000 by and between the registrant and Silicon Valley Bank

 10.20+ Master Lease Agreement dated April 19, 1999 by and between the registrant and Third Coast Capital, a Division of DVI Financial
        Services, Inc., and amendment

 10.21+ Master Lease Agreement dated March 31, 1998 by and between the registrant and Third Coast Capital, a Division of DVI Financial
        Services, Inc.

 10.22+ Master Lease Agreement dated April 24, 1998 by and between the registrant and First Portland Corporation d/b/a Firstcorp

 10.23+ Lease dated August 8, 2000 by and between the registrant and The Plaza at Yarrow Bay, LLC

 10.24+ Commercial Lease dated March 31, 2000 by and between the registrant and Michael R. Mastro

 Number                               Description
 ------                               -----------
 10.25+ Lease dated February 3, 1997 by and between the registrant and WRC
        Properties, Inc., and amendment

 10.26+ Sublease dated June 21, 2000 by and between the registrant and Advanced
        Technology Laboratories, Inc.

 21.1   Subsidiaries of the registrant

 23.1   Consent of Deloitte & Touche LLP, Independent Accountants

 23.2+  Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit
        5.1)

 24.1   Power of Attorney (contained on signature page)

 27.1   Financial Data Schedule

--------
+  to be filed by amendment